UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

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AVERY DENNISON CORPORATION
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Notice of 2016 Annual Meeting of Stockholders

To Our Stockholders:

        You are cordially invited to attend our 2016 Annual Meeting of Stockholders to be held at the Embassy Suites, 800 North Central Avenue, Glendale, California 91203 on Thursday, April 28, 2016, at 1:30 p.m. Pacific Time. At the meeting, stockholders will vote on the following items of business:

  1.
  Election of the ten directors nominated by our Board to serve a one-year term;

  2.
  Approval, on an advisory basis, of our executive compensation;

  3.
  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016; and

  4.
  Transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

         Our Board recommends that stockholders vote FOR each of the director nominees named in Item 1, and FOR Items 2 and 3. After considering these items of business at the meeting, Dean Scarborough, our Chairman and Chief Executive Officer, and Mitch Butier, our President and Chief Operating Officer, will review our 2015 performance and answer your questions.

        Stockholders of record as of February 29, 2016 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

        We will be mailing our Notice of Internet Availability of Proxy Materials, which includes instructions on how to access these materials on the Internet, on or before March 11, 2016. Stockholders who previously elected to receive a paper copy of our proxy materials will be mailed our 2016 proxy statement, 2015 annual report, Chairman's letter to stockholders and a proxy card on about March 14, 2016.

         Even if you cannot attend the Annual Meeting, it is important that your shares be represented and voted. You may vote as follows:

        On behalf of the Board of Directors, management and employees of Avery Dennison, thank you for your continued support.

By Order of the Board of Directors
Susan C. Miller Corporate Secretary
March 8, 2016

Our Plan to Win

At Avery Dennison, we are creating a more sustainable world through our:

  •
  Vision — An aspirational picture of our future;

  •
  Values — The core beliefs that guide our actions and support our vision;

  •
  Leadership Principles — The characteristics and behaviors we expect from our leaders in support of our objectives; and

  •
  Strategies — How we own, manage and profitably operate a portfolio of businesses to transform information and elevate brands.

PROXY SUMMARY

        This section contains summary information described in greater detail in other parts of this proxy statement and does not contain all the information you should consider before voting. Stockholders are urged to read the entire proxy statement before voting.

ANNUAL MEETING INFORMATION

TIME AND DATE	1:30 p.m. Pacific Time on Thursday, April 28, 2016
PLACE	Embassy Suites, 800 North Central Avenue, Glendale, California 91203
RECORD DATE	Stockholders as of the close of business on February 29, 2016 are entitled to vote at the meeting
ATTENDING THE MEETING	Please follow the instructions contained in the Meeting and Voting Information section of this proxy statement

ITEMS BEING VOTED ON AT ANNUAL MEETING

        Stockholders are being asked to vote on the following items of business at the Annual Meeting. As shown below, our Board of Directors (our "Board") recommends that stockholders vote for all ten director nominees and in favor of the two other items being brought for stockholder vote.

ITEM		BOARD RECOMMENDATION	VOTE REQUIRED	DISCRETIONARY BROKER VOTING	PAGE REFERENCE

1.	Election of directors	FOR each nominee	Majority of votes cast	No	13-22
2.	Advisory vote to approve executive compensation	FOR	Majority of shares represented and entitled to vote	No	23-67
3.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2016	FOR	Majority of shares represented and entitled to vote	Yes	68-72

2015 PERFORMANCE HIGHLIGHTS

        Fiscal year 2015 was another year of solid progress for our company. With net sales of approximately $6.0 billion, we delivered 4.6% in organic sales growth and 10.6% growth in adjusted earnings per share (EPS). Adjusted EPS for the year of $3.44 exceeded the high end of the $3.20-$3.40 guidance range we provided to investors in January 2015. Free cash flow rebounded to $329.4 million from $184.7 million in the prior year, which reflected actions we took in 2014 to reduce the volatility associated with year-end changes to our levels of working capital.

        Organic sales growth, adjusted EPS, free cash flow, and return on total capital (ROTC) are non-GAAP financial measures that we provide to investors to assist them in assessing our performance and operating trends and are defined in the Compensation Discussion and Analysis section of this proxy statement. These non-GAAP financial measures are not in accordance with, nor a substitute for or superior to, the comparable financial measures under generally accepted accounting principles in the United States of America (GAAP) and are reconciled to GAAP in Appendix A to this proxy statement.

*
Decrease from prior year due primarily
to the impact of currency; sales on an
organic basis increased 4.6%
Avery Dennison Corporation | 2016 Proxy Statement | i

        Delivered Against Long-Term Financial Targets.    In May 2012, we communicated to our stockholders the long-term financial targets we planned to realize by the end of 2015. As shown below, we delivered strong financial performance during the 2012-2015 period, meeting our organic sales growth and adjusted EPS growth targets. Although our free cash flow fell substantially short of our annual target in 2014, we reached our target of $300+ million in three of the four years in the period and achieved a four-year average of $287 million. We substantially delivered our 2015 commitments to investors.

	2012-2015 TARGETS	2012-2015 RESULTS
Organic Sales Growth	3%-5%	4%
Adjusted EPS Growth	15%-20%+	20%
Annual Free Cash Flow	$300 mil.+	Avg. of $287 mil.
DELIVERED AGAINST 2015 FINANCIAL TARGETS

        In May 2014, we announced new long-term financial targets through 2018. We raised the midpoint of our long-term organic sales growth target from 4% to 4.5%, reflecting confidence in the trajectory of our two primary operating segments. We continued targeting double-digit adjusted EPS growth. We also introduced a target for ROTC, which has long been a key internal financial metric for our company. We believe that the combination of our growth and ROTC targets effectively communicates our value creation objectives, which together are a proxy for economic value added (EVA), one of the performance objectives used in our long-term incentive compensation program. As shown below, based on our results for the first two years of this five-year period, we are on track to deliver our 2018 commitments to investors.

	2014-2018 TARGETS	2014-2015 RESULTS
Organic Sales Growth	4%-5%	4%
Adjusted EPS Growth	12%-15%+	13%
Return on Total Capital	16%+ in 2018	15% in 2015 (up from 11% in 2013)
ON TRACK TOWARD 2018 FINANCIAL TARGETS

        Disciplined Capital Allocation.    Effectively deploying capital is one of our core strategies, and we have been consistently disciplined in our execution of that strategy by being a patient investor with respect to acquisitions and share repurchases. We have paid quarterly dividends for decades and increased our annual dividend rate per share by over 80% since 2010. As shown on the following page, over the last five years, we have returned more than $1.5 billion to our stockholders, delivering on our commitment to return an increased amount of cash to our stockholders over the long term. Share repurchases declined in 2015 compared to the prior year, reflecting the disciplined execution of our capital allocation strategy, which considers our leverage capacity, assessment of the discount to intrinsic value of our common stock and other opportunities for investment, such as acquisitions. Given the higher price of our common stock in 2015 compared to 2014, the volume guidelines under which we make repurchases dictated that a lower range of shares be repurchased.

Avery Dennison Corporation | 2016 Proxy Statement | ii

 Substantial Return of Cash to Stockholders

        Strong Three- and Five-Year Cumulative TSR.    As shown below, our strong annual total stockholder return (TSR) of approximately 24% in 2015 contributed to our substantial outperformance in cumulative TSR for the 2013-2015 period compared to the S&P 500® and the median of the S&P 500 Industrials and Materials subsets (we are a member of the Materials subset, but also share many characteristics with members of the Industrials subset; investors have advised us that they look at both subsets in evaluating our relative performance). TSR measures the return that we have provided our stockholders, including stock price appreciation and dividends paid (assuming reinvestment thereof).

Three-Year Cumulative TSR

        For the 2011-2015 five-year period, our cumulative TSR was above the peer company median but below the S&P 500; annual TSR was higher than both groups in three of the five years, including significant outperformance in 2015.

TOTAL STOCKHOLDER RETURN
	2011	2012	2013	2014	1-Year TSR	3-Year TSR	5-Year TSR

AVY	-30.2%	26.2%	47.5%	6.2%	23.8%	93.9%	70.8%

S&P 500	2.1%	16.0%	32.4%	13.7%	1.4%	52.6%	80.8%

S&P Indus. & Mats.* (median)	-3.3%	19.3%	39.9%	11.3%	-7.2%	49.0%	67.2%
*
Based on companies in subsets as of December 31, 2015.
Avery Dennison Corporation | 2016 Proxy Statement | iii

CORPORATE GOVERNANCE HIGHLIGHTS

        Our corporate governance policies and practices reflect our values, and allow our Board to effectively oversee our company in the interest of creating long-term value. The key elements of our program and their benefits to our stockholders are described below.

OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR STOCKHOLDERS

STOCKHOLDER RIGHTS

Annual Election of Directors	Our directors are elected annually, reinforcing their accountability to our stockholders.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common stockholders control our company, with equal voting rights.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our stockholders.
Mandatory Director Resignation Policy	Incumbent directors who are not elected by the majority of our stockholders must tender their resignation.
No Supermajority Voting Requirements	We eliminated the supermajority provisions in our charter and bylaws; as a result, stockholders may amend these documents or approve mergers and similar transactions by simple majority vote.
No Poison Pill	We do not have a stockholder rights plan (commonly referred to as a "poison pill").

BOARD STRUCTURE

Governance Guidelines	Our Corporate Governance Guidelines provide stockholders with information regarding the best practice principles of our corporate governance program and Board framework.
89% Independent	Currently, all but one of our current directors are independent, ensuring that they oversee our company without undue influence from management. If all director nominees are elected by our stockholders, our Board will be 80% independent after the Annual Meeting.
Robust Lead Independent Director Role	Our Lead Independent Director is selected annually by our independent directors to perform clearly delineated duties, such as presiding at executive sessions and approving Board agendas.
Committee Governance	Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board.
Mandatory Retirement Policy	We have adopted a mandatory director retirement age of 72, which helps ensure regular refreshment of our Board.
Board Refreshment	Our Board's Governance and Social Responsibility Committee annually reviews our Board composition, which helps ensure we have the right balance between continuity and fresh perspectives. We have added three new directors in the past six years and have nominated a new director for election at the Annual Meeting.
Annual Performance Evaluations	Our Board's Governance and Social Responsibility Committee oversees an annual performance evaluation of our Board and its Committees and leadership to ensure that they continue to serve the best interests of stockholders.
Access to Management and Experts	Our Board and Committes have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our company and experts to help them fulfill their oversight responsiblities on behalf of our stockholders.
Succession Planning	Our Board's Compensation and Executive Personnel Committee and/or the full Board reviews senior executive successors at least annually to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our company.

EXECUTIVE COMPENSATION

Stringent Stock Ownership Guidelines	All of our directors and executive officers meet our stringent stock ownership guidelines (5x base salary for our CEO and 3-4x base salary for our other NEOs), helping ensure the alignment of their interests with those of our stockholders.
Performance-Based Compensation	85% of our CEO's 2015 target total direct compensation was performance-based.
Compensation Best Practices	Our executive compensation program reflects best practices, which are summarized at the end of this proxy summary and in greater detail in the Compensation Discussion and Analysis section of our proxy statement.
Avery Dennison Corporation | 2016 Proxy Statement | iv

2016 DIRECTOR NOMINEES

        Since 2011, our Board has overseen a significant transformation of our company, including the execution of our business strategies to deliver strong cumulative TSR of approximately 94% and 71% over the last three and five years, respectively; the divestiture of two of our businesses in 2013, allowing us to focus primarily on our industry-leading Pressure-sensitive Materials (PSM) and Retail Branding and Information Solutions (RBIS) segments; a restructuring program that delivered over $100 million in annualized savings and substantially improved our productivity, followed by additional restructuring actions designed to substantially improve the cost structure of RBIS; and the implementation of our Board's succession planning with the recent election of Mitchell Butier as our President and Chief Executive Officer (CEO) effective May 1, 2016, and his nomination for election as a director on our Board. Effective immediately before the Annual Meeting, our Board is increasing its size from nine to ten. Our incumbent directors have demonstrated a commitment to diligently and effectively executing their fiduciary duties on behalf of our stockholders, and we recommend that each of the following nominees be elected at the Annual Meeting.

NAME	AGE	DIRECTOR SINCE	CURRENT PRINCIPAL OCCUPATION	INDEPENDENT	AC	CC	GC
Bradley A. Alford	59	2010	Retired Chairman & CEO, Nestlé USA			M	M
Anthony K. Anderson	60	2012	Retired Vice Chair & Managing Partner, Ernst & Young LLP		M
Peter K. Barker	67	2003	Retired Chairman of California, JPMorgan Chase & Co.		C
Mitchell R. Butier	44	—	President & COO, Avery Dennison Corporation	No
Ken C. Hicks	63	2007	Retired Chairman, Foot Locker, Inc.		M		M
David E. I. Pyott (LID)	62	1999	Retired Chairman & CEO, Allergan, Inc.			C	M
Dean A. Scarborough	60	2000	Chairman & CEO, Avery Dennison Corporation	No
Patrick T. Siewert	60	2005	Managing Director and Partner, The Carlyle Group		M
Julia A. Stewart	60	2003	Chairman & CEO, DineEquity, Inc.			M	C
Martha N. Sullivan	59	2013	President & CEO, Sensata Technologies Holding N.V.			M

  AC = Audit & Finance Committee    CC = Compensation & Executive Personnel Committee    GC = Governance & Social Responsibility Committee
  M = Member    C = Chairman    LID = Lead Independent Director

Avery Dennison Corporation | 2016 Proxy Statement | v

EXECUTIVE COMPENSATION HIGHLIGHTS

COMPENSATION PHILOSOPHY AND STOCKHOLDER ENGAGEMENT

        Our Board's Compensation and Executive Personnel Committee (the "Compensation Committee") designs our executive compensation program to motivate our executives to execute our business strategies and deliver long-term stockholder value. The program delivers pay for performance, with realized compensation dependent on our company achieving annual and long-term financial and value creation performance objectives that advance the interests of our stockholders.

        We value stockholder feedback on our executive compensation practices, and we actively solicit input through our stockholder engagement program. Our Board and management continued their long-standing practice of open dialogue with stockholders in 2015. In advance of the 2015 Annual Meeting, we proactively contacted our thirty largest institutional stockholders, representing over 60% of our then-outstanding shares, to solicit their views on our executive compensation program and make directors and management available to answer questions or address concerns. As a result of this effort, we engaged in telephonic discussions with stockholders representing approximately 35% of our then-outstanding shares. In addition, after one of our directors and members of management met in person with four of our largest stockholders and the two leading proxy advisory firms in the fall of 2014, we followed up on these meetings with as-needed engagement during 2015.

PERFORMANCE-BASED COMPENSATION TARGETED AT MARKET MEDIAN

        Target total direct compensation (TDC) to our executives is comprised of the following three components:

  •
  Base salary;

  •
  Performance-based cash incentive award under our Annual Incentive Plan (AIP); and

  •
  Long-term incentives (LTI) delivered in performance-based equity, consisting 50% of performance units (PUs) and 50% of market-leveraged stock units (MSUs).

Elements of Total Direct Compensation

        The Compensation Committee targets our Named Executive Officers' (NEOs') TDC and the components thereof at the market median, giving consideration to responsibilities, individual performance, tenure, retention, succession and market factors. The majority of this compensation is at risk, meaning that if we fail to achieve our financial objectives and create stockholder value, our executives may ultimately not realize some or all of these performance-based components of compensation. In 2015, 85%, 79% and 67% of our CEO's, President's and average of other current NEOs' TDC, respectively, was performance-based.

Avery Dennison Corporation | 2016 Proxy Statement | vi

 2015 Target Total Direct Compensation Mix

CEO TRANSITION

        In October 2014, Mr. Butier was elected by our Board as President and Chief Operating Officer (COO) effective November 1, 2014. Mr. Butier served in these capacities throughout 2015, resigning from the additional position of Chief Financial Officer (CFO) in March 2015 in connection with the appointment of Anne Bramman as our Senior Vice President and CFO. In February 2016, after having discussed CEO transition matters during executive session at all but the first meeting held during 2015, our Board determined to elect Mr. Butier as President and CEO effective May 1, 2016, replacing Mr. Scarborough in the CEO role at that time. The independent directors of our Board determined to elect, subject to his election by our stockholders, Mr. Scarborough as Executive Chairman of our Board also effective May 1, 2016. In recognition of responsibilities in these respective roles, as well as the advice of its independent compensation consultant, Willis Towers Watson, the Compensation Committee made the following decisions:

  •
  For Mr. Butier, increase his base salary from $765,000 to $1,100,000 effective May 1, 2016; raise his 2016 target AIP and LTI opportunities from 90% and 300%, respectively, to 125% and 400%, respectively (the AIP opportunity will be prorated based on the portion of the year for which he serves as President and COO and the portion for which he serves as President and CEO); and, consistent with similar promotion grants to CEOs in the market, grant him an option to purchase shares of our common stock with a grant date fair value of approximately $2,000,000 on June 1, 2016, which will vest 50% on each of the third and fourth anniversaries of the date of grant. This equity grant provides for realizable gains that align directly with the long-term appreciation of our common stock and intentionally differs from our annual LTI awards to underscore its special purpose and one-time nature. Mr. Butier's new target TDC of $6,875,000 is less than the market median; the Compensation Committee believes that positioning his compensation at the 40th percentile acknowledges that he will be new to the CEO role yet compensates him within a reasonable CEO market range.

  •
  For Mr. Scarborough, decrease his base salary from $1,125,000 to $875,000 effective May 1, 2016 and decrease his 2016 target AIP and LTI opportunities from 125% and 450%, respectively, to 100% and 300%, respectively (the AIP opportunity will be prorated based on the portion of the year for which he serves as Chairman and CEO and the portion for which he serves as Executive Chairman). Mr. Scarborough's 2016 target TDC of $4,375,000 is at (i) the market median for an executive chairman role and (ii) represents a 45% decrease from his current target TDC of $7,593,750. The Compensation Committee believes that in his new role as Executive Chairman, Mr. Scarborough will provide critical leadership experience and mentorship to facilitate a smooth CEO transition.

  For 2017, Mr. Scarborough's base salary is expected to be further reduced to $230,000; he is not expected to be eligible to participate in the AIP; and his annual LTI opportunity is expected to be valued at approximately $140,000, the same as that of our non-employee directors. Mr. Scarborough's anticipated 2017 target TDC of $370,000 is expected to be at the market median for a non-executive chairman.

Avery Dennison Corporation | 2016 Proxy Statement | vii

PAY-FOR-PERFORMANCE

        Over the past five years, our cumulative TSR has increased over 70% while our CEO's compensation has increased only 18%. See the Summary Compensation Table in this proxy statement for more information.

Five-Year CEO Pay and Cumulative TSR

Avery Dennison Corporation | 2016 Proxy Statement | viii

COMPENSATION BEST PRACTICES

        As summarized below and described in further detail in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program aligns with our goals and strategies and reflects best practices.

What We Do

  ✓
  Pay for performance — 85% of our CEO's 2015 target TDC was tied to company performance
  ✓
  Emphasize long-term performance — 66% of our CEO's 2015 target TDC was equity-based and tied to creating stockholder value
  ✓
  Use double-trigger change of control vesting provisions — Vesting of equity following a change of control requires termination of employment within 24 months
  ✓
  Manage share usage conservatively — We have reduced our dilution and burn rate to 4.0% and 0.4%, respectively
  ✓
  Maintain rigorous stock ownership guidelines — 5x base salary for our CEO and 3-4x base salary for our other NEOs
  ✓
  Review tally sheets — Compensation Committee performs a detailed review of all executive compensation components
  ✓
  Maintain market consistent clawback policy
  ✓
  Use an independent compensation consultant retained directly by the Compensation Committee
  ✓
  Assess risks related to our compensation policies and practices
  ✓
  Obtain releases from liability and post-termination restrictive covenants from our executives
  ✓
  Annually review the Compensation Committee's charter and evaluate the Compensation Committee's performance

What We Don't Do

  ✗
  Have employment agreements with our NEOs
  ✗
  Gross up change of control severance benefits for excise taxes
  ✗
  Provide above-market interest rates in our only deferred compensation plan currently open for deferrals
  ✗
  Provide gross-ups to cover tax liabilities associated with executive perquisites
  ✗
  Permit directors or officers to hedge or pledge company stock
  ✗
  Grant stock options with an exercise price less than the fair market value on the date of grant
  ✗
  Re-price or exchange stock options without stockholder approval
  ✗
  Pay accrued dividend equivalents unless and until the underlying equity awards vest

RATIFICATION OF APPOINTMENT OF PwC

        Our Board's Audit and Finance Committee has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for fiscal year 2016, and our Board is seeking stockholder ratification of the appointment. PwC is knowledgeable about our operations and accounting practices, and is well qualified to act as our independent registered public accounting firm. The Audit and Finance Committee considered the qualifications, performance, and independence of PwC, the quality of its discussions with PwC, and the fees charged by PwC for the level and quality of services provided during 2015, and determined that the reappointment of PwC is in the best interest of our company and its stockholders.

Avery Dennison Corporation | 2016 Proxy Statement | ix

TABLE OF CONTENTS FOR PROXY STATEMENT FOR
2016 ANNUAL MEETING OF STOCKHOLDERS

Avery Dennison Corporation | 2016 Proxy Statement | Table of Contents

Avery Dennison Corporation | 2016 Proxy Statement | Table of Contents

CORPORATE GOVERNANCE, SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY

        We develop identification and decorative solutions primarily for businesses worldwide. Our products include pressure-sensitive labeling technology and materials; films for graphic and reflective applications; performance tapes; brand and price tickets, tags and labels (including radio-frequency identification inlays); and pressure-sensitive adhesive products for surgical, wound care, ostomy, and electromedical applications. We serve our customers with insights and innovations that help make brands more inspiring and the world more intelligent.

CORPORATE GOVERNANCE

        Under the oversight of our Board of Directors (our "Board"), we have designed our corporate governance program to ensure continued compliance with applicable laws and regulations — including the rules of the Securities and Exchange Commission (SEC) and the listing standards of the New York Stock Exchange (NYSE) — and to reflect best practices as informed by the policies of other public companies, recommendations from our outside advisors, the voting guidelines of our stockholders and the policies of proxy advisory firms. The key features of our program and the related benefits to our stockholders are described in the Corporate Governance Highlights section of our Proxy Summary (see page iv).

        We encourage stockholders to visit the Corporate Governance section of our website at www.averydennison.com/corporategovernance, where the following corporate governance documents can be found:

    •
    Code of Ethics for the Chief Executive Officer (CEO) and Senior Financial Officers;

    •
    Code of Conduct;

    •
    Audit Committee Complaint Procedures for Accounting and Auditing Matters;

    •
    Corporate Governance Guidelines (our "Governance Guidelines"); and

    •
    Charters for our Board's Audit and Finance Committee (the "Audit Committee"), Compensation and Executive Personnel Committee (the "Compensation Committee"), and Governance and Social Responsibility Committee (the "Governance Committee").

        Our website also includes copies of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws ("Bylaws"). You can access these documents on our website using the links contained in this proxy statement, but should note that information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement. You can also receive copies of these documents, without charge, by written request mailed to our Corporate Secretary at Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

CODE OF ETHICS

        We have adopted a Code of Ethics that requires our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Controller to act professionally and ethically in fulfilling their responsibilities. These individuals are expected to avoid actual or apparent conflicts between their personal and professional relationships and disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to the Governance Committee. In addition, they are expected to ensure that the reports and documents we file with the SEC contain full, fair, accurate and understandable information; respect the confidentiality of information acquired in the course of the performance of their responsibilities; employ corporate assets and resources in a responsible manner; and report violations of our Code of Ethics to the Chair of either the Audit Committee or the Governance Committee. Supporting the principles of our Code of Ethics, our controllership and internal audit functions ensure a robust internal control environment, and regularly report to the Audit Committee.

        Our Code of Ethics is available on our website at www.averydennison.com/codeofethics. Only the Audit Committee or Governance Committee can amend or waive the provisions of the Code of Ethics, and any amendments or waivers must be posted promptly on our website or timely filed with the SEC on a Current Report on Form 8-K. Since we first adopted our Code of Ethics in February 2004, no amendments have been made and no waivers have been granted.

Avery Dennison Corporation | 2016 Proxy Statement | 1

CODE OF CONDUCT

        Our Code of Conduct — which is built on our core values of Integrity, Service, Teamwork, Innovation, Excellence and Community — applies to all of our directors, officers and employees and is available on our website at www.averydennison.com/codeofconduct. Our Code of Conduct has been translated into 30 languages and our leaders are trained on it and affirm their commitment to comply with it when they first join our company and annually thereafter. The core ethical matters discussed in our Code of Conduct are shown below. Our global supplier standards extend our commitment to many of these principles to our third party service providers, establishing our expectation that they also do business in an ethical manner.

        Our Business Conduct GuideLine is a hotline available at all hours for employees or third parties to report potential violations of our Code of Conduct, anonymously if they so choose, by (i) calling 888.567.4387 toll-free in the United States; 704.731.0166 collect from outside the United States; 10.800.711.0729 toll-free in North China; or 10.800.110.0672 toll-free in South China or (ii) visiting www.integrity-helpline.com/AveryDennison.jsp (www.financial-integrity.com/AveryDennison.jsp in Europe). The hotline is operated by an independent third party and accepts reports in any language to accommodate the needs of our global workforce and customer/supplier base. All reports are investigated under the direction of our Chief Compliance Officer, in consultation with the law department and senior management and with oversight from the Governance Committee. Our policies prohibit retaliation for good-faith reporting.

Avery Dennison Corporation | 2016 Proxy Statement | 2

COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

        The Audit Committee is responsible for ensuring that complaints related to accounting, accounting standards, internal accounting controls and audit practices are handled appropriately and has adopted procedures for the confidential, anonymous submission of complaints regarding these matters. These procedures relate to complaints for fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements or other financial reports; fraud or deliberate error in the recording or maintenance of our financial records; deficiencies in or noncompliance with our internal accounting controls; misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in our financial records, statements, or other reports; or deviation from full and fair reporting of our financial condition. Any person, including third parties, may submit a good faith complaint regarding accounting and auditing matters; employees may do so without fear of dismissal or other retaliation. The Audit Committee oversees these procedures, which are available on our website at www.averydennison.com/auditprocedures. Investigations are conducted under the direction of our internal audit department in consultation with the law department and members of senior management to the extent appropriate under the circumstances.

        Stockholders and other interested parties interested in communicating regarding these matters may make a confidential, anonymous report by (i) reporting to the Business Conduct GuideLine as described above, or (ii) writing to the Audit and Finance Committee Chair, c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

SUSTAINABILITY

        Sustainability is rooted in our values and has long been part of our approach to doing business. It drives us to work collaboratively across our entire value chain to address the environmental and social impacts of our packaging, labeling, retail branding and graphics materials. Our aim is to improve the sustainability of our products and processes, while helping to create shared value for all our stakeholders. Management leads the execution of our sustainability promise through our Sustainability Council, which is chaired by Mitchell Butier, our President and Chief Operating Officer (COO), and comprised of other corporate and business leaders, with Board oversight from the Governance Committee.

        In September 2015, we issued our second Sustainability Report, covering the 2013-2014 period and reporting on our progress towards achieving the 2015 sustainability goals we announced in 2009. Each of our goals was grounded in a vision for the future of our company, and we were proud to report that, as of the end of fiscal year 2014, we were on track to meet or exceed each of these goals by the end of 2015. Details of our accomplishments may be found in the Sustainability Report posted in the "Sustainability" section of our company website at www.averydennison.com/sustainability.

VISION	2015 GOAL	YE 2014 STATUS

Industry leadership in sustainable solutions	Create market-leading sustainable materials and solutions	Several sustainable solutions developed
Responsibly sourced materials	Our strategic suppliers achieve a preferred environmental performance rating	On track
Reduce our carbon footprint	Reduce greenhouse gas emissions indexed to net sales by 15% from 2005 levels	Exceeded
Zero waste to landfill	Reduce manufacturing waste sent to landfill to 15% of total waste generated	Exceeded
	Achieve a world-class safety incident rate of 0.40	Exceeded
Safe and fair labor practices
	Report on social compliance performance of key suppliers	On track
Invest in our global communities	Triple our community investment in emerging markets	On track

CORPORATE SOCIAL RESPONSIBILITY

        With oversight from the Governance Committee, the Avery Dennison Foundation leads our community outreach efforts and is built on our company's leadership principle of model integrity and social responsibility. Our vision is to inspire human promise toward a more intelligent and sustainable world — a vision that drives us to advance education and sustainability initiatives in the communities in which our employees live, learn and work. In cooperation with not-for-profit organizations, non-governmental organizations and schools, we encourage our employees to volunteer their time to improve quality of life in their communities and identify organizations that provide needed services with the same spirit of invention and innovation found at the heart of our company's success. In recent years, our global giving program has expanded into China, India and Brazil to measurably improve the lives of students and families in these nations where we have a significant presence.

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OUR BOARD OF DIRECTORS

OVERVIEW

        Our Board is responsible for overseeing, counseling and directing management in serving the long-term interests of our company and stockholders, with the goal of building long-term value and ensuring the vitality of our businesses for our customers, employees and other stakeholders. Our Board's primary responsibilities include establishing an effective corporate governance program, with a Board and Committee structure that ensures independent oversight; overseeing our businesses, strategies and risks; maintaining the integrity of our financial statements; evaluating the performance of our senior executives and determining their compensation; undertaking succession planning for our CEO and other senior executives; and reviewing our annual operating plan and significant strategic and operational actions.

BOARD COMPOSITION

        Our Bylaws currently provide that our Board be comprised of between eight and 12 directors, with the exact number fixed from time to time by Board resolution. Effective immediately before our Annual Meeting, our Board has fixed the number of directors at ten. The nominees for election at the Annual Meeting — and their tenure, current principal occupation, independence status, and committee memberships (if applicable) during 2015  — are as follows:

NAME	DIRECTOR SINCE	CURRENT PRINCIPAL OCCUPATION	INDEPENDENT	AC	CC	GC

Bradley A. Alford	2010	Retired Chairman & CEO, Nestlé USA			M	M
Anthony K. Anderson	2012	Retired Vice Chair & Managing Partner, Ernst & Young LLP		M
Peter K. Barker	2003	Retired Chairman of California, JPMorgan Chase & Co.		C
Mitchell R. Butier	—	President & COO, Avery Dennison Corporation	No
Ken C. Hicks	2007	Retired Chairman, Foot Locker, Inc.		M		M
David E. I. Pyott (LID)	1999	Retired Chairman & CEO, Allergan, Inc.			C	M
Dean A. Scarborough	2000	Chairman & CEO, Avery Dennison Corporation	No
Patrick T. Siewert	2005	Managing Director and Partner, The Carlyle Group		M
Julia A. Stewart	2003	Chairman & CEO, DineEquity, Inc.			M	C
Martha N. Sullivan	2013	President & CEO, Sensata Technologies Holding N.V.			M

AC = Audit & Finance Committee    CC = Compensation & Executive Personnel Committee    GC = Governance & Social  Responsibility Committee
M = Member    C = Chair    LID = Lead Independent Director

        The ages of our director nominees range from 44 to 67, with an average age of 59. Their lengths of service range from zero to 16 years, with an average tenure on our Board of nine years. None of our directors serves on more than two other boards of SEC-reporting companies, except for Messrs. Anderson and Pyott, each of whom is retired and serves on three such other boards.

BOARD MEETINGS AND ATTENDANCE

        Our Board met five times and acted twice by unanimous written consent during 2015. There were 22 meetings and one action by written consent of the Committees of our Board during the year. Each of our directors attended at least 75% of the aggregate number of meetings of our Board and Committees of which he or she was a member held during 2015; the average attendance of all directors was 98%. Directors are strongly encouraged to attend our annual stockholder meetings and all of the then-serving directors attended the 2015 Annual Meeting, except for Rolf Börjesson who retired from the Board on that day.

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CORPORATE GOVERNANCE GUIDELINES

        Our Governance Guidelines, which were most recently amended in February 2016, provide the corporate governance framework for our company and reflect the beliefs of our Board with respect to the matters described below. They are reviewed at least annually and amended from time to time to reflect changes in regulatory requirements, evolving market practices and recommendations from our stockholders and advisors.

MATTER	DESCRIPTION

Board Composition	Reasonable Size. Our Board should consist of between eight and 12 directors.

No Over-Boarded Directors. Our directors should sit on four or fewer other public company boards.

Mandatory Retirement. Directors should retire on the date of our annual stockholder meeting occurring after they reach age 72, with no established term limits on service.
Director Independence
Majority Independent. A majority of our directors should satisfy NYSE independence standards.

Regular Executive Sessions. Our independent directors should meet in executive session at each regular meeting of our Board.
Board Leadership Structure
Frequent Review. Our Governance Committee should periodically consider the appropriateness of our Board leadership structure, with the independent directors on our Board retaining the authority to separate or combine the positions of Chairman and CEO.

Robust Lead Independent Director Role. Since our current CEO is also Chairman, our independent directors should annually select one of themselves to serve as Lead Independent Director.
Board Committees
Independence. Board Committees should be comprised only of independent directors.

Governance. Board Committees should act under charters setting forth their purposes and responsibilities.

Attendance. Directors should attend all meetings of our Board and its Committees on which they serve, and are strongly encouraged to attend all annual stockholder meetings.
Board Duties
Management and Expert Access. Directors should exercise their reasonable business judgment and are entitled to rely on our senior executives, to whom they have full and free access, and any independent legal, financial or other advisors they deem necessary or appropriate, which they may engage at our expense.

Strategic and Risk Oversight. Our Board should regularly review our long-term strategic plans, including the major risks facing our company.

Succession Planning. Our Board should periodically conduct succession planning through the Compensation Committee.
Continuous Board Improvement
New Director Orientation. All new directors should participate in an orientation program after joining our Board to familiarize themselves with our company.

Continuing Education. Directors should continue their education through meetings with management, visits to our facilities and attendance at accredited director education programs and institutes.

Annual Performance Evaluations. The Governance Committee should oversee an annual evaluation process to ensure our Board, Committees, Chairman and Lead Independent Director are functioning effectively.
Director Qualifications
Diverse and Relevant Experience. The Governance Committee should review the skills and characteristics of Board members, as well as the composition of the Board as a whole, and recommend director nominees.

DIRECTOR INDEPENDENCE

        Our Governance Guidelines require that our Board be comprised of a majority of directors who satisfy the criteria for independence under NYSE listing standards. These standards require that our audit, compensation and nominating committees be comprised entirely of independent directors. An independent director is one who meets the independence requirements of the NYSE and who our Board affirmatively determines has no material relationship with our company, directly or indirectly as a partner, stockholder or officer of an entity with which we have a relationship.

        Each year, our directors complete a questionnaire designed to solicit information that may have a bearing on the annual independence determination, including all relevant relationships they have with our company, directly or indirectly through our company's sale or purchase of products or services to or from the companies or firms with which they are affiliated. The Governance Committee reviews with our Senior Vice President, General Counsel and Corporate Secretary any relevant disclosures made in the questionnaires, as well as any transactions our company has with director-affiliated entities. In February 2016, the Governance Committee reviewed the following relationships impacting the independence of our director nominees — (i) Mr. Scarborough's service as our Chairman and CEO and (ii) Mr. Butier's service as our President and COO. For a discussion of the potential impact of tenure on director independence, see Board Refreshment and Director Succession Planning.

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        After review and discussion of the relevant facts and circumstances, the Governance Committee concluded that only Messrs. Scarborough and Butier had relationships that were disqualifying under NYSE listing standards, otherwise material or impairing of director independence. Upon recommendation of the Governance Committee, our Board affirmatively determined the following eight director nominees to be independent, representing 80% of our nominees.

BOARD LEADERSHIP STRUCTURE

        We currently have a combined Chairman/CEO and a Lead Independent Director. Our Board understands that there are various views on the most appropriate Board leadership structure, particularly on whether it is advisable for a company's CEO also to serve as its Chairman. Our Governance Guidelines give our Board — acting through its independent directors — the discretion to combine or separate these roles as it deems appropriate based on the needs of our company at any given time; to facilitate this decision-making, the Governance Committee annually discusses our Board leadership structure, providing its recommendation on the appropriate structure to our independent directors. Our independent directors do not view any particular Board leadership structure as generally preferred; they make an informed annual determination taking into account company circumstances, our financial and operational strategies and any feedback received from our stockholders.

        In February 2016, subject to his election by our stockholders, our independent directors elected Mr. Scarborough as Executive Chairman effective May 1, 2016, based on their belief that his leadership will optimize the execution of our strategic priorities in the coming year as he mentors and oversees the transition of Mr. Butier in his new role as CEO. The Chairman and CEO roles will be separated, each filled by individuals with deep industry knowledge who developed and executed our strategies effectively to deliver superior total stockholder return in recent years. Because Mr. Scarborough will remain our employee, we will continue to have a Lead Independent Director to ensure independent oversight of our Board. The Governance Committee and our independent directors plan to discuss and determine the Lead Independent Director in April 2016.

        Our independent directors believe that the current structure was appropriate because it allowed for one individual to lead our company with a cohesive vision, the industry expertise and intimate company knowledge to execute that vision, and the understanding of the significant enterprise risks that need to be mitigated or overcome to achieve that vision. Combined leadership at the top has provided the flexibility for us to address the rapidly changing needs of our businesses. Mr. Scarborough serves as Chairman/CEO at the pleasure of our independent directors because he does not have an employment agreement.

        Our Lead Independent Director balanced our combined Chairman/CEO. Mr. Pyott currently serves as our Lead Independent Director, exercising critical duties in the boardroom to ensure effective and independent Board decision-making. Our Governance Guidelines clearly delineate these responsibilities, which are summarized below.

Lead Independent Director	Primary Responsibilities

Current Selectee: David E. I. Pyott Executive Sessions Led in 2015: 5 Lead Independent Director is selected annually by independent directors.

•

Preside over executive sessions and meetings of our Board at which the Chairman is not present

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Serve as liaison between the Chairman and our independent directors

•

Approve meeting agendas and schedules and other information sent to our Board to ensure that appropriate items are discussed, with sufficient time for discussion of all items

•

Call meetings of our independent directors when necessary or appropriate

•

If requested by major stockholders, consult and directly communicate with our stockholders

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        Supplementing our Lead Independent Director are our Committee Chairs and members, all of whom are independent. With the Compensation Committee conducting a rigorous annual evaluation of the CEO's performance that is discussed by all independent directors during executive session and the Governance Committee overseeing an annual performance evaluation of our Chairman and Lead Independent Director, we believe our current Board leadership structure provides independent oversight of our company. During the last few years of heightened engagement with our stockholders on governance matters, none of them has expressed concerns with this Board leadership structure, most likely reflecting our robust Lead Independent Director role.

        In February 2015, the Governance Committee assessed the appropriateness of our current Board leadership structure recommending to our Board that Mr. Scarborough serve as Chairman, noting that (i) his leadership generated strong financial performance over the past three years executing our Board-aligned strategies to drive long-term stockholder value; (ii) his service as an independent director on the board and compensation, executive and finance committees of Mattel, Inc. has provided him with valuable insights into board processes and decision-making; and (iii) he received positive feedback on his performance from our independent directors during the 2014 Board evaluation process. The Governance Committee also recommended (with Mr. Pyott abstaining) that Mr. Pyott serve as Lead Independent Director, commending his strong independent leadership of our Board and noting his chairmanship of the Compensation Committee and membership on the Governance Committee have enabled us to have executive compensation and corporate governance best practices.

BOARD COMMITTEES

        Each of our Board committees has a written charter that describes its purposes, membership and meeting structure, and responsibilities. These charters, which may be found in the "Corporate Governance" section of our investor website at www.investors.averydennison.com, are reviewed by the respective committee on an annual basis, with any recommended changes adopted upon approval by our Board. Amended charters are promptly posted on our website. The Charters for the Audit, Compensation and Governance Committees were most recently amended in December 2015.

        Each of our Board committees has the ability to form and delegate authority to subcommittees and may obtain advice and assistance from internal or external consultants, legal counsel or other advisors at our expense. In addition, each committee annually evaluates its performance. The primary responsibilities, membership and meeting information for the three committees of our Board during 2015 are summarized below.

Audit & Finance Committee	Primary Responsibilities

Members in 2015:
    Peter K. Barker (Chair)
    Anthony K. Anderson
    Ken C. Hicks
    Patrick T. Siewert

Meetings in 2015: 9

Average Attendance in 2015: 94%

All members satisfy the audit committee experience and enhanced independence standards required by the NYSE and have been determined by our Board to be financially literate.

Each of Messrs. Anderson and Barker was determined by our Board to be an "audit committee financial expert" under applicable SEC regulations for 2015.

•

Oversee financial statement and disclosure matters, including our quarterly and annual financial results, earnings release documentation and SEC reports, internal controls and major financial risk exposures

•

Appoint and oversee our independent registered public accounting firm, including its qualifications, performance and independence and the scope, staffing and fees for its annual audit or other audit, review or attest services

•

Oversee our internal audit function, including the senior internal auditor's appointment or dismissal, significant issues reported to management and management's response, and the internal audit plan, budget and staffing

•

Perform compliance oversight responsibilities, including conducting or authorizing investigations into matters within the scope of its responsibility and reviewing complaints regarding accounting, internal accounting controls or auditing matters, significant correspondence with governmental agencies, and legal matters that may have a material impact on our financial statements

•

Conduct finance oversight responsibilities, including reviewing our capital structure and financing plans, capital allocation strategy, the funding status of our pension plans and significant tax matters

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Compensation & Executive Personnel Committee	Primary Responsibilities

Members in 2015:
    David E. I. Pyott (Chair)
    Bradley A. Alford
    Julia A. Stewart
    Martha N. Sullivan

Meetings in 2015: 5

Average Attendance in 2015: 100%

All members satisfy the compensation committee enhanced independence standards required by the NYSE.

All members qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended.

•

Review and approve corporate goals and individual objectives for our CEO's compensation and evaluate our and his performance to determine his annual compensation

•

Review and approve the base salaries and incentive compensation of other senior executives, giving consideration to the recommendations of our CEO

•

Make recommendations on our compensation strategy, incentive plans and benefit programs

•

Discuss with management our Compensation Discussion and Analysis (CD&A) and recommend that the CD&A as well as the Compensation and Executive Personnel Committee Report be included in our proxy statement

•

Oversee our stockholders' approval of executive compensation matters, including advisory votes on executive compensation and the frequency of such votes

•

Periodically evaluate the extent to which our compensation policies and programs may create incentives that encourage excessive risk-taking

•

Recommend the compensation of our non-employee directors

•

Conduct succession planning for our CEO and other senior executives

•

Rely on expert advice of an independent compensation consultant reporting directly to the Committee to facilitate decision-making

Governance & Social Responsibility Committee	Primary Responsibilities

Members in 2015: Julia A. Stewart (Chair) Bradley A. Alford Ken C. Hicks David E. I. Pyott Meetings in 2015: 3 Average Attendance in 2015: 100%

•

Identify potential Board members and recommend director nominees

•

Recommend the structure, chairmanship and membership of our Board committees

•

Recommend the directors who satisfy the independence requirements of the NYSE

•

Review and approve any related person transactions

•

Oversee and conduct an annual performance evaluation of our Board and its Committees

•

Review our Governance Guidelines and recommend any changes to our Board

•

Discuss our social responsibility initiatives and consider the impact of our business operations and practices on matters of sustainability and corporate social responsibility

•

Oversee the effectiveness of our values and ethics program and Code of Conduct and evaluate significant conflicts of interest or questions related to our legal and ethical conduct policy

EXECUTIVE SESSIONS

        Our Board believes it is important to have executive sessions without our CEO or other members of management present, which are scheduled during every meeting of the Board. Our independent directors have robust and candid discussions at these executive sessions during which they critically evaluate the performance of our company, CEO and management. During 2015, Mr. Pyott presided as Lead Independent Director at all five executive sessions of independent directors.

        In addition, during 2015, executive sessions were scheduled for each regular meeting of the Audit, Compensation and Governance Committees. All of these executive sessions excluded Mr. Scarborough and other members of management, unless the Committee requested the presence of a member of management for a portion of the session to provide information or perspective.

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RISK OVERSIGHT

        Management is responsible for managing the day-to-day risks confronting our businesses, but our Board has responsibility for overseeing enterprise risk management (ERM). We have a Chief Compliance Officer who, with assistance from our Vice President of Internal Audit and members of their respective teams, drives ERM accountability into our businesses, ensures that they semiannually complete a risk profile, and semiannually prepares a corporate risk profile based on identified business-specific risks as well as enterprise-wide risks. In addition, we have robust global processes that together support a strong internal control environment to promote the early identification and continued management of risks by our company's leadership. Our legal and compliance functions report into our General Counsel to provide independent evaluation of the challenges facing our businesses and our Vice President of Internal Audit reports to the Audit Committee in the conduct of his operational responsibilities, ensuring his candor and independence from management.

        Our Board as a whole oversees risks related to our corporate and business strategies and operations, exercising this responsibility by considering the risks related to its decisions. In performing this oversight role, our Board is responsible for ensuring that the risk management processes designed and implemented by management are functioning, and that necessary steps are taken to foster a culture of risk-adjusted decision-making within our company. Each year, our Board receives reports on the ERM process and the strategic plans and risks facing our company as a whole from our executive management, as well as each of our businesses from their respective management teams. These risks include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, information technology risks, and other risks related to the ways in which we do business. Employees who lead various risk areas, such as environmental, health and safety, tax and sustainability, periodically report to Board Committees, as well as occasionally to our full Board.

        Our Board has delegated to its Committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of our stockholders. Our Board receives reports from Committee Chairs regarding topics discussed at every Committee meeting, which includes the areas of risk overseen primarily by the Committees.

OVERSIGHT OF RISK

BOARD OR COMMITTEE	PRIMARY AREAS OF RESPONSIBILITY
Board of Directors	• Corporate and business strategies and operations • Annual operating plan and significant capital expenditures • Corporate governance • Acquisitions, divestitures and other significant transactions
Audit Committee

•

Financial reporting processes, statements and internal controls

•

Capital structure

•

Financing, including borrowing, liquidity, capital allocation and pension plan funding

•

Stockholder distributions (dividends and stock repurchases)

•

Information technology and cybersecurity

•

Legal, compliance, regulatory and tax matters

Compensation Committee	• Compensation plans and benefit programs • Executive compensation • Performance objectives for our incentive plans • Director compensation • Succession planning
Governance Committee

•

Board and committee membership and structure

•

Values and ethics

•

Conflicts of interest and related person transactions

•

Corporate citizenship and sustainability

•

Legal, compliance and regulatory matters

        During 2015, risk areas of particular Board and Committee focus included the uncertain global economic environment, particularly the headwinds to our global businesses from currency; information technology and cybersecurity; shareholder distributions; potential acquisitions; and our CEO transition.

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        Supplementing these processes, the Audit Committee also periodically meets in executive session with each of our CFO, Chief Accounting Officer (CAO), General Counsel, Vice President of Internal Audit, and representatives of our independent registered public accounting firm. In addition, the Audit Committee oversees our internal control environment and evaluates the effectiveness of our internal controls at least annually.

RISKS ASSOCIATED WITH COMPENSATION POLICIES AND PRACTICES

        As described in the Compensation Discussion and Analysis section of this proxy statement, we maintain best practices in compensation that collectively encourage ongoing risk assessment and mitigation. The Compensation Committee periodically reviews our executive compensation program to ensure that it does not provide incentives that encourage our employees to take excessive risks in managing their respective businesses or functional areas.

        In consultation with its independent compensation consultant, Towers Watson (now Willis Towers Watson), the Compensation Committee has noted the following with respect to risks associated with our compensation policies and practices:

    •
    the program balances executive retention with rewarding stockholder value creation;

    •
    the substantial majority of executive compensation is variable, with a mix that is consistent with market practices and primarily equity-based to motivate pursuit of strong long-term performance and sustainable growth;

    •
    the incentive mix is well-balanced, with short- and long-term performance metrics that do not overlap, cover different time periods and are balanced among annual financial objectives and long-term economic and stockholder value creation, as well as between growth and efficient capital deployment;

    •
    our Annual Incentive Plan (AIP) and long-term incentives (LTIs) balance profitable growth in the near term with sustainable long-term financial success, using multiple performance metrics and providing realized compensation based primarily on our performance;

    •
    the Compensation Committee may exercise discretion to decrease AIP and LTI awards based on individual performance;

    •
    AIP awards are not guaranteed, with below-threshold performance yielding zero payout and payments subject to an overall cap of 200%;

    •
    our equity award vehicles are performance-based, use multiple performance metrics, are subject to threshold and maximum payout opportunities to encourage appropriate performance focus and limit potential risk-taking, and cliff vest at the end of three years or vest over one-, two-, three- and four-year performance periods;

    •
    our clawback policy is consistent with market practices;

    •
    our change of control and general severance plans are reasonable and appropriate, with change of control benefits provided on a double-trigger basis and not grossed up for excise taxes;

    •
    our stock ownership guidelines are rigorous and consistent with market practices; and

    •
    we expressly prohibit the hedging or pledging of company stock by our officers.

        Based on these and other factors, as well as the advice of Towers Watson, the Compensation Committee has concluded that our compensation policies and practices strike an appropriate compensation-risk balance, do not encourage excessive risk-taking and do not as a whole create risks that are reasonably likely to have a material adverse effect on our company.

SUCCESSION PLANNING

        Our Board is actively involved in talent management to identify and cultivate our future leaders. We maintain a robust mid-year and annual performance review process and leadership development program for our employees. Management develops leadership at lower levels of our organization by identifying core talent, cultivating the skills and capabilities that will allow identified individuals to become our future leaders, assessing their development and identifying gaps and developmental needs in skills and experience. Through regular reports from management, our Board has the opportunity to meet with leaders of our company, including business group leaders and functional leaders in law, finance, information technology, risk, and human resources. In addition, Board members have freedom of access to all employees, and are encouraged to make site visits to meet local management and attend company events.

        The Compensation Committee and/or the Board conducts executive succession planning at least annually. In February and October 2014, the Compensation Committee reviewed individuals identified as possible CEO succession candidates,

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including progress in current job position and career development in terms of strategy, leadership and execution. Based on these meetings and further one-on-one discussions between Mr. Scarborough and each director, the Compensation Committee discussed the potential appointment of Mr. Butier — an experienced executive who has held successive positions of increasing responsibility within our company — as President and COO, culminating in our Board electing him as such effective November 1, 2014.

        During executive sessions at Board meetings held throughout 2015, the Board continued discussing CEO transition matters, including Mr. Butier's ability to define, refine and execute our strategies in the years ahead and Mr. Scarborough's future role at our company. In February 2016, our Board elected Mr. Butier as President and CEO effective May 1, 2016. He will succeed Mr. Scarborough in the CEO role at that time. The independent directors of our Board also elected, subject to his election by our stockholders, Mr. Scarborough as Executive Chairman of our Board effective May 1, 2016.

        Consistent with its general practice of annually reviewing executive succession beyond the role of CEO, in July 2015, our Board discussed leaders below the executive officer level, identifying the talent that is currently ready — or, with continued development on their current trajectory with mentorship and coaching from our current leaders, will be ready — to fill executive officer positions in the event of a vacancy.

DIRECTOR EDUCATION

NEW DIRECTOR ORIENTATION

        Our new director orientation generally covers our vision, strategies and leadership; investor messaging; the strategies and risks of our businesses; finance matters, including our financial reporting policies and practices, internal control environment, internal audit deployment, tax planning and compliance, and capital structure; legal matters, including corporate governance policies and procedures, values and ethics, compliance, and ERM; human resources matters, including executive compensation, succession planning, and non-employee director compensation; and information technology and cybersecurity.

CONTINUING EDUCATION

        Our continuing director education program consists of periodic visits to our facilities and management presentations regarding our business operations, strategies, risks and values and ethics. We provide updates on relevant topics of interest to our Board at meetings throughout the year. We also reimburse directors who attend accredited director education programs and institutes for program fees and related expenses.

BOARD AND COMMITTEE EVALUATIONS

        The Governance Committee oversees and conducts an annual performance evaluation of our Board, Chairman and Lead Independent Director, and Board Committees, including the Committee Chairs. Many of the improvements in our corporate governance practices and Board processes have resulted from the annual evaluation process and our Board views the process as an integral part of its commitment to excellence and best practices in its performance.

        In response to feedback received in recent years during the evaluation process, our Board has made the following enhancements:

  •
  Combined the previously separate Finance Committee with the Audit Committee;

  •
  Maintained a Board sized near the middle of the range set forth in our Bylaws and Governance Guidelines;

  •
  Significantly increased the time allotted at meetings for executive sessions with and without the CEO; and

  •
  Enhanced the Board and Audit Committee's focus on cybersecurity.
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STOCKHOLDER ENGAGEMENT AND COMMUNICATIONS

GOVERNANCE ENGAGEMENT PROCESS

        We value stockholders feedback on our governance policies and practices, and we actively solicit input through our stockholder engagement program. Our engagement program begins in the spring of each year, with the filing of our proxy statement. After we file our proxy season engagement presentation with the SEC as supplementary proxy materials, we reach out to our largest investors (generally representing 50-70% of our shares outstanding as of the record date), sharing the presentation and offering members of management and/or our Board for a meeting to discuss our governance program and answer questions regarding the items being brought before the Annual Meeting. On the day of the Annual Meeting, we discuss preliminary vote results with our Board, following up with a more detailed analysis of the vote results, including feedback from investors and views of proxy advisors, with Committees of the Board in the summer. In the fall, we again reach out to our largest investors to discuss governance matters, without the time pressures associated with proxy season; these more general discussions allow us to hear what issues are important to our stockholders. In the winter, as we prepare for the following proxy season, we review the feedback from our fall outreach effort with management and the Board and consider whether any changes to our governance program are advisable. We also keep stockholder feedback in mind as we prepare our next proxy statement, enhancing or clarifying our disclosure as appropriate.

STOCKHOLDER ENGAGEMENT IN 2015

        Our Board and management continued their long-standing practice of open dialogue with stockholders in 2015. In advance of the 2015 Annual Meeting, we proactively contacted our thirty largest institutional stockholders, representing over 60% of our then-outstanding shares, to solicit their views on our corporate governance program and make directors and management available to answer questions or address concerns. As a result of this effort, we engaged in telephonic discussions with stockholders representing approximately 35% of our then-outstanding shares. In addition, after one of our directors and members of management met in person with four of our largest stockholders and the two leading proxy advisory firms in the fall of 2014, we followed up on these meetings with as-needed engagement during 2015.

        During 2015, our stockholders generally expressed their support for our Board, governance program and engagement outreach efforts. Investors conveyed interest in Board composition and refreshment matters; requested additional information regarding our Board evaluation process and the Board's oversight of risk management, which has been added to this proxy statement; and shared their views on stockholder rights matters, including exclusive forum bylaws, the right of stockholders to call a special meeting and proxy access.

CONTACTING OUR BOARD

        We welcome ongoing feedback from all our stockholders. We review correspondence submitted by stockholders, discussing the feedback received with senior management and/or our Board to the extent appropriate.

        Stockholders or other interested parties may contact our Board, Chairman, Lead Independent Director, any Committee or Committee Chair, or any other individual director concerning business matters by writing to: Board of Directors (or a particular subgroup or individual director), c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

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ITEM 1 — ELECTION OF DIRECTORS

        Our Bylaws currently provide for a Board of between eight and 12 directors, with the exact number fixed by a resolution of our Board. Effective immediately before our Annual Meeting, our Board has fixed the number of directors at ten. All nominees are standing for election at the Annual Meeting for a one-year term.

        Nine of the ten nominees are presently serving as director on our Board and all nominees have consented to being named in this proxy statement and serving if elected.

MAJORITY VOTING STANDARD

        Our Bylaws provide for the majority voting for the election of directors in uncontested elections like this one and require that an incumbent director who is not re-elected tender his or her resignation from the Board. Our Board, excluding the tendering director, is required to determine whether to accept the resignation — taking into account the recommendation of the Governance Committee and any other factors it considers appropriate — and publicly disclose its decision regarding the tendered resignation, including its rationale for the decision, within 90 days from the date election results are certified. In a contested election, plurality voting is the standard for election of directors.

        In voting for the election of directors, each share has one vote for each position to be filled and there is no cumulative voting.

RECOMMENDATION OF BOARD OF DIRECTORS

        Our Board of Directors recommends that you vote FOR each of the director nominees.    The persons named as proxies will vote for the election of each of the ten nominees, unless you specify otherwise. If any director nominee were to become unavailable prior to the Annual Meeting, your proxy would be voted for a substitute nominee designated by our Board or we would reduce the size of our Board.

SELECTION OF DIRECTOR NOMINEES

        Director nominees are generally recommended by the Governance Committee for nomination by our Board and election by our stockholders. Director nominees may also be recommended by the Governance Committee for appointment to our Board, with election by stockholders to follow at the next Annual Meeting. Our Board believes that the backgrounds and qualifications of our directors, considered as a group, provide a mix of complementary experience, knowledge and ability that allows our directors effectively to fulfill their oversight responsibilities.

        In considering whether to recommend a candidate as a director nominee, the Governance Committee applies the criteria described in our Governance Guidelines, including the potential nominee's ability to qualify as independent, to ensure that a majority of our Board remains independent; relevant business and leadership experience, considering factors such as size, industry, scope, complexity and global operations; experience as a board member of another public company; expertise in finance and accounting or executive compensation; time commitments, including other boards on which the nominee serves; potential conflicts of interest; ability to contribute to the oversight and governance of our company; and ability to represent the balanced interests of stockholders as a whole, rather than those of any special interest group. For incumbent directors, these criteria also include contributions to our Board and Committees; attendance record at Board and Committee meetings; compliance with our stock ownership guidelines; and mandatory retirement date to assist with Board succession planning. The Governance Committee does not assign specific weights to the criteria and no particular criterion is necessarily applicable to all nominees.

        The Governance Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in relevant industries and functional areas, such as finance, manufacturing, and technology. Sources for identifying potential nominees include existing Board members, our executive officers, third-party search firms, and our stockholders.

STOCKHOLDER SUBMISSION OF DIRECTOR NOMINEES

        Stockholders may recommend director candidates by submitting the candidate's name, together with his or her biographical information, professional experience and written consent to nomination, to Governance and Social Responsibility Committee Chair, c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

Avery Dennison Corporation | 2016 Proxy Statement | 13

        To be considered at the 2017 Annual Meeting, stockholder nominations must comply with the requirements referenced in the last section of this proxy statement under Submission of Stockholder Items for 2017 Annual Meeting. The Governance Committee considers stockholder nominees on the same basis as it considers all other nominees.

DIRECTOR QUALIFICATIONS

        The qualifications that are particularly desirable for our directors to possess to provide oversight and stewardship of our company include the following:

QUALIFICATION	DESCRIPTION	VALUE TO OUR BOARD AND STOCKHOLDERS	# (%) OF NOMINEES
Senior Leadership Experience	Service as president, chief executive officer or in similar senior executive positions
		Provides us valuable perspectives from individuals with hands-on leadership in executive management to help us assess our operations, execute our strategies, mitigate related risks, and improve our policies and procedures	9 (90%)
Global Exposure	Seniority in a global enterprise or significant experience in international markets	Gives us insight into the geographic markets in which we operate, helping us navigate mature markets and seize opportunities in higher-growth emerging markets	10 (100%)
Industry Background	Experience in the retail, packaging or consumer goods industries	Allows us to better understand the needs of our customers in developing our business strategies, as well as evaluate acquisition and divestiture opportunities	7 (70%)
Financial Sophistication	Expertise in accounting, auditing, tax, banking, insurance, or investments	Helps us manage our capital structure, optimize stockholder distributions, undertake significant transactions, and ensure proper accounting, financial reporting and internal controls	5 (50%)
Board Experience	Prior or concurrent service on other SEC-reporting company boards	Helps reinforce management accountability for maximizing long-term stockholder value and promote corporate governance and executive compensation best practices	9 (90%)

BOARD REFRESHMENT AND DIRECTOR SUCCESSION PLANNING

        Our Governance Guidelines reflect our belief that directors should not be subject to term limits. While term limits could facilitate fresh ideas and viewpoints being consistently brought to the Board, we believe they are counter-balanced by the disadvantage of causing the loss of a director who over a period of time has developed insight into our strategies, operations and risks and continues to provide valuable contributions to Board deliberations. We believe that our decision not to establish term limits is consistent with the prevailing practice among companies in the S&P 500. We recognize that certain governance stakeholders have suggested that longer-serving directors may have decreased independence and objectivity; however, we believe that arbitrarily removing knowledgeable directors and the oversight consistency they bring — particularly during

Avery Dennison Corporation | 2016 Proxy Statement | 14

periods of management change — weighs against strict restrictions on director tenure. Ultimately, it is our Board's responsibility to establish board refreshment policies, using its discretion in the best interest of our company and stockholders.

        We have adopted the policies shown below to facilitate regular refreshment of our Board and ensure that it continues to appropriately challenge our management.

POLICIES SUPPORTING BOARD REFRESHMENT
POLICY	DESCRIPTION	EVENTS OCCURRING AT OR SINCE 2015 ANNUAL MEETING
Mandatory Resignation Policy	Incumbent directors who are not elected by our stockholders must tender their resignation.	All incumbent directors were elected at the 2015 Annual Meeting.
Mandatory Retirement Policy	Directors must retire on the date of the annual meeting of stockholders that follows their reaching the age of 72. Since inception, this policy has never been waived.	Mr. Börjesson retired on the date of the 2015 Annual Meeting.
Resignation Tendered Upon Change in Principal Employment	Directors who change the principal occupation, position or responsibility they held when they were elected to our Board must volunteer to resign from the Board.	Mr. Hicks ceased being Executive Chairman of Foot Locker, Inc. in May 2015. Mr. Hicks volunteered to resign from our Board. After excusing him from the meeting, the Governance Committee determined that Mr. Hicks should remain on our Board.
Prior Notice Requirement to Prevent Over-Boarding	Directors must give prior notice before accepting another public company directorship so that the director's ability to fulfill Board responsibilities may be appropriately evaluated if he or she serves on more than four other public company boards.	In July 2015, Mr. Alford joined the board of ConAgra Foods, Inc. and Mr. Pyott joined the supervisory board of Koninklijke Philips N.V. In December 2015 and January 2016, Mr. Pyott joined the boards of Alnylam Pharmaceuticals Inc. and BioMarin Pharmaceutical Inc., respectively. While neither Mr. Alford nor Mr. Pyott serves on more than four other public company boards, the Governance Committee discussed their additional commitments and determined that they both should continue to serve on our Board.

        In part as a result of these policies, a new independent director was appointed to our Board during each year in the 2009-2013 period. While two of these directors subsequently resigned from our Board (not due to any disagreement with our company), this recent experience demonstrates our commitment to Board refreshment. In addition, a new director has been nominated for election at the Annual Meeting.

        The average tenure of our director nominees is approximately nine years, which we believe is comparable to the average tenure for companies in the S&P 500 and within the six-to-ten year band in which the majority of these companies fall. The graph below shows the tenure of our director nominees.

Avery Dennison Corporation | 2016 Proxy Statement | 15

DIRECTOR DIVERSITY

        Although we do not have a formal policy regarding the consideration of diversity in selecting director nominees, the Governance Committee seeks to recommend individuals with a broad diversity of experience, profession, skill, geographic representation and background, which may include consideration of personal characteristics such as race, gender and national origin. While diversity is a consideration, nominees are not chosen or excluded solely or primarily on that basis; rather, the Governance Committee focuses on skills, expertise and background to complement the existing Board in light of the diverse and global nature of our businesses and operations.

        Our Board recognizes the benefits of racial and gender diversity in the boardroom, including better reflecting our global customer base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Of the five new independent directors appointed to our Board from 2009 to 2013, two were women and one was an African-American man. The racial, gender, and citizenship diversity of our 2016 director nominees is reflected on the following chart.

2016 DIRECTOR NOMINEES

        The following pages provide information on each nominee for election at the Annual Meeting, including his or her age, current board leadership roles, and business experience during at least the past five years. We also indicate the name of any other public company board on which each nominee currently serves, or has served during the past five years; for these purposes, "public company" means one that is required to file reports with the SEC.

        In addition to the information presented regarding each nominee's experience and qualifications that led our Board to conclude that he or she should serve as a director — which includes senior leadership experience, global exposure, industry background, financial sophistication, and public company board experience — we believe that each of them has integrity and adheres to our high ethical standards. Each nominee also has demonstrated the ability to exercise sound judgment, as well as the commitment to serving the long-term interests of our stockholders.

Avery Dennison Corporation | 2016 Proxy Statement | 16

SELECT BUSINESS EXPERIENCE

Nestlé USA, a nutrition, health and wellness company

•

Chairman & Chief Executive Officer from January 2006 to October 2012

Nestlé Brands Company, an operating unit of Nestlé USA

•

President & Chief Executive Officer from 2003 to December 2005

Bradley A. Alford Age 59 Director since April 2010 Independent Other Public Company Boards Current: ConAgra Foods, Inc. Unified Grocers, Inc. Past Five Years: None

SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Led a company with $12+ billion in annual revenues and 26,000+ employees

Industry knowledge

•

30+ years in the consumer goods industry

•

Knowledge of the food and beverage segments into which we sell our pressure-sensitive materials

Global exposure

•

International management assignments

•

Significant mergers and acquisitions and integration experience

CURRENT BOARD LEADERSHIP ROLES

Compensation Committee Member

Governance Committee Member

SELECT BUSINESS EXPERIENCE Ernst & Young LLP, an assurance, tax, transaction and advisory services firm • Vice Chair, Managing Partner and Member of the Executive Board from 2000 to March 2012
Anthony K. Anderson Age 60 Director since December 2012 Independent Other Public Company Boards Current: AAR Corporation Exelon Corporation First American Financial Corporation Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Served on the executive board of Ernst & Young for 12 years, and as the managing partner of the Midwest and Pacific Southwest regions

•

Director of The Chicago Council on Global Affairs, World Business Chicago and the Chicago Urban League (Former Chairman)

Financial sophistication

•

35 years of financial and risk management expertise acquired through auditing global public companies

•

Substantial experience advising audit committees of large multinational corporations

•

Certified public accountant (now inactive)

Public board experience

•

Concurrent service on three other public boards

CURRENT BOARD LEADERSHIP ROLE

Audit Committee Member

SELECT BUSINESS EXPERIENCE

JPMorgan Chase & Co., a global financial services firm

•

Chairman of California and Executive Committee Member from September 2009 to January 2013

Goldman Sachs & Co., an investment banking, securities and investment management firm

•

Partner/Managing Director from 1982 to 1998

Peter K. Barker Age 67 Director since January 2003 Independent Other Public Company Boards Current: Fluor Corporation Franklin Resources, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Led a division with over 21,000 employees

•

Member of the executive committee overseeing a global enterprise with $100+ billion in annual revenues

Financial sophistication

•

37 years of investment banking experience, advising companies on capital structure, strategic planning, financing, recapitalization, acquisitions and divestitures

Public board experience

•

Concurrent service on two other public boards; prior service on other public boards

CURRENT BOARD LEADERSHIP ROLE

Audit Committee Chair

Avery Dennison Corporation | 2016 Proxy Statement | 17

SELECT BUSINESS EXPERIENCE

Avery Dennison Corporation

•

Elected President & Chief Executive Officer effective May 1, 2016

•

President & Chief Operating Officer from November 2014 to Present

•

Senior Vice President & Chief Financial Officer from June 2010 to October 2014; retained Chief Financial Officer position until March 2015

•

Vice President, Global Finance and Chief Accounting Officer from March 2007 to May 2010

Mitchell R. Butier Age 44 Director since April 2016 Not Independent Other Public Company Boards Current: None Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Has held roles of increasing responsibility at our company including, most recently, President & Chief Operating Officer

Industry knowledge and global exposure

•

Served in senior leadership positions in both of our key business segments, including an international assignment in Europe

Financial sophistication

•

Served as our Chief Financial Officer for nearly five years and our Chief Accounting Officer for over two years

CURRENT BOARD LEADERSHIP ROLE

None

SELECT BUSINESS EXPERIENCE

Foot Locker, Inc., a specialty athletic retailer

•

Executive Chairman from December 2014 to May 2015

•

Chairman, President & Chief Executive Officer from February 2010 to November 2014

•

President, Chief Executive Officer & Director from August 2009 to February 2010

J.C. Penney Company, Inc., a retail company

•

President & Chief Merchandising Officer from January 2005 to July 2009

•

President & Chief Operating Officer from July 2002 to December 2004

Ken C. Hicks Age 63 Director since July 2007 Independent Other Public Company Boards Current: None Past Five Years: Foot Locker, Inc.

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Oversaw a company with over $7 billion in 2014 revenues and over 43,000 employees

Industry knowledge

•

29 years of senior marketing and operational experience in the retail industry into which we sell our retail branding and information solutions

Public board experience

•

Prior service on other public boards

CURRENT BOARD LEADERSHIP ROLES

Audit Committee Member

Governance Committee Member

SELECT BUSINESS EXPERIENCE

Allergan, Inc., a global health care company

•

Chairman & Chief Executive Officer from June 2013 to March 2015 and February 2006 to April 2011

•

Chairman, President & Chief Executive Officer from April 2011 to June 2013 and April 2001 to January 2006

•

President & Chief Executive Officer from January 1998 to March 2001

David E.I. Pyott

Age 62

Director since November 1999

Independent

Other Public Company Boards

Current:

Alnylam Pharmaceuticals Inc.

BioMarin Pharmaceutical Inc.

Koninklijke Philips N.V.

Past Five Years:

Allergan, Inc.

Edwards Lifesciences Corporation

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Led a company with over $7 billion in 2014 revenues and over 11,000 employees

Global exposure

•

30+ years of strategic, operational, research and development and marketing experience in the health care industry into which we sell our pressure-sensitive materials and medical solutions

Public board experience

•

Concurrent service on three other public boards; prior service on other public boards

CURRENT BOARD LEADERSHIP ROLES

Lead Independent Director

Compensation Committee Chair

Governance Committee Member

Avery Dennison Corporation | 2016 Proxy Statement | 18

SELECT BUSINESS EXPERIENCE

Avery Dennison Corporation

•

Elected Executive Chairman effective May 1, 2016

•

Chairman & Chief Executive Officer from November 2014 to Present

•

Chairman, President & Chief Executive Officer from April 2010 to October 2014

•

President & Chief Executive Officer from May 2005 to April 2010

•

President & Chief Operating Officer from May 2000 to April 2005

Dean A. Scarborough Age 60 Director since May 2000 Not Independent Other Public Company Boards Current: Mattel, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Six years leading our company as Chairman, 11 years as Chief Executive Officer and 15 years as President

Global exposure and industry knowledge

•

30+ years managing or overseeing our global pressure-sensitive materials operations

Public board experience

•

Concurrent service on one other public board

CURRENT BOARD LEADERSHIP ROLE

Chairman

SELECT BUSINESS EXPERIENCE

The Carlyle Group, a global alternative investment firm

•

Managing Director and Partner from April 2007 to Present

The Coca-Cola Company, the world's largest beverage company

•

Senior Advisor from February 2006 to March 2007

•

Group President, Asia from August 2001 to February 2006

Patrick T. Siewert Age 60 Director since April 2005 Independent Other Public Company Boards Current: Mondelez International, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Industry knowledge and financial sophistication

•

Led a division of a global company in the beverage segment of the consumer goods industry into which we sell our pressure-sensitive materials

•

Advises on investments in consumer-related businesses across Asia

Global exposure

•

Work experience in Asia, a region in which we manufacture many of our products and a geographic market that is driving our sales growth in emerging markets

Public board experience

•

Concurrent service on one other public board

CURRENT BOARD LEADERSHIP ROLE

Audit Committee Member

SELECT BUSINESS EXPERIENCE

DineEquity, Inc., owner, operator and franchisor of IHOP and Applebee's restaurants

•

Chairman & Chief Executive Officer from June 2008 to Present

IHOP Corporation, DineEquity's predecessor entity

•

Chairman & Chief Executive Officer from May 2006 to May 2008

•

President, Chief Executive Officer & Chief Operating Officer from May 2002 to April 2006

•

President & Chief Operating Officer from December 2001 to May 2002

Julia A. Stewart Age 60 Director since January 2003 Independent Other Public Company Boards Current: DineEquity, Inc. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Leads the world's largest full-service restaurant company

Global exposure

•

Substantial operational and marketing experience in the dining industry

•

Expertise in brand positioning, risk assessment, financial reporting and corporate governance

Public board experience

•

Concurrent service on one other public board; prior service on one public board

CURRENT BOARD LEADERSHIP ROLES

Governance Committee Chair

Compensation Committee Member

Avery Dennison Corporation | 2016 Proxy Statement | 19

SELECT BUSINESS EXPERIENCE

Sensata Technologies Holding N.V., a leading supplier of sensors and controls

•

President & Chief Executive Officer from January 2013 to Present

•

President from September 2010 to December 2012

•

Chief Operating Officer from April 2006 to August 2010

Texas Instruments, Inc., Sensata's predecessor entity

•

Vice President of Sensor Products from 1997 to 2006

Martha N. Sullivan Age 59 Director since February 2013 Independent Other Public Company Boards Current: Sensata Technologies Holding N.V. Past Five Years: None

SELECT SKILLS AND QUALIFICATIONS

Substantial leadership experience

•

Leads a business-to-business enterprise with nearly $3 billion in 2015 revenues

Global exposure

•

Oversees all business segments, global operations and strategic planning

•

Strong technology background, including experience overseeing a radio-frequency identification business

Public board experience

•

Concurrent service on one other public board

CURRENT BOARD LEADERSHIP ROLE

Compensation Committee Member

DIRECTOR COMPENSATION

        The Compensation Committee targets non-employee director compensation at the median of companies similar in size, global scope and complexity with which we compete for director talent. The majority of this compensation is delivered in equity to align director interests with those of our stockholders.

2015 DIRECTOR COMPENSATION PROGRAM AND CHANGES APPROVED DURING 2015

        The director compensation table provides information regarding the compensation earned by or awarded to our non-employee directors during 2015, when target total non-employee director compensation was $225,000.

        In December 2015, the Compensation Committee considered the design of our non-employee director compensation program, which had not changed for three years. At the Committee's request, Towers Watson reviewed trends in board compensation and assessed the competitiveness of our program. The firm assessed all components of our program, including cash compensation (Board and Committee retainers); equity grants; total direct compensation (annual cash plus equity); total remuneration; stock ownership guidelines; and the additional retainer for the Lead Independent Director.

        Using data from public filings of companies ranked in the Fortune 375-500 with median 2014 revenues of $6.0 billion, Towers Watson determined that our total annual remuneration of $225,000 was below the median. Towers Watson recommended that the program be changed to maintain its market-competitiveness and continue allowing us to attract and retain qualified directors. On the advice of its independent compensation consultant, the Compensation Committee recommended to the Board the following changes to target total non-employee director compensation at the projected market median through 2017:

  •
  increase target total remuneration to $250,000, reflecting the 10-13% growth rate in outside director compensation among large companies in recent years;

  •
  raise the annual Board retainer by $10,000 to $100,000 and the supplemental Lead Independent Director retainer by $5,000 to $25,000; and

  •
  increase the amount of annual equity compensation from $125,000 to $140,000, granted 100% in the form of RSUs consistent with the current program and market practices.

        In consideration of these increases, the Compensation Committee also increased our director stock ownership guidelines to the lesser of the fixed-dollar amount of $500,000 (up from $325,000) and 7,500 (up from 6,500) shares.

Avery Dennison Corporation | 2016 Proxy Statement | 20

        Upon the Compensation Committee's recommendation and further discussion, the Board approved the revised program, effective after the Annual Meeting. The primary components of current and future non-employee director compensation are summarized in the chart below, and described in further detail thereafter.

ANNUAL NON-EMPLOYEE DIRECTOR COMPENSATION

	Through April 2016	Starting May 2016
Equity Grant of Restricted Stock Units	$125,000	$140,000
Cash Retainer	$90,000	$100,000
Match of Charitable/Educational Contributions	$10,000	No change
Additional Cash Retainer for Lead Independent Director	$20,000	$ 25,000
Additional Cash Retainer for Audit Committee Chair	$20,000	No change
Additional Cash Retainer for Compensation Committee Chair	$15,000	No change
Additional Cash Retainer for Governance Committee Chair	$15,000	No change
TARGETED AT MEDIAN

EQUITY COMPENSATION

        The annual equity grant to non-employee directors is made on May 1 and denominated in restricted stock units (RSUs) that vest ratably over three years, except that all unvested RSUs fully vest upon a director's death, disability, retirement from our Board after reaching age 72 or termination of service within 24 months after a change of control. Unvested RSUs are cancelled in the event a director voluntarily resigns, is not re-elected by our stockholders or is otherwise asked to leave our Board. On May 1, 2015, each of our then-serving directors was granted 2,239 RSUs with a grant date value of approximately $125,000 based on the fair market value of our common stock on that date.

        Directors are subject to stock ownership requirements and prohibited from hedging or pledging our common stock.

DEFERRABLE CASH COMPENSATION

        Cash retainers are paid semi-annually in arrears and prorated for any director's partial service during the year. Directors are also reimbursed for travel expenses incurred to attend Board meetings and continuing education events.

        Non-employee directors may choose to receive their compensation in (i) cash, either paid directly or deferred into an account under our Directors Variable Deferred Compensation Plan (DVDCP), which accrues earnings at the rate of return of certain bond and equity investment funds managed by an insurance company; (ii) deferred stock units (DSUs) credited to an individual account under the Directors Deferred Equity Compensation Plan (DDECP); or (iii) a combination of cash and DSUs. None of our non-employee directors currently participates in the DVDCP and seven of our non-employee directors participate in the DDECP. When a director participating in the DDECP retires or otherwise ceases serving as a director, the dollar value of the DSUs in his or her account is divided by the closing price of our common stock on the last date of the director's service, with the resulting number of shares of our common stock issued to the director. Dividend equivalents, representing the value of dividends per share paid on shares of our common stock calculated with reference to the number of DSUs held as of a dividend record date, are reinvested on the applicable payable date in the form of additional DSUs credited to the accounts of directors participating in the DDECP.

MATCHING GIFT PROGRAM

        We match up to $10,000 per year of a non-employee director's contributions to charitable organizations or educational institutions.

Avery Dennison Corporation | 2016 Proxy Statement | 21

DIRECTOR COMPENSATION TABLE

NAME	FEES EARNED OR PAID IN CASH(1)	STOCK AWARDS(2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS(3)	ALL OTHER COMPENSATION(4)	TOTAL
Bradley A. Alford	$90,000	$125,015	—	$10,000	$225,015
Anthony A. Anderson	$90,000	$125,015	—	—	$215,015
Peter K. Barker	$110,000	$125,015	—	$10,000	$245,015
Rolf L. Börjesson(5)	$30,000	—	—	—	$30,000
Ken C. Hicks	$90,000	$125,015	—	$10,000	$225,015
David E.I. Pyott	$125,000	$125,015	$14,713	—	$264,728
Patrick T. Siewert	$90,000	$125,015	—	$5,000	$220,015
Julia A. Stewart	$105,000	$125,015	—	$10,000	$240,015
Martha N. Sullivan	$90,000	$125,015	—	$10,000	$225,015

(1)
Mr. Scarborough does not appear in the table because he does not receive any additional compensation to serve as a director. Amounts represent retainers earned as set forth in the following table. At their election, the following directors deferred their cash compensation through the DDECP, with the following balance of DSUs in their accounts as of January 2, 2016, the last day of our 2015 fiscal year: Mr. Alford — 13,176; Mr. Anderson — 5,411; Mr. Barker — 23,428; Mr. Hicks — 10,848; Mr. Pyott — 42,747; Ms. Stewart — 31,376; and Ms. Sullivan — 5,312.

NAME	BOARD LEADERSHIP ROLES DURING 2015	BOARD RETAINER	COMMITTEE CHAIR RETAINER	LEAD DIRECTOR RETAINER
Mr. Alford		$90,000	—	—
Mr. Anderson		$90,000	—	—
Mr. Barker	Audit Committee Chair	$90,000	$20,000	—
Mr. Börjesson		$30,000	—	—
Mr. Hicks		$90,000	—	—
Mr. Pyott	Lead Independent Director; Compensation Committee Chair	$90,000	$15,000	$20,000
Mr. Siewert		$90,000	—	—
Ms. Stewart	Governance Committee Chair	$90,000	$15,000	—
Ms. Sullivan		$90,000	—	—
(2)
Amounts reflect the grant date fair value, without adjustment for forfeitures, of 2,239 RSUs granted on May 1, 2015. The fair value of RSUs was determined based on the fair market value of our common stock on the grant date, adjusted for foregone dividends. Each non-employee director serving as of January 2, 2016 had a total of 4,972 unvested RSUs, except that Ms. Sullivan had a total of 5,042 unvested RSUs. Because his outstanding unvested RSUs vested in connection with his qualified retirement in April 2015, Mr. Börjesson had no unvested RSUs outstanding as of January 2, 2016.

(3)
We do not currently have a retirement benefit program for non-employee directors. Amount for Mr. Pyott reflects the change in present value of his accumulated benefits under a director retirement plan the accrual of benefits under which was frozen in 2002, based on an interest rate of 3.32% as of December 31, 2015.

(4)
Amounts reflect our matching gifts for contributions made to charitable organizations or educational institutions.

(5)
Mr. Börjesson retired from our Board on the date of the 2015 Annual Meeting and received only cash compensation during the year, prorated for his period of service through April 2015.
Avery Dennison Corporation | 2016 Proxy Statement | 22

ITEM 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        Our Board has determined to hold say-on-pay votes annually, at least until the next advisory vote on the frequency of our say-on-pay vote (which will occur at our 2017 Annual Meeting). Our stockholders are being asked to vote on the following resolution:

          RESOLVED, that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation Tables sections of our 2016 proxy statement.

RECOMMENDATION OF BOARD OF DIRECTORS

        The Compensation Committee considered feedback from stockholders regarding our executive compensation program and made significant changes to our program over the past few years to both address stockholder concerns and more closely align our compensation program with our financial profile and business strategies. Our Board of Directors recommends that you vote FOR approval, on an advisory basis, of our executive compensation. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

MEANING OF ADVISORY VOTE

        The advisory vote is a vote to approve the compensation of our NEOs, as described in the Compensation Discussion and Analysis (CD&A) and Executive Compensation Tables sections of this proxy statement. It is not a vote on our general compensation policies or any specific element thereof, the compensation of our non-employee directors, or our program features designed to prevent excessive risk-taking as described in Risks Associated with Compensation Policies and Practices.

        The results of the advisory vote are not binding on our Board. However, in accordance with SEC regulations, the Compensation Committee will disclose the extent to which it takes into account the results of the vote in the CD&A of our 2017 proxy statement. We remain committed to continued engagement with our stockholders to solicit their viewpoints and discuss why we believe our executive compensation program properly aligns with our strategies and incents our executives to deliver strong long-term operating and financial performance for our stockholders.

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE REPORT

        The Compensation and Executive Personnel Committee (referred to in this report as the "Committee") of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and, based on its review and these discussions, has recommended to the Board of Directors that the CD&A be included in our 2016 proxy statement and incorporated by reference into our 2015 Annual Report on Form 10-K.

        The Committee welcomes feedback regarding our executive compensation program. Stockholders may communicate with the Committee by writing to the Compensation and Executive Personnel Committee Chair, c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

David E. I. Pyott, Chair
Bradley A. Alford
Julia A. Stewart
Martha N. Sullivan

This Compensation and Executive Personnel Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless specifically incorporated by reference therein.

Avery Dennison Corporation | 2016 Proxy Statement | 23

COMPENSATION DISCUSSION AND ANALYSIS*

        This Compensation Discussion and Analysis (CD&A) provides an overview and analysis of the principles and practices underlying our executive compensation program and the decisions made by the Compensation Committee (referred to in this CD&A as the "Committee") related to 2015 compensation. This CD&A is organized into the following sections:

  •
  Executive Summary

    –
    Delivered Against Long-Term Targets

    –
    2015 Performance

    –
    Strong Three- and Five-Year Cumulative TSR

    –
    2015 Say-on-Pay Vote and Stockholder Engagement

    –
    Recent Compensation Changes

    –
    CEO Transition

    –
    Overview of Pay Philosophy and Executive Compensation Components

    –
    Strong Compensation Governance Practices
  •
  Summary of Compensation Decisions for 2015
  •
  Discussion of Compensation Components and Decisions Impacting 2015 Compensation

    –
    Base Salary

    –
    2015 Annual Incentive Plan (AIP) Awards

    –
    2015 Grants of Long-Term Incentive (LTI) Awards

    –
    2015 Vesting of Previously Granted LTI Awards

    –
    Perquisites

    –
    Relocation/International Assignment Benefits

    –
    Benefits

    –
    Severance Benefits
  •
  Compensation-Setting Tools
  •
  Independent Oversight and Expertise
  •
  Other Considerations

        In this CD&A and the Executive Compensation Tables section of this proxy statement, we provide compensation information for our 2015 NEOs, who are identified below.

2015 NAMED EXECUTIVE OFFICERS

NAME	TITLE	RECENT EMPLOYMENT HISTORY
Dean A. Scarborough	Chairman & Chief Executive Officer	Served in a number of capacities since joining in 1983, including President from May 2000 to October 2014, Chief Executive Officer (CEO) since May 2005 and Chairman since April 2010. Subject to his election by our stockholders, he will serve solely as Executive Chairman effective May 1, 2016.
Mitchell R. Butier	President & Chief Operating Officer	Appointed as President and Chief Operating Officer in November 2014, after serving as Senior Vice President and Chief Financial Officer (CFO) since June 2010. He ceased serving as CFO in March 2015. Effective May 1, 2016, he will become President and CEO.
Anne L. Bramman	Senior Vice President & Chief Financial Officer	Joined as Senior Vice President and CFO in March 2015 from Carnival Cruise Line, the largest division of Carnival Corporation, where she served as Senior Vice President and Chief Financial Officer for four years.
Georges Gravanis	President, Materials Group	Elected to his current role in May 2015, after serving as Vice President and General Manager of the Asia Pacific division of the Materials Group since August 2010. Prior to that, he held several leadership roles in Asia and Europe since joining in May 2003.
Anne Hill	Senior Vice President & Chief Human Resources Officer	Served as Senior Vice President and Chief Human Resources Officer since joining in March 2007.
R. Shawn Neville	Former President, Retail Branding and Information Solutions	Began in June 2009 as Group Vice President of the business group he continued to lead as President until June 2015. He left our company after a brief transition period.

        The NEOs who served at the end of our 2015 fiscal year (which excludes Mr. Neville) are collectively referred to in this CD&A as our "Current NEOs."

*
This CD&A contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1a. "Risk Factors" and Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2015 Annual Report on Form 10-K, filed on February 24, 2016 with the SEC (our "2015 Annual Report"). Stockholders should note that statements contained in this CD&A regarding our company and business group performance targets and goals should not be interpreted as management's expectations, estimates of results or other guidance.
Avery Dennison Corporation | 2016 Proxy Statement | 24

EXECUTIVE SUMMARY

DELIVERED AGAINST LONG-TERM TARGETS

        We initiated a major transformation of our business in response to our relatively weak performance in 2011, committing to the achievement of aggressive long-term financial targets that we communicated to our stockholders in May 2012 and aimed to achieve by the end of 2015. In this four-year period, we substantially delivered against these goals by executing our strategies to grow through innovation and differentiated quality and service; expand margins through productivity and leveraging our scale; and deploy capital effectively. As shown below, we met our 2015 targets for organic sales growth and adjusted earnings per share (EPS) growth. Although our free cash flow fell substantially short of our annual target in 2014, we reached our target of $300+ million in three of the four years in the period and achieved a four-year average of $287 million. We substantially delivered our 2015 commitments to investors.

        Organic sales growth, adjusted EPS, free cash flow and return on capital (ROTC) are non-GAAP financial measures that we provide to investors to assist them in assessing our performance and operating trends. These non-GAAP financial measures are not in accordance with, nor a substitute for or superior to, the comparable financial measures under generally accepted accounting principles in the United States of America (GAAP) and are reconciled to GAAP in Appendix A to this proxy statement.

(1)
Organic sales change refers to the increase or decrease in sales excluding the estimated impact of currency translation, product line exits, acquisitions and divestitures, and, where applicable, the extra week in the prior fiscal year. Percentages represent compound annual growth rates.

(2)
Adjusted EPS refers to reported income from continuing operations per common share, assuming dilution, adjusted for tax-effected restructuring costs and other items. Percentages represent compound annual growth rates.

(3)
Free cash flow refers to cash flow from operations, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from sales (purchases) of investments. Free cash flow excludes uses of cash that do not directly or immediately support the underlying business, such as discretionary debt reductions, dividends, share repurchases, and certain effects of acquisitions and divestitures (e.g., cash flow from discontinued operations, taxes, and transaction costs).

        In May 2014, we announced new long-term financial targets through 2018. We raised the midpoint of our long-term organic sales growth target from 4% to 4.5%, reflecting confidence in the trajectory of our two primary operating segments. We continued targeting double-digit adjusted EPS growth. We also introduced a target for ROTC, which has long been a key internal financial metric for our company. We believe that the combination of our growth and ROTC targets effectively communicates our value creation objectives, which together are a proxy for economic value added (EVA), one of the

Avery Dennison Corporation | 2016 Proxy Statement | 25

performance objectives used in our long-term incentive compensation program. As shown below, based on our results for the first two years of this five-year period, we are on track to deliver our 2018 commitments to investors.

	2014-2018 TARGETS	2014-2015 RESULTS
Organic Sales Growth	4%-5%	4%
Adjusted EPS Growth	12%-15%+	13%
Return on Total Capital(1)	16%+ in 2018	15% in 2015 (up from 11% in 2013)

ON TRACK TOWARD 2018 FINANCIAL TARGETS

(1)	Return on total capital refers to income from continuing operations excluding the expense and tax benefit of debt financing divided by the average of beginning and ending invested capital.

2015 PERFORMANCE†

        Fiscal year 2015 was another year of solid progress for our company. With net sales of approximately $6.0 billion, we delivered 4.6% in organic sales growth and 10.6% growth in adjusted EPS. Adjusted EPS for the year of $3.44 exceeded the high end of the $3.20-$3.40 guidance range we provided to investors in January 2015. Free cash flow rebounded to $329.4 million from $184.7 million in the prior year, which reflected actions we took in 2014 to reduce the volatility associated with year-end changes to our levels of working capital.

Disciplined Capital Allocation

        We achieved these results while maintaining a healthy balance sheet and continuing the disciplined execution of our capital allocation strategy. Over the last five years, we have returned more than $1.5 billion to our stockholders, delivering on our commitment to return an increased amount of cash to our stockholders. In 2015, we returned approximately $365 million to our stockholders by (i) repurchasing 3.9 million, or approximately 4%, of our outstanding shares at an aggregate cost of approximately $232 million and (ii) paying an annual dividend of $1.46 per share for an aggregate amount of approximately $133 million. We have paid quarterly dividends for decades and increased our annual dividend rate per share by over 80% since 2010; most recently, we raised the quarterly dividend rate by 6% in June 2015.

†
For complete information regarding our 2015 performance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" — in particular the information contained under the heading "Non-GAAP Financial Measures" — and our audited consolidated financial statements and notes thereto contained in our 2015 Annual Report.
Avery Dennison Corporation | 2016 Proxy Statement | 26

STRONG THREE- AND FIVE-YEAR CUMULATIVE TSR

        As shown below, our strong annual total stockholder return (TSR) of approximately 24% in 2015 contributed to our substantial outperformance in three-year cumulative TSR for the 2013-2015 period compared to the S&P 500 and the median of the S&P 500 Industrials and Materials subsets (we are a member of the Materials subset, but also share many characteristics with members of the Industrials subset; investors have advised us that they look at both subsets in evaluating our relative performance). TSR measures the return that we have provided our stockholders, including stock price appreciation and dividends paid (assuming reinvestment thereof).

Three-Year Cumulative TSR

        For the 2011-2015 five-year period, our cumulative TSR was above the peer company median but below the S&P 500; annual TSR was higher than both groups in three of the five years, including significant outperformance in 2015.

TOTAL STOCKHOLDER RETURN
	2011	2012	2013	2014	1-Year TSR	3-Year TSR	5-Year TSR

AVY	-30.2%	26.2%	47.5%	6.2%	23.8%	93.9%	70.8%

S&P 500	2.1%	16.0%	32.4%	13.7%	1.4%	52.6%	80.8%

S&P Indus. & Mats.* (median)	-3.3%	19.3%	39.9%	11.3%	-7.2%	49.0%	67.2%
*
Based on companies in subsets as of December 31, 2015.

2015 SAY-ON-PAY VOTE AND STOCKHOLDER ENGAGEMENT

        Our Board and management continued their long-standing practice of open dialogue with stockholders in 2015. We made significant changes to our executive compensation program in 2014 and 2015 (described in the chart below) to address direct feedback from our stockholders and more closely align our long-term incentive compensation with our financial profile and business strategies. These changes demonstrate the Committee's commitment to pay for performance and their responsiveness to stockholder feedback.

Avery Dennison Corporation | 2016 Proxy Statement | 27

Results and Analysis of 2015 Vote

        At the 2015 Annual Meeting, approximately 92% of our stockholders approved our 2014 executive compensation. This level of support returned to the level we received in 2013, after having fallen to approximately 70% in 2014, below what we and the Committee deemed acceptable. During dialogue with our stockholders in connection with the 2014 Annual Meeting, we determined that there was a need to highlight the significant impact on our long-term pay-and-performance alignment of our relatively poor performance in 2011, which represented the inflection point in our turnaround. We also determined that we needed to better explain market-leveraged stock units (MSUs), the new equity award vehicle adopted by the Committee based on the expert advice and recommendation of its independent compensation consultant, Towers Watson.

        To address the feedback we received and to provide additional disclosure on certain aspects of our executive compensation program, we filed supplemental proxy materials in April 2014 and 2015. These materials described the transformation of our businesses since 2011 and the resulting strong TSR outperformance during the 2012-2014 period compared to the S&P 500. We also provided additional disclosure on our compensation program, particularly relating to MSUs, which replaced stock options and restricted stock units (RSUs) to reduce our burn rate and make our long-term incentive program fully performance based. This change served to better support our business transformation and to address stockholder concerns. During 2014 and 2015, we made several changes to our compensation program based on the feedback we received, which are described under Recent Compensation Changes on the following pages.

        The Compensation Committee believes that the 92% approval of our 2015 say-on-pay vote, along with positive feedback we received during our engagement with stockholders, indicates their strong support of the changes to our compensation program made in 2014 and 2015, as well as the improved CD&A disclosure contained in our 2015 proxy statement.

Ongoing Stockholder Engagement

        We value stockholder feedback on our executive compensation policies and practices, and we actively solicit input through our stockholder engagement program. Our engagement program begins in the spring of each year, with the filing of our proxy statement. After we file our proxy statement and supplementary proxy materials with the SEC, we reach out to our largest investors (generally representing 50-70% of our shares outstanding as of the record date), sharing these materials and offering members of management and/or the Board for a meeting to discuss our executive compensation and answer questions regarding the items being brought before the Annual Meeting. On the day of the Annual Meeting, we discuss preliminary vote results with our Board, following up with a more detailed analysis of the vote results, including feedback from investors and views of proxy advisory firms, with Committees of the Board in the summer. In the fall, we again reach out to our largest investors to discuss executive compensation without the time pressures associated with proxy season; these more general discussions allow us to hear what issues are important to our stockholders. In the winter, as we prepare for the following proxy season, we review the feedback from our fall outreach effort with management and our Board and consider whether any changes to our executive compensation program are advisable. We also keep investor feedback in mind as we prepare our next proxy statement, enhancing or clarifying our disclosure as appropriate.

        Our Board and management continued their long-standing practice of open dialogue with stockholders in 2015. In advance of the 2015 Annual Meeting, we proactively contacted our thirty largest institutional stockholders, representing over 60% of our then-outstanding shares, to solicit their views on our executive compensation program and make directors and management available to answer questions or address concerns. As a result of this effort, we engaged in telephonic discussions with stockholders representing approximately 35% of our then-outstanding shares. In addition, after one of our directors and members of management met in person with four of our largest stockholders and the two leading proxy advisory firms in the fall of 2014, we followed up on these meetings with as-needed engagement during 2015.

        During 2015 engagement, our stockholders expressed support for the substantial changes made to our executive compensation program in response to our low 2014 say-on-pay result and stockholder feedback (as described on the following pages), which they felt enhanced pay-for-performance linkage and more closely aligned the interests of our executives with those of our stockholders. In addition, they appreciated the more graphical and streamlined disclosure in our 2015 proxy statement. Investors requested additional information regarding the EVA performance objective used for our grants of performance units (PUs) over the past few years; responsive disclosure has been included in this CD&A.

Avery Dennison Corporation | 2016 Proxy Statement | 28

RECENT COMPENSATION CHANGES

        The Committee discussed the feedback received from our stockholders with management and Towers Watson, taking several actions to address stockholder concerns. These changes, which are described in the chart below, demonstrate the Committee's ongoing evaluation of our executive compensation program and willingness to make adjustments to reflect feedback received from stockholders and changes in our company's financial profile and business strategies.

ISSUE	STOCKHOLDER FEEDBACK	ACTIONS TAKEN BY COMMITTEE

CHANGES MADE IN 2013
Share Utilization

Our burn rate (the three-year average of the sum of stock options and time-vesting restricted stock units (RSUs) granted during the year plus MSUs and PUs vested during the year, divided by the weighted average of common shares outstanding) at the end of 2012 was above 2%

Our dilution (outstanding equity awards divided by the weighted average of common shares outstanding) at the end of 2012 was over 10%

Suspended regular grants of stock options given impact on share usage relative to full-value awards

Began granting cash-based incentives to lower-level management to more conservatively manage share usage and reduce dilutive impact to stockholders

As a result of these changes, our burn rate and dilution at the end of 2015 had significantly decreased to 0.4% and 4.0%, respectively
Performance-Based Nature of LTI Awards	Program included stock options, which some stockholders and proxy advisory firms did not view as performance based Program included RSUs, which are not performance based
Replaced regular grants of stock options and RSUs with performance-based MSUs, which vest over one-, two-, three- and four-year performance periods (with an average vesting period of 2.5 years) based on our absolute TSR

Increased allocation of three-year cliff-vesting performance units (PUs) from 40% of long-term incentive (LTI) to 50%

Suspended regular grants of time-vesting RSUs to executives

These changes made our long-term incentive program fully performance based
Single Performance Objective for PUs	Single performance objective could unduly focus management on that measure to the exclusion of other measures of performance
Reintroduced cumulative EVA as a second performance objective for PUs (in addition to relative TSR), weighted 50% for our corporate NEOs (based on our company as a whole) and 75% for our business group NEOs (based on their respective business group), to motivate our NEOs to achieve profitable growth as well as increase stockholder value
Avery Dennison Corporation | 2016 Proxy Statement | 29

ISSUE	STOCKHOLDER FEEDBACK	ACTIONS TAKEN BY COMMITTEE

CHANGES MADE IN 2014 AND 2015
PU Performance Criteria	Potential for above-target payouts in periods of negative absolute TSR
Capped the payout for the relative TSR component of PUs at 100% of target for any three-year performance period in which absolute TSR is negative to prevent management from being unduly enriched when stockholders experience loss, while still incenting executives to deliver relatively strong performance during challenging economic periods
MSU Performance Criteria	Vesting of MSUs at threshold with TSR of -30% and vesting of MSUs at target where TSR is flat
Increased threshold performance level for absolute TSR from -30% to -15% and target performance level from flat TSR to TSR of 10%. The performance level required for maximum payout was proportionally adjusted from TSR of 100% to 75%. Previous performance criteria for threshold and target payouts appropriately reflected the business transformation underway when the MSU program began; more stringent threshold and target performance criteria reflect our improved financial profile and business strategies
MSU Vesting Schedule	Long-term incentives vesting ratably, including one-year performance periods
Clarified disclosure to reflect that MSUs vest based on one-, two-, three- and four-year performance periods, with an average vesting period of 2.5 years. Emphasized MSUs were designed to advance retention objective because they replaced stock options and RSUs (both of which had annual vesting opportunities) and balance PUs (which cliff-vest after three years)
Maximum Potential AIP Award	Combination of maximum financial modifier of 200% and maximum individual modifier of 150% could result in outsize AIP award of 300%
Capped AIP awards at 200% of target (financial modifier and individual modifier combined) for all NEOs, consistent with our historical practice for our CEO. This cap has now been extended to all AIP participants
AIP Individual Modifier	Committee's evaluation of NEO performance could increase AIP awards in seemingly discretionary manner	Committed to providing greater transparency of individual modifier components for CEO, consistent with disclosure in our 2014 supplemental proxy materials and 2015 proxy statement
Above-Median Benchmarking	Base salaries targeted at the lower end of the third quartile and closer to the market median	Confirmed practice of targeting base salaries at the market median. Continued emphasizing that total direct compensation is targeted at the median
Hedging and Pledging Policy	Despite historical record of no hedging or pledging by officers or directors, had not formally prohibited such activities given pending SEC regulations	Amended insider trading policy expressly to prohibit hedging and pledging by directors and officers

CEO TRANSITION

        In October 2014, Mr. Scarborough resigned from the office of President and Mr. Butier was elected by our Board as President and COO effective November 1, 2014. Mr. Butier served in both these roles throughout 2015, resigning from his additional position of CFO in March 2015 in connection with the appointment of Anne Bramman as our Senior Vice President and CFO. In February 2016, after having discussed CEO transition matters during executive session at all but the first meeting held during 2015, our Board determined to elect Mr. Butier as President and CEO effective May 1, 2016, succeeding Mr. Scarborough in the CEO role at that time. The independent directors of our Board also determined to elect, subject to his election by our stockholders, Mr. Scarborough as Executive Chairman of our Board also effective May 1, 2016. In recognition of responsibilities in these respective roles, as well as the advice of its independent compensation consultant, Willis Towers Watson, the Committee made the following decisions:

  •
  For Mr. Butier, increase his base salary from $765,000 to $1,100,000 effective May 1, 2016; raise his 2016 target AIP and LTI opportunities from 90% and 300%, respectively, to 125% and 400%, respectively (the AIP opportunity will be prorated based on the portion of the year for which he serves as President and COO and the portion for which he serves as President and CEO); and, consistent with similar promotion grants to CEOs in the market, grant him an option to
Avery Dennison Corporation | 2016 Proxy Statement | 30

    purchase shares of our common stock with a grant date fair value of approximately $2,000,000 on June 1, 2016, which will vest 50% on each of the third and fourth anniversaries of the date of grant. This equity grant provides for realizable gains that align directly with the long-term appreciation of our common stock and intentionally differs from our annual LTI awards to underscore its special purpose and one-time nature. Mr. Butier's new target total direct compensation (TDC) of $6,875,000 is less than the market median; the Committee believes that positioning his compensation at the 40th percentile acknowledges that he will be new to the CEO role yet compensates him within a reasonable CEO market range.

  •
  For Mr. Scarborough, decrease his base salary from $1,125,000 to $875,000 effective May 1, 2016 and decrease his 2016 target AIP and LTI opportunities from 125% and 450%, respectively, to 100% and 300%, respectively (the AIP opportunity will be prorated based on the portion of the year for which he serves as Chairman and CEO and the portion for which he serves as Executive Chairman). Mr. Scarborough's 2016 target TDC of $4,375,000 is at (i) the market median for an executive chairman role and (ii) represents a 45% decrease from his current target TDC of $7,593,750. The Committee believes that in his new role as Executive Chairman, Mr. Scarborough will provide critical leadership experience and mentorship to facilitate a smooth CEO transition.

  For 2017, Mr. Scarborough's base salary is expected to be further reduced to $230,000; he is not expected to be eligible to participate in the AIP; and his annual LTI opportunity is expected to be valued at approximately $140,000, the same as that of our non-employee directors. Mr. Scarborough's anticipated 2017 target TDC of $370,000 is expected to be at the market median for a non-executive chairman.

OVERVIEW OF PAY PHILOSOPHY AND EXECUTIVE COMPENSATION COMPONENTS

        The Committee has designed our executive compensation program to reflect its philosophy that a substantial majority of compensation should be tied to our success in meeting predetermined performance objectives and positively influencing stock price appreciation, providing higher compensation when we deliver superior, sustained performance. The objective of this strategy is to motivate our executives to achieve our annual and long-term financial goals and recognize their contributions in delivering strong corporate and/or business group performance. The Committee implements this philosophy and incents our executives by following three key principles:

  •
  Positioning target TDC and each component thereof at the market median, giving consideration to responsibilities, individual performance, tenure, retention, succession and market factors;

  •
  Aligning our annual incentive awards with our annual operating plan and key financial and strategic objectives that are predetermined and objectively measurable; and

  •
  Rewarding long-term performance using absolute and relative TSR, as well as cumulative EVA, all of which focus our executives on consistent and sustainable stockholder value creation.

        Our incentive compensation for 2015 consisted of a target award under our AIP and LTI awards, with payouts determined based on our performance against goals established by the Committee in February 2015. The Committee structures annual incentive compensation to reward NEOs based on corporate and/or business group performance, as well as their individual contributions, to motivate them and align their compensation with stockholder interests. Our long-term incentive compensation awards provide upside opportunity for exceeding performance targets and downside risk, up to and including cancellation, for failing to achieve performance targets, with targets generally established at or above the midpoint of our annual guidance and consistent with our long-term financial goals.

Avery Dennison Corporation | 2016 Proxy Statement | 31

 Elements of Total Direct Compensation

        As shown in red in the following graph, the substantial majority of our Current NEOs' target TDC in 2015 was performance-based and at risk.

2015 Target Total Direct Compensation Mix

Avery Dennison Corporation | 2016 Proxy Statement | 32

        Over the past five years, our cumulative TSR has increased over 70% while our CEO's compensation has increased only 18%. See the Summary Compensation Table in this proxy statement for more information.

Five-Year CEO Pay and Cumulative TSR

Avery Dennison Corporation | 2016 Proxy Statement | 33

STRONG COMPENSATION GOVERNANCE PRACTICES

        Our executive compensation program incorporates the following best practices, which we believe ensure that it serves the long-term interests of our stockholders.

POLICY OR BEST PRACTICE	DESCRIPTION AND BENEFIT TO OUR STOCKHOLDERS

PAY FOR PERFORMANCE

Median Targeting	TDC (base salary + annual cash incentive opportunity + long-term equity incentive opportunity) and the components thereof are targeted at the median of companies similar in size, scope and complexity, giving consideration to responsibilities, individual performance, tenure, retention, succession and market factors.
Majority of Compensation Performance-Based	For 2015, 85% of our CEO's and an average of 70% of our other Current NEOs' target TDC was tied to company performance and at risk of cancellation if our performance is poor.
Capped Annual Incentive Set At or Above Midpoint of Guidance	Annual cash incentive compensation is based primarily on our achievement of performance objectives targeted at or above the midpoint of our annual guidance and consistent with our long-term financial goals, and secondarily on the Committee's assessment of our NEOs' achievement of predetermined and objectively measurable strategic objectives, with awards capped at 200% of target.
Majority Long-Term Equity Incentive Compensation	Our equity-based incentive awards emphasize long-term performance, with PUs cliff-vesting at the end of three years and MSUs having an average vesting period of 2.5 years. Equity compensation aligns NEO interests with stockholder interests by delivering compensation dependent on our long-term performance and stockholder value creation.
No Annual Stock Options	Given their past adverse impact on our burn rate and related stockholder feedback, we last made a regular grant of stock options in 2012.

BEST PRACTICES

No Employment Agreements	Our NEOs are employed at will.
Rigorous Stock Ownership Guidelines	Our CEO is required to obtain and maintain shares equal to the lesser of 5x his annual salary or 95,000 shares; he currently owns shares with a market value greater than 28 times his annual salary. All of our Current NEOs are in compliance with our stock ownership guidelines.
No Hedging or Pledging	Our insider trading policy prohibits our directors and officers from hedging or pledging our common stock and all our Current NEOs are in compliance with the policy.
Low Burn Rate and Dilution	Our burn rate and dilution at the end of fiscal year 2015 were 0.4% and 4.0%, respectively.
Clawback Policy	Cash and equity incentive compensation is subject to clawback in the event of fraud or other intentional misconduct on the part of an NEO that necessitates a restatement of our financial results.
No Excise Tax Gross Ups	We do not gross-up payments received in connection with termination following a change of control for excise taxes.
Double Trigger Equity Vesting	Equity awards granted after April 2012 would not be accelerated on change of control, unless the NEO is terminated without cause or terminates for good reason within 24 months thereof.
No Repricing/Exchange of Underwater Stock Options	Our stock option and incentive plan prohibits the repricing/exchange of underwater options without stockholder approval.
Limited Perquisites	Other than a capped financial planning reimbursement and our payment for an annual physical examination, our NEOs receive a flat taxable executive benefit allowance in lieu of enumerated perquisites that is not subject to any tax gross-up.
Reasonable Severance Benefits	Severance formula:
 CEO: 2x (annual salary + highest AIP award in last three years + cash value of 12 months of health insurance premiums)
Other Current NEOs: 1x (annual salary + highest AIP award in last three years + cash value of 12 months of health insurance premiums)
Reasonable Change of Control Benefits	Change of Control Severance Formula (requires termination within 24 months of a change of control):
 CEO: 3x (annual salary + highest AIP award in last three years + cash value of 12 months of health insurance premiums) + prorated AIP award for year of termination
Other Current NEOs: 2x (annual salary + highest AIP award in last three years + cash value of 12 months of health insurance premiums) + prorated AIP award for year of termination

STRONG GOVERNANCE

Independent Oversight	The Committee is comprised solely of independent directors and its executive compensation decisions are ratified by our independent directors.
Independent Expert Advice
Willis Towers Watson (formerly Towers Watson), which has been determined by the Committee to be independent and free of conflicts of interest, provides the Committee with expert executive compensation advice.
Avery Dennison Corporation | 2016 Proxy Statement | 34

SUMMARY OF COMPENSATION DECISIONS FOR 2015

        The Committee targets TDC for NEOs at the median of companies similar in size, scope and complexity with which we compete for executive talent, giving consideration to responsibilities, individual performance, tenure, retention, succession and market factors. TDC includes base salary, target AIP opportunity and target LTI opportunity. The Committee believes this positioning is appropriate given our business portfolio mix, product diversity and the global nature of our operations, which require our executives to have a wide range of business leadership experience and skills.

        In determining 2015 NEO compensation, the Committee gave consideration to the following:

    •
    Company/Business Performance — Our company's overall operational and financial performance including our 2015 adjusted sales growth, adjusted EPS, and free cash flow, as well as the performance of our two largest business segments;

    •
    Stockholder Alignment — Our TSR on an absolute basis, as well as relative to a predetermined list of peer group companies;

    •
    Annual Individual Performance — Each NEO's individual performance against the strategic objectives established for them at the beginning of the year;

    •
    Competitiveness — Market pay practices and company performance relative to the competitive marketplace; and

    •
    Responsiveness to Investors — The results of our 2015 say-on-pay vote and feedback received during the course of our ongoing stockholder engagement program.

        The key elements of 2015 NEO target TDC are shown in the following table. While we provide consistent, market-competitive total direct compensation opportunities for our NEOs, the actual compensation they realize varies year-to-year based primarily on our company's performance.

2015 TOTAL DIRECT COMPENSATION (TDC)

COMPONENT	DESCRIPTION	DECISIONS IMPACTING 2015 EXECUTIVE COMPENSATION

PERFORMANCE-BASED EQUITY Target LTI Awards 66% of TDC for CEO Avg. 51% of TDC for Other Current NEOs	Provides variable, equity-based incentive compensation to align NEO interests with stockholder interests and drive long-term value creation

LTI opportunity based on market survey data; award vehicles, performance criteria and weightings based on expert advice and recommendations of Towers Watson

LTI Awards Granted in 2015

•

There were no changes to NEO target LTI opportunities for 2015, other than: (i) an increase in Mr. Butier's target LTI opportunity from 200% to 300% in connection with his election as President and Chief Operating Officer and (ii) for 2015 only, increases of 40% for Mr. Gravanis, 30% for Ms. Hill, and around 10% for Messrs. Butier and Neville, reflecting the impact their leadership had in contributing to our strong financial performance in 2014.

•

50% in PUs that cliff-vest at the end of a three-year period subject to our achieving at least the threshold level of performance for the cumulative EVA and relative TSR performance objectives established for the award. To reflect stockholder feedback, the payout for the TSR component is now capped at 100% of target for any three-year performance period in which absolute TSR is negative. No other changes to performance objectives or weightings from 2014.

•

50% in MSUs that vest based on our absolute TSR over one-, two-, three- and four-year performance periods, with an average vesting period of 2.5 years. To reflect stockholder feedback and reflect our improved financial profile and business strategies, the Committee revised the performance criteria to make them more challenging: (i) the threshold performance level for absolute TSR increased from -30% to -15%, and (ii) the target performance level increased from flat TSR to requiring a TSR of 10%. The Committee also proportionally adjusted the payout level for threshold performance from 70% to 85% and the TSR required for a maximum payout from 100% to 75%.

Avery Dennison Corporation | 2016 Proxy Statement | 35

2015 TOTAL DIRECT COMPENSATION (TDC)

COMPONENT	DESCRIPTION	DECISIONS IMPACTING 2015 EXECUTIVE COMPENSATION
LTI Awards Vesting in 2015

•

Our TSR was at the 93rd percentile of an objectively determined peer group established at the time of grant. Cumulative EVA for our company was $308.2 million. As a result, the PUs granted in 2013 vested at 200% of target for our corporate NEOs and our business group Current NEO (Mr. Gravanis) for the 2013-2015 performance period.

•

Payout at vesting for MSUs is determined based on the following formula:

(stock price at settlement + reinvested dividends during the period)
stock price at grant

•

3rd Tranche payout for MSUs granted in 2013

—

($59.74 + $4.80)/$36.00 = 1.79

—

Paid out at 179% of target

•

2nd Tranche payout for MSUs granted in 2014

—

($59.74 + $3.21)/$50.24 = 1.25

—

Paid out at 125% of target

•

1st Tranche payout for MSUs granted in 2015

—

($59.74 + $1.49)/$52.74 = 1.16

—

Under the revised payout scale approved for 2015 MSU grants, the TSR range between target and maximum payouts decreased from 100% (reflecting flat TSR to TSR increase of 100%) to 65% (reflecting 10% TSR to 75% TSR); as a result, every one percentage point increase in TSR above 10% equates to a 1.54% increase in payout.

—

(1.16 – 1.10) × 1.54 + 1 = 1.09

—

Paid out at 109% of target

PERFORMANCE-BASED CASH Target AIP Award Capped at 200% of target 19% of TDC for CEO Avg. 19% of TDC for Other Current NEOs	Provides variable, cash-based incentive to motivate our executives to grow sales, increase profitability and deliver strong free cash flow consistent with our long-term financial objectives

AIP opportunity based on market survey data; financial modifier based on corporate and/or business group performance; individual modifier based on predetermined and measurable strategic objectives

There were no changes in previously-serving NEO target AIP opportunities for 2015, except for (i) an increase in Mr. Butier's target AIP opportunity from 75% to 90% in connection with his election as President and COO and (ii) an increase in Mr. Gravanis' target AIP opportunity from 50% to 60% in connection with his election as President, Materials Group.

Our company and/or business group performance resulted in financial modifier for CEO and other corporate Current NEOs of 123% and financial modifier for business group Current NEO of 161%.

Individual NEO performance warranted modifiers within the range of 100% to 125%, reflecting their performance against their strategic objectives established at the beginning of 2015.

The Committee determined AIP awards within the range of 110% to 154% of target.

FIXED Base Salary 15% of TDC for CEO Avg. 30% of TDC for Other Current NEOs	Provides fixed, market competitive monthly income for performing daily responsibilities	Excluding promotions and initial appointments, the Committee provided NEOs limited salary increases of around 2%, consistent with the average increase for U.S. employees.
2015 TDC TARGETED AT MEDIAN

        In addition to these primary elements of our executive compensation program, we also provide our NEOs with limited perquisites and benefits that the Committee believes are comparable to other multinational public companies.

Avery Dennison Corporation | 2016 Proxy Statement | 36

DISCUSSION OF COMPENSATION COMPONENTS AND
DECISIONS IMPACTING 2015 COMPENSATION

        The Committee aims to have base salaries at the market median, with the substantial majority of NEO compensation consisting of incentive compensation to advance the Committee's pay-for-performance philosophy. This methodology drives higher realized compensation when our financial performance is stronger and lower realized compensation when our financial performance is weaker. In addition, it provides the Committee with the flexibility to respond to changing business conditions, manage compensation in accordance with career progression, and adjust compensation to reflect differences in executive experience and performance.

BASE SALARY

        Increases in base salary are generally driven by the average percentage merit increase provided to our U.S. employees, subject to marginal increase or decrease based on the NEO's performance and the market median for positions with similar scope and responsibility. In February 2015, the Committee approved a 2% base salary increase for our then-serving NEOs consistent with the average increase for U.S. employees. Ms. Bramman's initial base salary was approved in connection with her election as Senior Vice President and CFO and Mr. Gravanis's base salary was increased from $330,957 to $500,160 in connection with his promotion to President, Materials Group. Mr. Gravanis' base salary was converted from Euros to U.S. dollars using the exchange rate as of our fiscal year-end. Base salaries for these two NEOs fell around the market median for roles with similar scope and responsibility.

2015 AIP AWARDS

        The 2015 AIP was designed to incent management to create long-term stockholder value. AIP awards are determined using the following formula:

2015 Target AIP Opportunities

        As a percentage of 2015 year-end base salary, the target AIP opportunities for 2015 were 125% for Mr. Scarborough; 90% for Mr. Butier; 75% for Mr. Neville; 60% for Mses. Bramman and Hill; and 57% for Mr. Gravanis. The target AIP opportunities for previously-serving NEOs were unchanged from last year, except for Mr. Butier's, which increased from 75% to 90% of base salary in connection with his election as President and COO. The opportunity for Mr. Gravanis was prorated based on his previous AIP opportunity of 50% and his current AIP opportunity of 60%.

2015 AIP Performance Objectives and Weightings

        The following performance objectives and weightings for the 2015 AIP were established and weighted by the Committee, in consultation with Towers Watson. Our CEO, COO, CFO and Chief Human Resources Officer participated during portions of the meeting during which the Committee reviewed and recommended performance objectives for our AIP and analyzed our performance against these objectives.

        For our business group NEOs (Messrs. Gravanis and Neville), the Committee determined to link 75% of the AIP financial modifier to their respective business group's results and 25% to corporate results. The business group performance objectives were designed to be achievable only if our business groups substantially improved upon their 2014 performance and delivered results consistent with the achievement of the long-term financial targets we announced in May 2012 and May 2014.

Avery Dennison Corporation | 2016 Proxy Statement | 37

        In setting the targets for these objectives, the Committee aimed to (i) ensure consistency with our long-term financial targets and (ii) require adjusted EPS and free cash flow improvement from the actual amounts achieved in the prior year. These were the same objectives and weightings used for purposes of the 2014 AIP to continue incenting our NEOs to increase sales on an organic basis, improve profitability and generate strong free cash flow.

        Target adjusted sales growth was set at the low end of our long-term target, reflecting top-line challenges in our Retail Branding and Information Solutions (RBIS) segment. The target adjusted EPS performance goal was established at the midpoint of the guidance we announced to investors in January 2015, reflecting the uncertain economic environment at that time and anticipated headwinds from currency. Target free cash flow was set 5% above the annual target of $300 million reflected in our 2015 financial targets. Because our annual operating plan builds on results for the prior year and takes into account the anticipated business environment — as well as our strategic plans, operational matters and planned capital expenditures — our AIP targets reflect these factors as well.

CORPORATE AIP TARGETS VS. PRIOR YEAR RESULTS
	2014 Results	2015 AIP Target
Adjusted Sales Growth	4.2%	3.0%
Adjusted EPS	$3.11	$3.30
Free Cash Flow	$185 mil.	$315 mil.

2015 Financial Modifiers

        Financial modifiers are capped at 200%. Consistent with prior years, in evaluating our achievement of these performance objectives, the Committee has the discretion to exclude the impact, positive or negative, of extraordinary items such as acquisitions and divestitures; restructuring and integration actions not included in our annual net income plan; changes in accounting principles, tax codes or related regulations and rulings; natural disasters, terrorism and war; costs related to the early extinguishment of debt; costs of litigation outside the normal course of business; and non-cash charges associated with the impairment of long-lived assets.

        The following table shows the AIP financial modifiers for our NEOs for 2015. As shown, we exceeded the target level established for all performance objectives established for corporate NEOs and our business group Current NEO. Our corporate and business group performance resulted in AIP financial modifiers of 123% for our corporate NEOs and 157% for our business group Current NEO. Because he was not employed by us at the end of 2015, Mr. Neville was not eligible for a 2015 AIP award.

Avery Dennison Corporation | 2016 Proxy Statement | 38

2015 NEO AIP FINANCIAL MODIFIERS

NAME	PERFORMANCE OBJECTIVE	WEIGHTING	THRESHOLD (50%)	TARGET (100%)	MAXIMUM (200%)	2015 ACTUAL	MODIFIER	WEIGHTED AVERAGE MODIFIER
Mr. Scarborough Mr. Butier	Total Company Adjusted Sales Growth(1)	20%	0.9%	3.0%	7.1%	3.4%	110%	22%

Ms. Bramman Ms. Hill	Total Company Adjusted EPS(2)	60%	$3.10	$3.30	$3.70	$3.44	135%	81%

	Total Company Free Cash Flow(3)	20%	$240M	$315M	$466M	$329M	100%	20%

Corporate NEO Financial Modifier								123%

Mr. Gravanis	Total Company Adjusted EPS(2)	25%	$3.10	$3.30	$3.70	$3.44	135%	34%

Materials Group (MG)	PSM Segment Adjusted Sales Growth(4)	20%	0.8%	2.9%	7.0%	4.1%	130%	26%

	PSM Segment Adjusted Net Income(4)(5)	35%	$310M	$326M	$359M	$361M	200%	70%

	PSM Segment Free Cash Flow(4)	20%	$250M	$290M	$370M	$358M	157%	31%

MG NEO Financial Modifier								157% (6)

Mr. Neville	Total Company Adjusted EPS(2)	25%	$3.10	$3.30	$3.70	—	—	—

Retail Branding and Information	RBIS Segment Adjusted Sales Growth(4)	20%	1.5%	4.1%	9.3%	—	—	—

Solutions (RBIS)	RBIS Segment Adjusted Net Income(4)(5)	35%	$63M	$72M	$81M	—	—	—

	RBIS Segment Free Cash Flow(4)	20%	$65M	$85M	$125M	—	—	—
(1)
Total Company Adjusted Sales Growth refers to reported sales growth of (5.7)%, excluding the unfavorable impact of currency translation of 8.6% and product line divestitures of 0.6%. Although excluded in determining organic sales growth, the impact of the extra week in the prior fiscal year is reflected in adjusted sales growth targets.

(2)
Total Company Adjusted EPS refers to reported net income per common share, assuming dilution, of $2.95, adjusted for tax-effected restructuring costs and other items of $0.49.

(3)
Total Company Free Cash Flow refers to cash flow from operations of $473.7 million, minus purchases of property, plant and equipment of $135.8 million and software and other deferred charges of $15.7 million, plus proceeds from sales of property, plant and equipment of $7.6 million, minus purchases of investments of $0.5 million, plus net divestiture-related payments and free cash outflow from discontinued operations of $0.1 million. Free cash flow was measured quarterly to align with business seasonality and focus on consistent management of working capital throughout the year, subject to adjustment if full-year targets were not achieved. While 2015 free cash flow exceeded target by approximately 9%, the average quarterly performance resulted in a modifier of 100%.

(4)
Adjusted sales growth, adjusted net income and free cash flow measures at the segment level are internal metrics. These metrics either exclude or make simplifying assumptions for items that cannot be allocated precisely by segment, such as interest and income tax expenses, and related balance sheet accounts, such as deferred tax assets and liabilities, income tax payables and receivables, and short- and long-term debt. Certain balance sheet accounts such as pension and other postretirement benefits and insurance that are generally managed at the corporate level, as well as the impact of foreign currency translation, are also excluded from the calculation of these metrics for the segments. The impact of intercompany sales is included in segment metrics. While 2015 PSM segment free cash flow was over 180% of target, the average quarterly performance resulted in a modifier of 157%.

(5)
Adjusted net income refers to reported net income adjusted for tax-effected restructuring costs and other items.

(6)
Financial modifier reduced from 161% to 157% to reflect a reclassification for 2014 of certain liquid short-term bank drafts with maturities greater than 90 days to other current assets. Mr. Gravanis' financial modifier was prorated based on his previous role's financial modifier of 119% and his current role's financial modifier of 157%.

2015 NEO Performance Evaluations & Individual Modifiers

        Our NEOs are evaluated on their achievement of strategic objectives reflected in their individual performance plans for the year, with the Committee approving our CEO's goals for the year and our CEO approving the goals of our other NEOs. The NEOs' performance against their objectives is assessed in February of the following year. For the NEOs other than our CEO, this assessment considers the totality of their performance rather than assigning specific weights to each of the performance goals. Individual modifiers are capped at 150%, subject to the total cap on AIP awards of 200%.

Avery Dennison Corporation | 2016 Proxy Statement | 39

        The Committee reviewed and evaluated our CEO's 2015 performance, taking into account his performance against the measurable objectives established at the beginning of the year, his self-assessment of his performance and market reference and other data provided by Willis Towers Watson. Our CEO is not involved in the decisions regarding his own compensation, which are determined by the Committee meeting in executive session with Willis Towers Watson. The Committee determined the individual modifier for our CEO based on its assessment of his performance.

        For 2015, the Committee evaluated the performance of our CEO, determining that he met or exceeded four of his strategic objectives and nearly achieved the strategic objectives related to the RBIS and Vancive segments, as shown below:

2015 CEO PERFORMANCE EVALUATION

STRATEGIC OBJECTIVE	WEIGHTING	EVALUATION
Execute PSM goals, achieving targeted restructuring savings, delivering margin improvement, and growing sales in higher-value product categories	25%	Exceeded restructuring savings target; exceeded targeted margin improvement by nearly 10%; and significantly grew sales on an organic basis in specialty materials, performance tapes and graphics product categories
Deliver RBIS goals, reaching milestones on organic sales growth and margin improvement	25%	Radio-frequency identification and external embellishment product categories grew over 20% on an organic basis; significantly improved EBIT margin, nearly reaching goal; and implemented strategy to accelerate growth through a faster and simpler business model
Deliver milestones for our Vancive Medical Technologies segment, focusing on product family milestones and realizing targeted profitability	5%	Nearly achieved core business profitability goal and made the appropriate strategic decision to exit the wearable sensors product category when milestones were missed
Build acquisition pipeline by identifying, pursuing and actively engaging with potential targets	25%	Held substantive discussions with acquisition targets in excess of goal and actively engaged with targets in excess of goal
Deliver a succession plan that meets the Board's goals	10%	Mentored his recently announced successor, Mr. Butier, throughout 2015; appointed Ms. Bramman as Senior Vice President and CFO in March 2015; and appointed Mr. Gravanis as President, Materials Group in May 2015
Achieve 2015 sustainability goals and establish and commit to 2025 sustainability goals	10%	Met or exceeded 2015 sustainability goals; established and communicated aggressive 2025 sustainability goals; and signed the American Business Act on Climate Pledge for climate change, reflecting our goal of reducing greenhouse gas emissions

Individual Modifier Based on Committee Evaluation		110%

BASED ON PERFORMANCE AGAINST
PREDETERMINED AND MEASURABLE STRATEGIC OBJECTIVES

        Our CEO recommended to the Committee the individual modifiers for our other Current NEOs based on his assessment of their 2015 performance. The Committee considered our CEO's recommendations, challenged his assessments as needed and retained the discretion to approve individual modifiers for our other Current NEOs lower than what the CEO has recommended. Other than discussing with our CEO their performance against their predetermined strategic objectives, our other Current NEOs played no role in their compensation determinations.

        In determining the individual modifiers for our other Current NEOs, the Committee noted the following highlights of their respective 2015 performance:

    •
    Mr. Butier — Led our PSM segment for six months after becoming President & COO, refining its business strategy and setting it on course to achieve record 2015 results and exceed its 2018 targets; implemented a new strategy to increase competitiveness in the RBIS segment, delivering a significant course correction in the business' trajectory with progress against its long-term targets during the second half of 2015; supervised changes in leadership in the PSM and RBIS segments, providing mentorship to achieve successful transitions; and implemented a portfolio scoping strategy to accelerate growth in higher-value product categories.

    •
    Ms. Bramman — Successfully on-boarded as our CFO, quickly mastering our accounting policies and internal controls and establishing her vision for the global finance function; refined our capital deployment strategy, enabling continued return of cash to stockholders, investment in our businesses and pursuit of acquisition opportunities; oversaw our
Avery Dennison Corporation | 2016 Proxy Statement | 40

      information technology function, selecting a new enterprise resource planning system; and identified and mentored new corporate leaders for our tax and treasury functions.

    •
    Mr. Gravanis — Successfully transitioned to President, Materials Group, enabling our PSM segment to deliver its fourth consecutive year of strong organic sales growth, with significantly improved profitability; grew volume across all key product categories and regions, achieving above-average growth in targeted, higher-value categories; successfully implemented significant reorganization in Asia; and, in previous role as Vice President/General Manager, Materials Group Asia, consistently delivered on earnings objectives despite top-line challenges.

    •
    Ms. Hill — Led successful CEO succession planning, providing valuable insights to the Committee and guidance to executives; directly managed support of the human resources function in our PSM segment for the first six months of 2015; supported multiple leadership changes and successful transitions in our businesses, as well as in our corporate finance and communications functions; and implemented a new global performance management system.

        Based on the above assessments and after giving consideration to the recommendations of our CEO, the Committee approved the following individual modifiers for our other Current NEOs: 125% for Mr. Butier; 100% for Ms. Bramman; 100% for Mr. Gravanis; and 115% for Ms. Hill.

2015 AIP Awards

        Our Current NEOs received the AIP awards shown in the following table for 2015, based on their respective base salary at year-end 2015, AIP opportunity, financial modifier and individual modifier:

2015 NEO AIP AWARDS

NAME	2015 YE BASE SALARY	AIP OPPORTUNITY	TARGET AIP AWARD	FINANCIAL MODIFIER	INDIVIDUAL MODIFIER	AIP AWARD
Mr. Scarborough	$1,125,060	125%	$1,406,325	123%	110%	$1,902,758
Mr. Butier	$765,000	90%	$688,500	123%	125%	$1,058,569
Ms. Bramman	$550,000	60%	$330,000	123%	100%	$405,900
Mr. Gravanis*	$500,160	57%	$285,091	~145%	100%	$413,304
Ms. Hill	$501,503	60%	$300,902	123%	115%	$425,626

*
Mr. Gravanis' AIP award was prorated based on his previous role's AIP opportunity of 50% and financial modifier of 119% and his current role's AIP opportunity of 60% and financial modifier of 157%. Amounts converted from Euros to U.S. dollars using the exchange rate as of our fiscal year-end.

2015 GRANTS OF LTI AWARDS

        Our LTI program provides variable incentive compensation to enhance alignment of executive interests with stockholder interests and drive long-term value creation. The annual LTI awards granted in 2015 were fully performance-based and delivered in equity comprised of:

  •
  50% in PUs that cliff-vest at the end of a three-year period subject to our achievement of the cumulative EVA and relative TSR performance objectives established for the award; and

  •
  50% in MSUs that vest at the end of the one-, two-, three- and four-year performance periods, with an average vesting period of 2.5 years, based solely on our absolute TSR.

        Annual LTI awards were granted on the fourth Thursday of February 2015, the day our Board had its regularly-scheduled meeting. Given that her start date took place a few weeks after this grant, Ms. Bramman's 2015 LTI awards were granted in June 2015, consistent with our special award policy described below. The Committee does not offset the loss or gain of prior year grants in determining current year grants as doing so would compromise the intended risk/reward nature of these incentives.

        Although we have suspended the regular grant of options and RSUs to our executives, special awards may be granted by the Committee for hiring, promotion or retention purposes, with the awards granted on the first day of the last month of the calendar quarter following the hiring or promotion event or decision to make a retention grant. The Committee approved the following special awards for our NEOs in 2015:

  •
  for Mr. Butier, a promotion grant of RSUs on March 2, 2015 with a target grant date fair value of $2,000,000, 50% of which vested on the grant date, 40% of which will vest on December 1, 2016 and 10% of which will vest on the
Avery Dennison Corporation | 2016 Proxy Statement | 41

    three-year anniversary of the grant date. This replaced a grant from December 1, 2014 that was voided for not meeting our three-year minimum vesting requirement for time-vesting full-value awards;

  •
  for Mr. Neville, a promotion grant of RSUs on March 2, 2015 of RSUs with a target grant date fair value of $1,500,000, 90% of which would have vested on December 1, 2016 and 10% of which would have vested on the three-year anniversary of the grant date. This replaced a grant from December 1, 2014 that was voided for the same reason described above for Mr. Butier. These RSUs were cancelled upon the termination of Mr. Neville's employment in 2015;

  •
  for Ms. Bramman, a sign-on grant of RSUs on June 1, 2015 with a target grant date fair value of $400,000, which vest in equal installments on the first, second and third anniversaries of the grant date; and

  •
  for Mr. Gravanis, a promotion grant of RSUs on June 1, 2015 with a target grant date fair value of $750,000, which vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

        The table below sets forth the grant date fair value of the special awards made in 2015. As a result of the methodology for determining grant date fair value and timing, total values for special LTI awards were slightly below target values.

2015 NEO SPECIAL LTI AWARDS

NAME	PURPOSE	RSUs (#)	RSUs ($)(1)
Mr. Butier	Promotion(2)	38,081	$1,989,091
Ms. Bramman	Sign-on	6,492	$380,891
Mr. Gravanis	Promotion	12,172	$705,366
Mr. Neville(3)	Promotion(2)	28,561	$1,456,849

(1)
The fair value of RSUs was determined based on the fair value of our common stock on the grant date, adjusted for foregone dividends.
(2)
Replacement of grants originally made on December 1, 2014 and voided as described above.
(3)
Mr. Neville's RSUs were cancelled upon the termination of his employment.

Target LTI Opportunity

        As a percentage of 2015 year-end base salary, the target LTI opportunities for our NEOs were 450% for Mr. Scarborough, 300% for Mr. Butier (increased from 200% following his promotion as President and COO), 200% for Mr. Neville, 180% for Mses. Bramman and Hill and 130% for Mr. Gravanis. These target LTI award opportunities represented approximately 78% and 72%, respectively, of our CEO's, and other Current NEOs' average, total incentive compensation. For 2015 only, the Committee increased the LTI opportunities for Mr. Gravanis by 40%, Ms. Hill by 30%, and Messrs. Butier and Neville by approximately 10% to recognize the impact their leadership had in contributing to our strong financial performance in fiscal year 2014.

Performance Units (PUs)

        Awarded under our 2015-2017 Mid-Term Incentive Plan (MTIP), PUs cliff-vest in shares of our common stock after the end of a three-year period at threshold (50% payout), target (100% payout) and maximum (200% payout) levels based on our achievement of the performance objectives established for the award. PUs do not accrue dividend equivalents.

        Consistent with the 2014-2016 MTIP, the Committee selected the following performance objectives for the 2015-2017 MTIP. The Committee believes that these objectives continue to appropriately align executive compensation with the long-term interests of our stockholders because delivery of economic value and appreciation of our stock price relative to peer companies directly impacts the number of shares executives may receive at vesting.

  •
  Cumulative EVA, weighted 50% for our corporate NEOs (based on our total company EVA) and 75% for our business group NEOs (based on the cumulative EVA for their respective business group). EVA is a measure of financial performance calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from our after-tax operating profit. The Committee established corporate EVA goals consistent with the long-term targets we announced in May 2014 and our key financial objective of delivering superior TSR, with the target payout at the low end of our 2018 growth targets and the maximum payout at the high end of our 2018 growth targets. Targets for our business groups focused on EVA change compared to the prior three-year period, with (i) the target payout for executives linked to our PSM segment (including Mr. Gravanis) requiring positive EVA and significant change in EVA and (ii) the target payout for executives linked to our RBIS segment (including Mr. Neville) recognizing the business as operating below its cost of capital, but requiring significant change in EVA. In all cases, the cost of capital is fixed over the performance period, but reassessed annually for new cycles. Average invested capital is targeted to increase at a rate substantially below our targeted rate of organic sales growth. Cash restructuring
Avery Dennison Corporation | 2016 Proxy Statement | 42

    charges, which include severance and related costs and exclude asset impairment and lease and other contract cancellation charges, are included in EVA calculations. Whether linked to corporate or business group results, target payouts require significant improvement in our business performance.

  •
  Relative TSR compared to an objectively determined peer group of companies, weighted 50% for our corporate NEOs and 25% for our business group NEOs. TSR measures the return that we have provided our stockholders, including stock price appreciation and dividends paid (assuming reinvestment thereof), expressed as a percentage. TSR is a common metric used by the investment community to measure return on investment. Consistent with its pay-for-performance philosophy, the Committee designed the TSR objective to provide realized compensation only if our stockholder value creation compares favorably relative to the designated peer group. The Committee established the threshold payout level at TSR at the 40th percentile, the target payout level at TSR at the 50th percentile and maximum payout level at TSR at the 80th percentile, which were the same levels used for the 2014-2016 MTIP. Payouts for the relative TSR component of these PUs is capped at 100% of target if our absolute TSR is negative in the 2015-2017 performance period. In assessing the rigor of the TSR objectives, the Committee noted that the economic environment remained uncertain and that the 2012-2014 MTIP cycle had paid out only slightly above target.

  Consistent with the 2014-2016 MTIP and on the recommendation of Towers Watson, to benchmark TSR, the Committee continued utilizing a peer group‡ comprised of U.S. companies (i) in similar industries based on their being classified in one of five GICS codes (diversified chemicals (15101020), specialty chemicals (15101050), metal and glass containers (15103010), paper packaging (15103020), and paper products (15105020)) and (ii) with revenues during the last twelve months of $1 billion to $20 billion. The Committee continued using these objective criteria to benchmark TSR against companies that are in similar industries and of similar size. Based on the formulaic application of the same objective criteria, the peer group changed from the prior year as follows: (i) Axalta Coating Systems Ltd. was added because it became a public company in 2014 and met the criteria; (ii) OMNOVA Solutions was deleted because its annual revenues fell below $1 billion; (iii) Rockwood Holdings was deleted because it was acquired by Albemarle Corporation; and (iv) Taminco Corporation was deleted because it was acquired by Eastman Chemical Company. The Committee noted that all the companies designated by a leading proxy advisory firm as peers of our company were included in the TSR peer group.

2015-2017 MTIP

NAME	PERFORMANCE OBJECTIVES	WEIGHTING
Mr. Scarborough
Mr. Butier	Total Company Cumulative EVA	50%
Ms. Bramman	Relative TSR	50%
Ms. Hill
Mr. Gravanis	PSM Segment Cumulative EVA	75%
	Relative TSR	25%
Mr. Neville	RBIS Segment Cumulative EVA	75%
	Relative TSR	25%

Market-leveraged Stock Units (MSUs)

        In 2013, based on the expert advice and recommendation of Towers Watson, the Committee began granting our NEOs MSUs, which are linked directly to our absolute TSR performance, meaning the percentage change in our stock price (plus dividend equivalents accrued and paid at vesting). MSUs:

  •
  Are fully performance-based because they are tied to our absolute TSR performance, which represents appreciation in our stock price and dividends paid; and

  •
  Have one-, two-, three- and four-year performance periods, with an average vesting period of 2.5 years.

‡
The following companies comprise the peer group for purposes of the 2015-2017 MTIP: A. Schulman, Inc.; AEP Industries Inc.; Albermarle Corporation; AptarGroup, Inc.; Ashland Inc.; Axalta Coating Systems Ltd.; Ball Corporation; Bemis Company, Inc.; Berry Plastics Group, Inc.; Celanese Corporation; Chemtura Corporation; Clearwater Paper Corporation; Crown Holdings Inc.; Eastman Chemical Co; Ecolab Inc.; Ferro Corporation; FMC Corp; Graphic Packaging Holding Company; Greif Inc.; HB Fuller Co.; Huntsman Corporation; International Flavors & Fragrances Inc.; KapStone Paper and Packaging Corporation; Kraton Performance Polymers Inc.; Minerals Technologies Inc.; NewMarket Corporation; Olin Corp.; Owens-Illinois Inc.; Packaging Corp. of America; PH Glatfelter Co.; PolyOne Corporation; PPG Industries Inc.; RPM International Inc.; Sealed Air Corporation; Sensient Technologies Corporation; Silgan Holdings Inc.; Sonoco Products Co.; Stepan Company; The Sherwin-Williams Company; The Valspar Corporation; Valhi Inc.; Verso Corporation; W.R. Grace & Co.; and Wausau Paper Corp.
Avery Dennison Corporation | 2016 Proxy Statement | 43

        The Committee determined that it was appropriate to use an equity vehicle that has one-, two-, three- and four-year performance periods because MSUs replaced stock options and RSUs, both of which vested ratably over four years. The transition from stock options and RSUs to MSUs was made to address burn rate concerns raised by our stockholders and improve the performance linkage of our LTI program. Although the grant of stock options had been negatively impacting our burn rate, they were easily understandable to executives and viewed by them as performance based given that they required stock price appreciation to deliver value. RSUs, which were generally granted in smaller amounts than stock options as a result of their respective valuation methodologies, delivered guaranteed value if executives remained employed through the applicable vesting dates. MSUs were designed to achieve the combined objectives of these previously-used equity vehicles, including retention (similar to RSUs) and the provision of meaningful upside opportunity tied to stock price appreciation (similar to stock options, but more limited due to fewer shares earned for target performance and a cap on the number of shares that can be earned above target), while making the LTI program fully performance based. The Committee continues to believe that retention is an important objective of our executive compensation program.

        MSUs vest as shown on the following graph, with the number of shares earned determined as of the vesting date based solely on our absolute TSR. Although dividend equivalents accrue on MSUs during the performance period, they are earned and paid only at vesting; as such, if the threshold level of performance were not achieved, any dividend equivalents accrued for the period would be cancelled.

        The MSUs granted in 2013 and 2014 had the payout characteristics shown on the left below. The Committee significantly changed the MSU program for 2015, making the threshold and target performance criteria more rigorous to reflect stockholder feedback and our improved financial profile and business strategies, as shown on the right below. To help mitigate the effect on participants of more challenging threshold and target hurdles, the Committee also proportionally increased the payout for achieving threshold performance from 70% to 85% and decreased the TSR required for a maximum payout from 100% to 75%.

2013-2014 MSUs			2015 MSUs

	ABSOLUTE TSR	PAYOUT		ABSOLUTE TSR	PAYOUT
Cancelled	<-30%	0%	Cancelled	<-15%	0%
Threshold	-30%	70%	Threshold	-15%	85%
Target	0%	100%	Target	10%	100%
Above Target	>0%	>100%	Above Target	>10%	>100%
Maximum	100%	200%	Maximum	75%	200%
Every 1% increase in TSR equals 1% increase in payout			Every 1% increase in TSR above 10% equals 1.54% increase in payout
Avery Dennison Corporation | 2016 Proxy Statement | 44

2015 NEO Annual LTI Awards

        Our NEOs were granted the annual LTI awards shown in the following table in February 2015, except for Ms. Bramman whose annual LTI awards were granted in June 2015 because she joined our company after the February grant date. The number of awards granted was approved by the Committee based on (i) the NEO's respective base salary at year-end 2014, or initial base salary in the case for Ms. Bramman, and (ii) target LTI opportunity, with the number of PUs based on a grant date fair value equal to the average closing price for shares of our common stock during the first ten trading days of February 2015 and the number of MSUs based on a grant date fair value determined by a preliminary Monte-Carlo simulation using the trading days of January 2015.

        The table below sets forth the grant date fair value of the awards. The PUs and MSUs granted to Mr. Neville were cancelled upon the termination of his employment.

2015 NEO LTI AWARDS

NAME	BASE SALARY	TARGET LTI OPPORTUNITY	2015 ADJUSTMENT(1)	PUs (#)	PUs ($)	MSUs (#)	MSUs ($)	LTI VALUE
Mr. Scarborough	$1,103,000	450%	—	47,254	$2,389,547	50,887	$2,852,110	$5,241,657
Mr. Butier	$750,000	300%	9%	23,348	$1,180,665	25,144	$1,409,258	$2,589,923
Ms. Bramman	$550,000	180%	—	8,034	$552,588	6,357	$492,656	$1,045,244
Mr. Gravanis(2)	$500,160	130%	40%	6,461	$325,196	6,958	$389,993	$715,189
Ms. Hill	$491,670	180%	30%	10,954	$553,924	11,795	$661,101	$1,215,025
Mr. Neville	$580,030	200%	13%	12,480	$628,146	13,439	$753,243	$1,381,389

(1)
The Committee adjusted the target LTI opportunities for Ms. Hill and Messrs. Butier, Gravanis and Neville to recognize the impact their leadership had in contributing to our strong financial performance in fiscal year 2014.

(2)
Mr. Gravanis' base salary was converted from Euros to U.S. dollars using the exchange rate as of our fiscal year end. Mr. Gravanis' target LTI opportunity reflects his opportunity before his promotion to President, Materials Group, which occurred after the grant date.

2015 VESTING OF PREVIOUSLY GRANTED LTI AWARDS

2013-2015 MTIP PUs Eligible For Vesting

        The PUs granted to our NEOs in February 2013 under our 2013-2015 MTIP were eligible for vesting at the end of 2015 based (i) for corporate NEOs, 50% on our total company's cumulative EVA and 50% on our relative TSR compared to a peer group§ of companies determined using the same objective criteria used for the 2015-2017 MTIP and (ii) for business group NEOs, 75% on business group EVA and 25% on our relative TSR. The key goal-setting principle in setting cumulative EVA targets was to correlate with above-average TSR compared to the preceding three-year period.

        The target for corporate EVA — cumulative EVA of $208 million, reflecting a substantial increase from the approximately $85 million of cumulative EVA achieved in the prior three-year period — was used to correspond to the low end of the long-term targets for organic sales growth and adjusted net income growth that we announced in May 2012 given that increasing net income, together with balance sheet efficiency, is a key driver of EVA improvement. EVA required for maximum payout — cumulative EVA of $284 million, reflecting a substantial increase from the approximately $85 million of cumulative EVA achieved in the prior three-year period — was used to correspond with the high end of these long-term targets. As shown

§
The following companies comprised the peer group at vesting for purposes of the 2013-2015 MTIP: A. Schulman, Inc.; AEP Industries Inc.; Albermarle Corporation; AptarGroup, Inc.; Ashland Inc.; Ball Corporation; Bemis Company, Inc.; Berry Plastics Group, Inc.; Celanese Corporation; Chemtura Corporation; Clearwater Paper Corporation; Crown Holdings Inc.; Eastman Chemical Co; Ecolab Inc.; Ferro Corporation; FMC Corp; Graphic Packaging Holding Company; Greif Inc.; HB Fuller Co.; Huntsman Corporation; International Flavors & Fragrances Inc.; KapStone Paper and Packaging Corporation; Kraton Performance Polymers Inc.; Minerals Technologies Inc.; NewMarket Corporation; Olin Corp.; OM Group Inc.; OMNOVA Solutions Inc.; Owens-Illinois Inc.; Packaging Corp. of America; PH Glatfelter Co.; PolyOne Corporation; PPG Industries Inc.; RPM International Inc.; Sealed Air Corporation; Sensient Technologies Corporation; Sigma-Aldrich Corporation; Silgan Holdings Inc.; Sonoco Products Co.; Stepan Company; The Sherwin-Williams Company; The Valspar Corporation; Valhi Inc.; Verso Corporation; W.R. Grace & Co and Wausau Paper Corp.
Avery Dennison Corporation | 2016 Proxy Statement | 45

below, we delivered total company cumulative EVA of $308.2 million during the 2013-2015 performance period, resulting in a payout of 200% on the EVA component for corporate NEOs.

2013-2015 MTIP: CORPORATE CUMULATIVE EVA

($ millions)	2013	2014	2015	CUMULATIVE
Adjusted EBIT(1)	$428.0	$440.5	$483.6
LESS: Taxes(2)	$140.4	$137.0	$159.1

	$287.6	$303.5	$324.5
LESS: Capital charge(3)	$214.3	$210.3	$182.8

EVA	$73.3	$93.2	$141.7	$308.2

(1)
Adjusted operating income before interest and taxes, excluding non-cash restructuring costs and other items (non-GAAP). Adjusted EBIT is a non-GAAP financial measure and is reconciled to GAAP in Appendix A to this proxy statement.

(2)
Based on an effective tax rate of 32.8%, 31.1% and 32.9% for fiscal years 2013, 2014 and 2015, respectively

(3)
8.5% of average invested capital of $2.52 billion, $2.47 billion and $2.15 billion for fiscal years 2013, 2014 and 2015, respectively, using an annual five-point average (December of prior year and March, June, September and December of current year) of short- and long-term debt plus equity

        The cumulative EVA generated by our PSM segment also exceeded the maximum target established by the Committee. As a result, the payout on the EVA component for our business group Current NEO was also 200%. Due to the competitively sensitive nature of information on segment level EVA, targets and actual results are not disclosed. Information regarding the goal-setting process and rigor of the EVA performance objectives has been included in the discussion of the 2015-2017 MTIP above. The PUs granted to Mr. Neville were cancelled upon the termination of his employment before the end of our 2015 fiscal year.

        TSR for the period was at the 93rd percentile of the peer group, resulting in a 200% payout for this component for all Current NEOs.

MSUs Eligible For Vesting

        Three tranches of MSUs were eligible for vesting at the end of 2015 based on our absolute TSR for the three-, two-, and one-year performance periods shown below, with payouts determined as follows:

    •
    3rd Tranche payout for MSUs granted in 2013:

    —
    3-Year performance period: 2013-2015
    —
    (stock price at settlement (avg. closing price for trading days of January 2016) + reinvested dividends during period)
                                         stock price at grant (avg. closing price for trading days of January 2013)
    —
    ($59.74 + $4.80/$36.00) = 1.79
    —
    Paid out at 179% of target
Avery Dennison Corporation | 2016 Proxy Statement | 46

    •
    2nd Tranche payout for MSUs granted in 2014:

    —
    2-Year performance period: 2014-2015
    —
    (stock price at settlement (avg. closing price for trading days of January 2016) + reinvested dividends during period)
                                         stock price at grant (avg. closing price for trading days of January 2014)
    —
    ($59.74 + $3.21/$50.24) = 1.25
    —
    Paid out at 125% of target

    •
    1st Tranche payout for MSUs granted in 2015:

    —
    1-Year performance period: 2015
    —
    (stock price at settlement (avg. closing price for trading days of January 2016) + reinvested dividends during period)
                                         stock price at grant (avg. closing price for trading days of January 2015)
    —
    ($59.74 + $1.49/$52.74) = 1.16
    —
    Under the revised payout scale approved for 2015 MSU grants, the TSR range between target and maximum payouts decreased from 100% (reflecting flat TSR to 100% TSR) to 65% (reflecting 10% TSR to 75% TSR); as a result, every one percentage point increase in TSR above 10% equates to a 1.54% increase in payout.
    —
    (1.16–1.10) × 1.54 + 1 = 1.09
    —
    Paid out at 109% of target

        The MSUs granted to Mr. Neville were cancelled upon the termination of his employment before the end of our 2015 fiscal year.

PERQUISITES

        Consistent with market practices, our NEOs receive the perquisites described below. We do not reimburse our NEOs for the tax consequences of their receipt of these perquisites.

LIMITED PERQUISITES

PERQUISITE	DESCRIPTION AND LIMITATIONS	BENEFIT TO STOCKHOLDERS
Executive Benefit Allowance	$70,000 for CEO and $65,000 for other NEOs (not increased since program inception in 2011); taxable to NEO with no gross-up	Flat allowance reduces expense of administering a variety of separate perquisites
Financial Planning	Annual reimbursement of up to $25,000 for CEO and $15,000 for other NEOs; taxable to NEO with no gross-up	Allows executives to focus on job duties
Annual Physical Examination	Paid directly to the service provider only to the extent actually used; as such, not taxable to the NEO	Facilitates maintenance of good overall health by key company leaders

RELOCATION/INTERNATIONAL ASSIGNMENT BENEFITS

        We provide relocation assistance to some of our senior level employees, which may include our NEOs. In 2015, consistent with the terms of her offer letter, Ms. Bramman received relocation benefits on terms and conditions substantially similar to our other relocating executives. In addition, in certain circumstances, we provide certain reimbursements and benefits to employees who accept an international assignment at our request. In 2015, Mr. Gravanis received benefits of this nature on terms and conditions substantially similar to our other executives on international assignment, including gross-up for taxes on certain of the benefits. For detailed information on these benefits, see footnote (6) of the Summary Compensation Table.

BENEFITS

Nonqualified Deferred Compensation Benefits

        Our NEOs are eligible to participate in our nonqualified deferred compensation plan, which allows eligible employees to defer up to 75% of their base salary and up to 90% of their AIP award. Although we previously allowed deferral of LTI awards, we suspended this plan feature in 2015. Mr. Gravanis was not eligible to participate in the plan since he was not a U.S. employee during 2015. The plan provides NEOs and other eligible employees with a long-term capital accumulation opportunity because savings accumulate on a pre-tax basis. Participating executives may select from among a number of investment options. Our only deferred compensation plan currently open for deferrals does not offer above-market interest rates. Deferrals are 100% vested.

        We made an annual contribution in early 2015 to the deferred compensation accounts of our NEOs of up to 6% of 401(k) eligible earnings in excess of the Internal Revenue Code of 1986, as amended (the "Code") compensation limit. This benefit was designed to supplement 401(k) contributions that are limited under the Code.

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        Our CEO previously participated in deferred compensation plans that are no longer available for new deferrals. For additional information regarding our deferred compensation plans and accrued NEO benefits thereunder, see 2015 Nonqualified Deferred Compensation in Executive Compensation Tables.

Retirement Benefits

        Except for Ms. Bramman and Messrs. Gravanis and Neville, our NEOs are eligible for retirement benefits under our U.S. pension plan and benefit restoration plan, a nonqualified excess benefit plan, in each case subject to the same terms and conditions as our other eligible U.S. employees. Because we froze the accrual of benefits under these plans as of December 31, 2010, none of our eligible NEOs accrued additional retirement benefits during 2015. For additional information regarding these plans and accrued NEO benefits thereunder, see 2015 Pension Benefits in Executive Compensation Tables.

Executive Retirement Benefits

        We have a supplemental executive retirement plan that provides designated executives with supplemental benefits upon retirement to induce them to remain with our company and further our long-term growth. Our CEO is the only Current NEO who is a participant under the plan, and the Committee does not currently intend to designate any of our other Current NEOs as a participant in the plan. Because we froze the accrual of benefits under this plan as of December 31, 2010, our CEO accrued no executive retirement benefits during 2015. For additional information on the supplemental executive retirement plan and our CEO's accrued benefits thereunder, see 2015 Pension Benefits in Executive Compensation Tables.

Defined Contribution Benefits

        Our NEOs are eligible to participate in our employee savings plan, a qualified 401(k) plan that permits U.S. employees to defer up to 25% of their eligible earnings to the plan, subject to the annual limit prescribed by the Internal Revenue Service for the aggregate of company contributions and employee pre- and post-tax contributions. Employee deferrals are immediately vested upon contribution and we make a contribution up to 6% of an employee's eligible compensation, 3% of which is an automatic contribution and up to 3% of which is a match of 50% of the employee's contributions up to 6%, subject to certain other Code limits. Participants vest in company contributions to their savings plan account after two years of service.

        Employees are immediately eligible to participate in the savings plan, and all our Current NEOs participated in the plan during fiscal year 2015, except for Mr. Gravanis who was not a U.S. employee and was therefore ineligible. Our U.S. NEOs participate in these plans subject to the same eligibility and benefit terms and conditions as our other U.S. employees.

Life Insurance Benefits

        In addition to the $50,000 in life insurance benefits we provide to all U.S. employees, our NEOs are provided with supplemental life insurance benefits equal to three times the NEO's base salary less $50,000, up to a maximum coverage amount of $1 million.

Personal Excess Liability Insurance Benefits

        We provide $3 million of personal excess liability insurance coverage to our NEOs. Personal excess liability coverage provides an additional layer of liability coverage that supplements the coverage provided by the individual's personal liability insurance. In order to receive any benefit from this coverage, the NEO must maintain certain minimum coverage requirements under his or her personal liability policy.

SEVERANCE BENEFITS

        None of our NEOs has an employment agreement. The absence of employment agreements reflects our pay-for-performance philosophy; if an NEO is no longer performing at the expected level, he or she can be terminated immediately without receiving a contractually-guaranteed payment. However, the Committee believes that providing our executives with severance benefits helps ensure that they act in the best interests of our company and stockholders, even if doing so may be contrary to their personal interests, such as where it could lead to the termination of their employment or a change of control of our company. We believe the amount of these benefits and the terms and conditions upon which they are provided are consistent with market practices. Unvested equity awards outstanding on the date of termination are generally cancelled, except for employees who qualify as retirement eligible under the terms of our Amended and Restated Stock Option and Incentive Plan (the "Equity Plan"). Of our Current NEOs, only Messrs. Scarborough and Gravanis qualify as retirement eligible.

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        The rights of our NEOs in the event of termination not for cause are governed by our Executive Severance Plan (the "Severance Plan") and our Key Employee Change of Control Severance Plan (the "COC Severance Plan"). We use these plans rather than individually negotiated agreements to provide us with the flexibility to change the severance benefits for which our NEOs are eligible to reflect market practices without the need to obtain their individual consent. In addition, this plan-based approach eliminates the time and expense it would require to individually negotiate separation payments and ensures that our NEOs are eligible for benefits that are comparable to employees with similar levels of responsibility. Receipt of benefits under these plans is conditioned on the executive signing a waiver and release of any claims against our company, as well as agreeing to non-competition, non-solicitation, and non-disclosure covenants in favor of our company. Any violation of these covenants could result in our company seeking to recover some or all severance benefits previously paid or pursuing any other claims that may be appropriate in the circumstances.

        For additional information regarding potential NEO benefits under these plans, including the treatment of equity awards under various termination scenarios, see Payments Upon Termination as of January 2, 2016 in Executive Compensation Tables.

Severance Following Involuntary Termination Not For Cause

        Our NEOs are eligible to receive severance benefits upon involuntary termination not for "cause," in accordance with the terms and conditions of the Severance Plan. In the event of a qualifying termination, our CEO would be eligible to receive two times the sum of his annual pay, his highest AIP award received in the preceding three years and the cash value of 12 months of his qualified medical and dental insurance premiums; our other NEOs, except for Mr. Gravanis, would be eligible to receive one times his or her respective sum of these amounts. All participating NEOs would also be eligible to receive up to $25,000 in outplacement services for up to one year following termination of employment. Any payments made under the Severance Plan would be offset by any payments received by the NEO under any statutory, legislative and regulatory requirement or, if applicable, the COC Severance Plan. Mr. Gravanis' severance benefits would be based on applicable French labor laws and regulations in effect at the time of his separation.

        In connection with his separation from our company and in accordance with the terms and conditions of the Severance Plan, Mr. Neville received severance benefits of $1,358,797, which reflected (i) his annual base salary as of his termination date of $580,030; (ii) $758,989, the highest of his last three AIP awards; and (iii) $19,778, the cash value of 12 months of insurance premiums for the qualified medical and dental plans in which he participated as of his termination date. In consideration of his receipt of these benefits, Mr. Neville agreed to a waiver and release of any claims against our company and to non-competition, non-solicitation and non-disclosure covenants in favor of our company. All unvested stock options and full-value awards held by Mr. Neville on the date of his termination of employment were cancelled. He had six months from his date of termination to exercise any of his vested stock options and no such options were outstanding at the end of fiscal year 2015.

Severance Following Change Of Control

        Our NEOs are eligible for severance payments upon termination not for "cause" or by the executive for "good reason" within 24 months of a "change of control" of our company, in accordance with the terms and conditions of the COC Severance Plan. In the event of a qualifying termination following a change of control, our CEO would be eligible to receive three times the sum of his annual pay, highest AIP award received in the preceding three years and the cash value of 12 months of his qualified medical and dental insurance premiums; our other NEOs would be eligible to receive two times his or her respective sum of these amounts. Our NEOs would also be eligible to receive a pro-rata AIP award for the year of termination and up to $25,000 in outplacement services for up to one year following termination of employment. Any payments under the COC Severance Plan would be offset by any payments received by the NEO under the Severance Plan and any other statutory, legislative and regulatory requirement.

        Under the Equity Plan, unvested equity awards granted to our NEOs after April 26, 2012 would vest only if the NEO is terminated within 24 months after the change of control; however, unvested equity awards granted prior to April 26, 2012 would vest on a change of control in accordance with the previous terms of the Equity Plan.

        Our NEOs are not eligible to receive any excise tax gross-up on amounts payable under the COC Severance Plan. However, if an NEO would otherwise incur excise taxes under Section 4999 of the Code, the NEO's payments under the COC Severance Plan may be reduced at the NEO's election so that no excise taxes would be due.

Avery Dennison Corporation | 2016 Proxy Statement | 49

COMPENSATION-SETTING TOOLS

USE OF MARKET SURVEY DATA

        The Committee annually considers market survey data to target TDC, looking at a cross section of U.S. companies to reflect the broad talent market across which we seek our executives. Each year, the Committee reviews results from surveys prepared by third parties to understand market compensation practices and assess our competitiveness, narrowing the scope of the results to account for variations caused by company size.

        In February 2015, the Committee reviewed industry-wide data from the following published compensation surveys, with executive matches based on job and functional responsibility: (i) the most recent Towers Watson U.S. Compensation General Industry Database, which was narrowed in scope to focus on the data of the 82 participants with $6 billion to $10 billion in annual revenues, and (ii) the most recent Hewitt Total Compensation Measurement Survey, which was narrowed in scope to focus on the data of the 59 participants with $6 billion to $10 billion in annual revenues. The Committee reviewed the data from each survey on an aggregated basis, with no consideration of either survey's respective component companies, which were not determined or known by the Committee.

        The Committee uses the market survey data as a reference point to target TDC and the components thereof at the median, giving consideration to responsibilities, individual performance, tenure, retention, succession and market factors.

USE OF PEER GROUPS

        For determining our relative TSR for purposes of vesting PUs granted under the 2013-2015 MTIP and 2015-2017 MTIP, the Committee used a peer group comprised of U.S. companies satisfying objective criteria for industry classification and revenue size, the names of which are disclosed elsewhere in this CD&A. The Committee does not utilize a peer group for any other purpose.

USE OF TALLY SHEETS

        The Committee annually reviews tally sheets that reflect the components of each NEO's compensation. The tally sheets include the following information for each of the last three years:

  •
  compensation history, including annual cash compensation (base salary and AIP awards), LTI awards, value of vested LTI awards, and annualized cost of benefits and perquisites;

  •
  the expected value of annual compensation for the year, including base salary, AIP award and the grant date fair value of LTI awards;

  •
  accumulated value of compensation, including total accumulated value of LTI awards and accumulated benefit values under our retirement and deferred compensation plans;

  •
  a summary of potential payments under various termination scenarios; and

  •
  whether the executive has achieved his or her applicable level under our stock ownership guidelines.

        The Committee believes that tally sheets are useful in determining compensation because they provide a historical perspective on NEO compensation and reflect information that will be included in our proxy statement.

INDEPENDENT OVERSIGHT AND EXPERTISE

        Our Board believes that hiring and retaining effective executives and providing them with market-competitive compensation are essential to the success of our company and advance the interests of our stockholders. The Committee, which is comprised solely of independent directors, has responsibility for overseeing our executive compensation program. The Committee may delegate authority to subcommittees or, in certain limited circumstances, to our CEO.

        Under its charter, the Committee has the authority, in its sole discretion and at our expense, to obtain advice and assistance from external advisors. The Committee may retain and terminate any compensation consultant or other external advisor and has sole authority to approve any such advisor's fees and other terms and conditions of the retention. In retaining its advisors, the Committee must consider each advisor's independence from management, as required by NYSE listing standards.

        During 2015, the Committee retained Towers Watson (now Willis Towers Watson) as its compensation consultant. Towers Watson generally assisted the Committee by providing competitive market compensation data for senior executives;

Avery Dennison Corporation | 2016 Proxy Statement | 50

conducting periodic reviews of elements of our non-employee director, executive and employee compensation programs; assisting with annual and long-term incentive compensation design, including performance objectives and weightings thereof; and sharing executive and non-employee director compensation trends, issues and regulatory developments.

        During 2015, Towers Watson performed the following services for the Committee:

TOWERS WATSON 2015 SERVICES
Assisted with design of our 2015 incentive program, including our MSU and PU programs, and advising on the impact of currency
Conducted analyses of our CEO's compensation
Advised on executive compensation trends, including pay benchmarking, and analyzed the pay-for-performance methodologies used by two proxy advisory firms
Commented on the CD&A contained in our 2015 proxy statement, as well as on our 2015 supplemental proxy materials
Evaluated our executive retention and pay considerations, including assisting with CEO transition compensation planning
Reviewed our 2015 incentive program goals
Evaluated the results of our 2015 say-on-pay vote, including the vote recommendations of proxy advisory firms and the feedback received from our stockholders during our engagement with them
Reviewed and advised on regulatory updates, including SEC rulemaking
Prepared for, attended and reviewed documentation for Committee meetings

        Towers Watson performed no services for our company in 2015 other than its work undertaken for or at the request of the Committee. In 2015, Towers Watson received $176,210 in compensation from our company, all of which was for professional services directly performed for or at the request of the Committee. We also reimbursed the firm for its reasonable expenses.

        The Committee conducted its annual assessment of Towers Watson's performance in December 2015, which included a review of the services provided during the year, the fees paid therefor and the following additional evaluation criteria:

  •
  Experience — The firm's depth and breadth of executive compensation knowledge and experience; quality of staff, data, and other resources; and understanding of our business strategy, industry, performance drivers and human capital considerations;

  •
  Independence — The firm's objectivity in giving advice and making recommendations, and its willingness to provide candid feedback regarding management and Committee proposals, questions and concerns;

  •
  Preparation — The quality and timeliness of the firm's reports and its review and feedback on management proposals; and

  •
  Committee Relationship — The accessibility and availability of members of the engagement team; the firm's relationship with the Committee Chair and management; and the effectiveness of its communication.

        Based on this assessment, the Committee determined that it continued to be satisfied with the performance of Towers Watson and the individual members of the engagement team serving the Committee.

ADVISOR INDEPENDENCE

        Towers Watson and the Committee have had the following protocols in place since the commencement of the engagement to ensure the firm's independence from management: the Committee has the sole authority to select, retain and terminate Towers Watson, as well as authorize the firm's fees and determine the other terms and conditions that govern the engagement; the Committee directs Towers Watson on the process for delivery and communication of its work product, including its analyses, findings, conclusions and recommendations; in the performance and evaluation of its duties, Towers Watson is accountable, and reports directly, to the Committee; and the Committee may consult with Towers Watson at any time, with or without members of management present, at the Committee's sole discretion.

        As required by SEC regulations and NYSE listing standards, the Committee considered the independence of its advisors in December 2015. The Committee affirmatively determined Towers Watson to be independent and both the firm and the members of the engagement team advising the Committee to be free of any conflicts of interest based on its review of information provided by Towers Watson, members of the Committee and our executive officers related to the following factors:

  •
  Other services provided to our company — Towers Watson performed no services for our company other than work undertaken for or at the request of the Committee during 2015;
Avery Dennison Corporation | 2016 Proxy Statement | 51

  •
  Fees paid by our company as a percentage of the firm's total revenue — Fees from our company reflected approximately 0.003% of Towers Watson's revenue for its fiscal year ended June 30, 2015;

  •
  Policies and procedures maintained to prevent or mitigate conflicts of interest — Towers Watson has multiple such policies and procedures, including a comprehensive code of conduct and ethics and quality policies that mandate rigorous work reviews and periodic compliance reviews;

  •
  Business or personal relationships with members of the Committee — Based on disclosures from Towers Watson and members of the Committee, we are aware of no such business or personal relationships;

  •
  Company stock owned by Towers Watson representatives — No members of the Towers Watson team serving the Committee own any stock in our company, other than perhaps investments in mutual or other funds managed without the member's input; and

  •
  Business or personal relationships with any executive officer of our company — Based on disclosures from the firm and our executive officers, we are aware of no business or personal relationships with Towers Watson or the members of the engagement team advising the Committee.

OTHER CONSIDERATIONS

CLAWBACK POLICY

        In the event of fraud or other intentional misconduct on the part of an NEO that necessitates a restatement of our financial results, the NEO would be required to reimburse our company for any AIP or LTI awards paid or granted in excess of the amount that would have been paid or granted based on the restated financial results. These remedies would be in addition to, not instead of, any other actions taken by our company (through the imposition of any discipline up to and including termination), law enforcement agencies, regulators or other authorities. This clawback policy has been contractually acknowledged by our NEOs upon the execution of their LTI award agreements since 2010.

        The Committee approved our clawback policy in December 2009 to subject incentive compensation to forfeiture if our financial results are not achieved consistent with our high ethical standards. This policy is one of the terms and conditions in both our AIP and Equity Plan.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

        The Committee aims to compensate our NEOs in a manner that is tax effective for our company.

Section 162(m) of the Code

        Under the 1993 Omnibus Budget Reconciliation Act and Section 162(m) of the Code ("Section 162(m)"), our federal income tax deductions for executive compensation are limited to the extent total compensation for certain executive officers exceeds $1 million in any one year, unless it qualifies as "performance-based." To qualify as performance-based, compensation must, among other things, be based solely upon the achievement of objective performance goals and made under a plan that is administered by a compensation committee comprised solely of "outside directors." In addition, the material terms of the plan must be disclosed to and approved by our stockholders and the Committee must certify that the performance goals were achieved before payments can be made.

        Our Senior Executive Annual Incentive Plan is designed to comply with the provisions of Section 162(m) and was last approved by our stockholders in 2014, which constituted approval of the performance-based criteria reflected therein. Under the plan, our NEOs are eligible to receive a maximum annual cash incentive compensation award based on a specified percentage of our gross profit less marketing, general and administrative expenses, in each case as reported on our consolidated statement of operations for the applicable fiscal year. The Committee annually reviews the maximum plan awards and may exercise its discretion to decrease, but not increase, such awards. The AIP awards granted to our NEOs were substantially below these maximums.

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        In addition to the Senior Executive Annual Incentive Plan, we have designed certain of our other compensation programs to comply with Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) generally should not, unless otherwise determined appropriate, exceed $1 million in any one year, except for compensation payments that qualify as "performance-based." Due to uncertainties in the applications of Section 162(m) and the regulations thereunder, there is no guarantee that deductions claimed under Section 162(m) will not be challenged or disallowed by the IRS. Furthermore, although we believe that deductibility of executive compensation is an important consideration, we reserve the right to pay compensation and approve executive compensation arrangements that are not fully tax deductible if we believe that doing so is in the best interests of our company and our stockholders.

Section 409A of the Code

        Nonqualified deferred compensation must be deferred and paid under plans or arrangements that satisfy the requirements of Section 409A of the Code with respect to the timing of deferral elections and payments and certain other matters. Failure to satisfy these requirements could expose individuals to accelerated income tax liabilities, penalty taxes and interest on their compensation deferred under these plans. As a general matter, we design and administer our compensation and benefit plans and arrangements so that they are either exempt from, or satisfy the requirements of, Section 409A.

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EXECUTIVE COMPENSATION TABLES

2015 SUMMARY COMPENSATION TABLE

        The following table shows the compensation earned by or awarded to our NEOs during fiscal years 2015, 2014, and 2013 in accordance with SEC regulations. Compensation as shown in the table does not necessarily reflect the compensation actually realized by our NEOs for these years. For example, the amounts set forth under "Stock Awards" in 2015 do not represent amounts realized by our NEOs; rather, they represent the aggregate grant date fair value for financial reporting purposes of PUs (which are subject to our achievement of cumulative EVA and relative TSR performance objectives measured at the end of a three-year period and ultimately may result in no such compensation being realized by the NEO) and MSUs (which are subject to cancellation in the event our absolute TSR declines more than 15% over one-, two-, three- and four-year performance periods).

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)	BONUS(2)	STOCK AWARDS(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION(4)	CHANGE IN PENSION VALUE AND NQDC EARNINGS(5)	ALL OTHER COMPENSATION(6)	TOTAL
Dean A. Scarborough	2015	$1,119,545	—	$5,241,657	$1,902,758	$4,732	$296,647	$8,565,339
Chairman &	2014	$1,095,000	—	$4,924,387	$1,032,408	$4,681,738	$279,486	$12,013,019
Chief Executive Officer	2013	$1,063,250	—	$5,026,511	$2,200,000	—	$169,190	$8,458,951
Mitchell R. Butier	2015	$761,250	—	$4,579,014	$1,058,569	—	$160,240	$6,559,073
President &	2014	$620,029	—	$1,540,767	$570,375	$193,931	$137,692	$3,062,794
Chief Operating Officer	2013	$571,279	—	$1,217,909	$893,966	$67,802	$100,643	$2,851,599
Anne L. Bramman(7)	2015	$425,868	$200,000	$1,426,135	$405,900	—	$329,572	$2,787,475
Senior Vice President & Chief Financial Officer
Georges Gravanis(7)(8)	2015	$440,528	—	$1,420,555	$413,304	—	$461,401	$2,735,788
President, Materials Group
Anne Hill(7)	2015	$499,045	—	$1,215,025	$425,626	—	$141,937	$2,281,633
Senior Vice President &	2014	$488,090	—	$1,053,406	$276,122	$100,190	$640,568	$2,558,376
Chief Human Resources
Officer
R. Shawn Neville	2015	$388,884	—	$2,838,238	—	—	$1,483,683	$4,710,805
Former President,	2014	$575,031	—	$1,467,460	$139,207	$34	$123,908	$2,305,640
Retail Branding and	2013	$555,840	—	$1,160,931	$758,989	$12,507	$100,775	$2,589,042
Information Solutions

(1)
Amounts include any portions of salary contributed to our employee savings plan or deferred under our deferred compensation plan. Increases in base salary, if any, became effective on April 1 of each year. Ms. Bramman elected to defer 15% of her 2015 salary and Mr. Neville elected to defer 3% of his 2015 salary.

(2)
Amount for Ms. Bramman reflects her sign-on bonus in accordance with the terms of her offer letter.

(3)
Amounts reflect the aggregate grant date fair value of stock awards, without adjustment for forfeitures, and do not reflect compensation actually realized by our NEOs. For values actually realized by our NEOs during 2015, see the "Value Realized on Vesting" column of the 2015 Option Exercises and Stock Vested table.

Amounts in 2015 include the grant date fair value of PUs, without adjustment for forfeitures, which are payable in shares of our common stock at the end of a three-year period provided that the performance objectives are achieved as of the end of the period. The actual number of shares issued can range from 0% to 200% of the target shares at the time of grant. The performance objectives that determine the number of shares that may be earned for the PUs granted in 2015 are (i) cumulative EVA (weighted 50% based on our total company for corporate NEOs and 75% based on the applicable business group for business group NEOs), which is a performance condition under Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC 718), and (ii) relative TSR (weighted 50% for corporate NEOs and 25% for business group NEOs), which is a market condition under ASC 718, compared to the TSR of a peer group of companies objectively determined based on GICS code and revenue size, in each case computed over the three-year (2015-2017) performance period. The performance condition component of the fair value of PUs was determined based on the fair market value of our common stock on the date of grant, adjusted for foregone dividends. The maximum grant date fair value of the performance condition component of the PUs granted in 2015 was $2,367,251, $1,169,648, $485,533 and $937,803 for Messrs. Scarborough, Butier, Gravanis and Neville, respectively, and $459,644 and $548,755 for Mses. Bramman and Hill, respectively. The market condition component of the fair value of PUs was determined as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of meeting the performance objectives established for the award, including the expected volatility of our stock price and other assumptions appropriate for determining fair value. The maximum grant date fair value of the market condition component of the PUs granted in 2015 was $1,205,922, $595,841, $82,430 and $159,245 for Messrs. Scarborough, Butier, Gravanis and Neville, respectively, and $322,766 and $279,546 for Mses. Bramman and Hill, respectively. The PUs granted to Mr. Neville were cancelled upon the termination of his employment before the end of our 2015 fiscal year.

Amounts in 2015 also include the grant date fair value of MSUs, without adjustment for forfeitures, which are payable in shares of our common stock over one-, two-, three- and four-year performance periods provided that the performance objective is achieved as of the end of each vesting period. The actual number of shares issued can range from 0% to 200% of the target shares at the time of grant. The single performance objective that determines the

Avery Dennison Corporation | 2016 Proxy Statement | 54

  number of units to be earned for MSUs granted in 2015 is our absolute TSR, which is a market condition under ASC 718. Since these awards do not have performance conditions as defined under ASC 718, their maximum grant date fair value is the same as the fair values included in the table. The fair value of MSUs was determined as of the date of grant using the Monte-Carlo simulation method described above. All of the NEOs were granted MSUs on February 26, 2015, except for Ms. Bramman whose MSUs were granted on June 1, 2015. The weighted average per-share grant date fair value for the MSUs granted on February 26, 2015 and June 1, 2015 was $56.05 and $77.50, respectively. The MSUs granted to Mr. Neville were cancelled upon the termination of his employment before the end of our 2015 fiscal year.

  Amounts in 2015 also include the grant date fair value of the following RSUs, without adjustment for forfeitures: (i) a replacement promotion grant to Mr. Butier on March 2, 2015, 50% of which vested on the grant date, 40% of which vest on December 1, 2016 and 10% of which vest on the three-year anniversary of the grant date; (ii) a new hire grant to Ms. Bramman on June 1, 2015, which vests ratably over three years; (iii) a promotion grant to Mr. Gravanis on June 1, 2015, which vests ratably over four years; and (iv) a replacement grant to Mr. Neville on March 2, 2015, 90% of which would have vested on December 1, 2016 and 10% of which would have vested on the three-year anniversary of the grant date. The fair value of these RSUs was determined based on the closing price of our common stock on the grant date, adjusted for foregone dividends. The RSUs granted to Mr. Neville were cancelled upon the termination of his employment before the end of our fiscal year.

  For information regarding the assumptions we use for our stock-based compensation, see Note 12, "Long-Term Incentive Compensation," to the consolidated financial statements contained in our 2015 Annual Report.

(4)
Amounts reflect earnings under our AIP for the applicable year, which are determined in February and paid in March of the following year. Because he was not employed on the last day of our 2015 fiscal year, Mr. Neville was not eligible for a 2015 AIP award.

(5)
Amounts in 2015 are indicated as zero because the year-over-year change in actuarial present value was negative. Accumulated retirement benefits under our pension plan, benefit restoration plan and supplemental executive retirement plan, as applicable, were frozen effective December 31, 2010. Changes in pension values are based primarily on changes in the actuarial assumptions used to calculate pension amounts in accordance with SEC regulations, rather than changes in benefits or the amount the individual will actually receive upon retirement. The actual change in the actuarial present value was $(1,246,519) and $(42,250) for Messrs. Scarborough and Butier, respectively, and $(27,928) for Ms. Hill. Ms. Bramman and Messrs. Gravanis and Neville are ineligible to participate in these plans.

With respect to Mr. Scarborough, amount reflects above-market earnings of $4,732 earned in 2015 in a legacy deferred compensation plan that is no longer open for deferrals. Above-market earnings mean a crediting interest rate in excess of 120% of the applicable federal rate, which was 3.47% for 2014. The crediting rate under the legacy plan was 4.19% from January 3, 2015 to November 30, 2015 and 3.93% from December 1, 2015 to January 2, 2016.

(6)
The table below details the components of amounts for 2015.

	PERQUISITES			BENEFITS
NAME	Executive Benefit Allowance	Financial Planning	Other*	Company Contribution & Match, Employee Savings Plan	Company Contributions, Deferred Comp. Plan	Excess Life Insurance	Executive Long-Term Disability Insurance	Executive Liability Insurance	Executive Severance Plan**	TOTAL
Mr. Scarborough	$70,000	$25,000	—	$15,447	$182,160	$1,236	$2,331	$473	—	$296,647
Mr. Butier	$65,000	—	—	$15,900	$75,300	$1,236	$2,331	$473	—	$160,240
Ms. Bramman	$48,750	—	$270,515	$7,950	—	$721	$1,360	$276	—	$329,572
Mr. Gravanis	—	—	$461,401	—	—	—	—	—	—	$461,401
Ms. Hill	$65,000	$15,000	—	$15,900	$41,997	$1,236	$2,331	$473	—	$141,937
Mr. Neville	$46,042	$503	—	$15,900	$61,159	$927	—	$355	$1,358,797	$1,483,683

*
Amount for Ms. Bramman reflects benefits of $270,515 related to her relocation to our headquarters in California on terms and conditions substantially similar to those for our other relocating executives, including the following: (i) $160,381 for certain fees, costs and commissions for the sale of her prior home; (ii) $46,984 for the shipment and storage of her household goods; and (ii) other lesser amounts for transportation, househunting, temporary housing, and tax assistance. Amount for Mr. Gravanis reflects benefits of $461,401 related to his international assignment in Hong Kong during 2015, at our company's request and on terms and conditions substantially similar to those for our other expatriate executives, including: (i) a goods and services differential of $109,048; (ii) a housing allowance of $266,927; and (iii) other lesser amounts for an automobile allowance, tuition assistance, a home leave allowance, a utilities allowance, and tax preparation fees. These expatriate benefits will cease upon his localization.

**
Amount for Mr. Neville reflects severance benefits related to his separation from our company in accordance with the terms and conditions of the Executive Severance Plan, representing the sum of (i) his annual base salary of $580,030 as of his termination date; (ii) $758,989, the highest of his last three AIP awards; and (iii) $19,778, the cash value of 12 months of insurance premiums for the qualified medical and dental plans in which he participated as of his termination date. In consideration of his receipt of these benefits, Mr. Neville agreed to a waiver and release of any claims against our company and to non-competition, non-solicitation and non-disclosure covenants in favor of our company.

(7)
Mses. Bramman and Hill first became NEOs in 2015 and 2014, respectively; Mr. Gravanis first became an NEO in 2015. As permitted by SEC rules, the table reflects their compensation only since they became NEOs.

(8)
Mr. Gravanis' compensation was converted from Euros to U.S. dollars using the exchange rate as of our fiscal year-end (1.06416942).
Avery Dennison Corporation | 2016 Proxy Statement | 55

2015 GRANTS OF PLAN-BASED AWARDS

        The following table provides information regarding grants of plan-based incentive awards made to our NEOs during 2015.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS ($)(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (#)(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(#)
										GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
NAME	AWARD TYPE	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Scarborough	MSUs	02/26/15	—	—	—	43,254	50,887	101,774	—	$2,852,110
	PUs	02/26/15	—	—	—	23,627	47,254	94,508	—	$2,389,547
	AIP Award	—	$703,163	$1,406,325	$2,812,650	—	—	—	—	—
Mr. Butier	MSUs	02/26/15	—	—	—	21,372	25,144	50,288	—	$1,409,258
	PUs	02/26/15	—	—	—	11,674	23,348	46,696	—	$1,180,665
	RSUs	03/02/15	—	—	—	—	—	—	38,081	$1,989,091
	AIP Award	—	$344,250	$688,500	$1,377,000	—	—	—	—	—
Ms. Bramman	MSUs	06/01/15	—	—	—	5,403	6,357	12,714	—	$492,656
	PUs	06/01/15	—	—	—	4,017	8,034	16,068	—	$552,588
	RSUs	06/01/15	—	—	—	—	—	—	6,492	$380,891
	AIP Award	—	$165,000	$330,000	$660,000	—	—	—	—	—
Mr. Gravanis	MSUs	02/26/15	—	—	—	5,914	6,958	13,916	—	$389,993
	PUs	02/26/15	—	—	—	3,231	6,461	12,922	—	$325,196
	RSUs	06/01/15	—	—	—	—	—	—	12,172	$705,366
	AIP Award	—	$141,713	$283,425	$566,850	—	—	—	—	—
Ms. Hill	MSUs	02/26/15	—	—	—	10,026	11,795	23,590	—	$661,101
	PUs	02/26/15	—	—	—	5,477	10,954	21,908	—	$553,924
	AIP Award	—	$150,451	$300,902	$601,804	—	—	—	—	—
Mr. Neville	MSUs	02/26/15	—	—	—	11,423	13,439	26,878	—	$753,243
	PUs	02/26/15	—	—	—	6,240	12,480	24,960	—	$628,146
	RSUs	03/02/15	—	—	—	—	—	—	28,561	$1,456,849
	AIP Award	—	$217,511	$435,022	$870,044	—	—	—	—	—

(1)
Amounts represent threshold, target and maximum amounts under the 2015 AIP. Target awards were established by multiplying each NEO's base salary at the end of 2015 by the following target AIP opportunities: 125% for Mr. Scarborough; 90% for Mr. Butier; 75% for Mr. Neville; 60% for Mses. Bramman and Hill; and 57% for Mr. Gravanis. Payout levels range from 50% of the target amounts for threshold performance to 200% of the target amounts for maximum performance (reflecting an overall cap of 200% irrespective of company and individual performance). Amounts for Mr. Gravanis reflect his current AIP opportunity of 60% and his previous AIP opportunity of 50%, in each case prorated for the months of his service during the year. Because Mr. Neville was not employed on the last day of our 2015 fiscal year, he did not receive a 2015 AIP award.

(2)
Amounts for MSUs represent threshold, target and maximum payout opportunities, which are payable in shares of our common stock over one-, two-, three- and four-year performance periods provided that the absolute TSR performance objective is achieved as of the end of each performance period. The actual number of shares issued can range from 0% to 200% of the target number of shares at the time of grant, with a threshold payout opportunity of 85%. MSUs accrue dividend equivalents during the vesting period, which are earned and paid only at vesting. The MSUs granted to Mr. Neville were cancelled upon the termination of his employment before the end of our 2015 fiscal year.

Amounts for PUs represent threshold, target and maximum payout opportunities granted under the 2015-2017 MTIP, which are payable in shares of our common stock at the end of a three-year period provided that the cumulative EVA and relative TSR performance objectives are achieved as of the end of the period. The actual number of shares issued can range from 0% to 200% of the target number of shares at the time of grant, with a threshold payout opportunity of 50%. The PUs granted to Mr. Neville were cancelled upon the termination of his employment before the end of our 2015 fiscal year.

(3)
The grant date fair value of MSUs was determined using the Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award. The grant date fair value of PUs with a performance condition component was determined based on the fair market value of our common stock on the date of grant, adjusted for foregone dividends. The grant date fair value of PUs with a market condition component was determined as of the date of grant using the Monte-Carlo simulation method described above. The grant date fair value of RSUs was determined based on the fair market value of our common stock on the date of grant, adjusted for foregone dividends. For information regarding the assumptions we use for our stock-based compensation, see Note 12, "Long-Term Incentive Compensation," to the consolidated financial statements contained in our 2015 Annual Report.
Avery Dennison Corporation | 2016 Proxy Statement | 56

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table provides information regarding NEO equity awards outstanding as of January 2, 2016, the end of our 2015 fiscal year. Mr. Neville held no outstanding equity awards as of January 2, 2016 and therefore has not been included in the table.

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS — EXERCISABLE (#)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS — UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)
Mr. Scarborough	12/07/06	100,000	(2)	—	$67.80	12/07/16	—		—	—		—
	02/28/08	230,000	(2)	—	$52.12	02/28/18	—		—	—		—
	02/26/10	200,000	(2)	—	$31.67	02/26/20	—		—	—		—
	12/13/10	200,000	(2)	—	$41.57	12/13/20	—		—	—		—
	02/24/11	250,000	(2)	—	$39.32	02/24/21	—		—	—		—
	02/23/12	137,454	(2)	45,819	$30.50	02/23/22	11,379		$713,008	—		—
	02/28/13	—		—	—	—	—		—	114,976	(4)	$7,204,396
	02/28/13	—		—	—	—	—		—	48,202	(5)	$3,020,337
	02/27/14	—		—	—	—	—		—	99,526	(4)	$6,236,299
	02/27/14	—		—	—	—	—		—	65,798	(5)	$4,122,903
	02/26/15	—		—	—	—	—		—	94,508	(4)	$5,921,871
	02/26/15	—		—	—	—	—		—	92,439	(5)	$5,792,228

Total		1,117,454		45,819			11,379		$713,008	515,449		$32,298,034
Mr. Butier	12/07/06	15,070	(2)	—	$67.80	12/07/16	—		—	—		—
	02/28/08	20,580	(2)	—	$52.12	02/28/18	—		—	—		—
	09/02/08	15,000	(2)	—	$49.44	09/02/18	—		—	—		—
	02/26/10	13,971	(2)	—	$31.67	02/26/20	—		—	—		—
	06/01/10	28,000	(2)	—	$33.61	06/01/20	—		—	—		—
	02/23/12	35,404	(2)	11,802	$30.50	02/23/22	2,931		$183,656	—		—
	02/28/13	—		—	—	—	—		—	27,858	(4)	$1,745,582
	02/28/13	—		—	—	—	—		—	11,682	(5)	$731,994
	02/27/14	—		—	—	—	—		—	31,140	(4)	$1,951,232
	02/27/14	—		—	—	—	—		—	20,587	(5)	$1,289,981
	02/26/15	—		—	—	—	—		—	46,696	(4)	$2,925,971
	02/26/15	—		—	—	—	—		—	45,675	(5)	$2,861,996
	03/02/15	—		—	—	—	19,041	(3)	$1,193,109	—		—

Total		128,025		11,802			21,972		$1,376,765	183,638		$11,506,756
Ms. Bramman	06/01/15	—		—	—	—	6,492	(3)	$406,789	—		—
	06/01/15	—		—	—	—	—		—	16,068	(4)	$1,066,821
	06/01/15	—		—	—	—	—		—	11,471	(5)	$718,773

Total		—		—			6,492		$406,789	27,539		$1,785,594
Mr. Gravanis	12/07/06	12,317	(2)	—	$67.80	12/07/16	—		—	—		—
	02/23/12	—		5,100	$30.50	02/23/22	1,267		$79,390	—		—
	02/28/13	—		—	—	—	—		—	12,996	(4)	$814,329
	02/28/13	—		—	—	—	—		—	5,448	(5)	$341,372
	02/27/14	—		—	—	—	—		—	12,720	(4)	$797,035
	02/27/14	—		—	—	—	—		—	8,410	(5)	$526,971
	02/26/15	—		—	—	—	—		—	12,922	(4)	$809,693
	02/26/15	—		—	—	—	—		—	12,640	(5)	$792,022
	06/01/15	—		—	—	—	12,172	(3)	$762,698	—		—

Total		12,317		5,100			13,439		$842,088	65,136		$4,081,422
Avery Dennison Corporation | 2016 Proxy Statement | 57

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS — EXERCISABLE (#)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS — UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)
Ms. Hill	06/01/07	30,000	(2)	—	$65.38	06/01/17	—	—	—		—
	02/23/12	27,765	(2)	9,256	$30.50	02/23/22	2,299	$144,055	—		—
	02/28/13	—		—	—	—	—	—	21,318	(4)	$1,335,786
	02/28/13	—		—	—	—	—	—	8,940	(5)	$560,180
	02/27/14	—		—	—	—	—	—	21,290	(4)	$1,334,031
	02/27/14	—		—	—	—	—	—	14,077	(5)	$882,065
	02/26/15	—		—	—	—	—	—	21,908	(4)	$1,372,755
	02/26/15	—		—	—	—	—	—	21,427	(5)	$1,342,616

Total		57,765		9,256			2,299	$144,055	108,960		$6,827,433

(1)
Market value calculated based on a stock price of $62.66, the closing price of our common stock on December 31, 2015, the last trading day of our 2015 fiscal year.

(2)
Stock options vest in equal installments on the first, second, third and fourth anniversaries of the grant date, except for the stock options granted to Mr. Gravanis on December 7, 2006, which vested 100% on the four-year anniversary of the grant date.

(3)
RSUs granted to (i) Mr. Butier on March 2, 2015 vest 50% on the grant date, 40% on December 1, 2016 and 10% on the three-year anniversary of the grant date; (ii) Ms. Bramman on June 1, 2015 vest in equal installments on the first, second and third anniversaries of the grant date; and (iii) Mr. Gravanis on June 1, 2015 vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)
PUs are eligible for vesting at the end of a three-year period, subject to our achievement of the cumulative EVA and relative TSR performance objectives established for the award. Amounts are listed at the (i) maximum level of performance for the PUs granted under the 2013-2015 MTIP for our corporate NEOs (Messrs. Scarborough and Butier and Mses. Bramman and Hill) and our business group NEO (Mr. Gravanis) (the payouts based on our actual performance during the period as determined by the Compensation Committee in February 2016); and (ii) maximum for the PUs granted under the 2014-2016 MTIP and 2015-2017 MTIP as our actual performance through January 2, 2016 would result in above-target payouts for all NEOs.

(5)
MSUs are eligible for vesting on a ratable basis over one-, two-, three- and four-year performance periods, subject to our achievement of the absolute TSR performance objective established for the award. Amounts are listed at 179%, 125% and 109% of target for the vesting tranches of the MSUs granted in 2013, 2014 and 2015, respectively (the payouts based on our actual performance during the respective performance periods as determined by the Compensation Committee in February 2016), and at the maximum level of performance for the remaining tranches of these grants (as our actual performance through January 2, 2016 would result in above-target payouts), in each case including dividend equivalents accrued as of January 2, 2016.
Avery Dennison Corporation | 2016 Proxy Statement | 58

2015 OPTION EXERCISES AND STOCK VESTED

        The following table provides information regarding the number of shares acquired and the value realized by our NEOs upon the exercise of stock options and the vesting of stock awards during 2015. Amounts under stock awards include the vesting of (i) the PUs granted in 2012 at 107% of target based on our relative TSR during the 2012-2014 performance period; (ii) the second tranche of MSUs granted in 2013 at 154% of target based on our 2013-2014 absolute TSR, including accrued dividend equivalents paid out at vesting; (iii) the first tranche of MSUs granted in 2014 at 108% of target based on our 2014 absolute TSR, including accrued dividend equivalents paid out at vesting; and (iv) RSUs granted in 2011, 2012 and 2015 that vested in 2015.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Mr. Scarborough	450,000	$10,990,445	108,633	$5,881,568
Mr. Butier	77,506	$1,727,266	47,459	$2,559,818
Ms. Bramman	—	—	—	—
Mr. Gravanis	36,602	$447,328	13,185	$713,034
Ms. Hill	199,454	$4,449,557	21,783	$1,179,349
Mr. Neville	293,942	$7,900,621	29,439	$1,593,850

(1)
Amounts reflect the number of shares acquired on exercise multiplied by the difference between the fair market value of our common stock on the exercise date and the exercise price, and include the exercise of the following option awards:

NAME	GRANT DATE	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	EXERCISE PRICE ($)	FAIR MARKET VALUE ON EXERCISE DATE ($)	VALUE REALIZED ON EXERCISE ($)
Mr. Scarborough	05/02/2005	50,000	$52.08	$54.45	$118,575	*
	12/01/2005	100,000	$59.47	$65.10	$563,870	*
	02/26/2009	300,000	$20.64	$55.00	$10,308,000
Mr. Butier	12/01/2005	12,363	$59.47	$64.63	$63,888	*
	02/24/2011	65,143	$39.32	$64.85	$1,663,378
Mr. Gravanis	12/01/2005	12,951	$59.47	$65.91	$83,530	*
	02/28/2008	15,189	$52.12	$65.76	$207,303
	02/24/2011	3,363	$39.32	$52.49	$44,298
	02/23/2012	5,099	$30.50	$52.50	$112,197
Ms. Hill	02/28/2008	45,779	$52.12	$64.74	$577,978
	03/03/2008	22,000	$50.98	$64.75	$303,107
	02/26/2009	15,684	$20.64	$54.60	$532,670
	02/26/2010	56,663	$31.67	$58.63	$1,527,827
	02/24/2011	59,328	$39.32	$64.74	$1,507,975
Mr. Neville**	06/01/2009	50,000	$27.94	$56.27	$1,416,314
	02/26/2010	129,273	$31.67	$60.38	$3,711,657
	02/24/2011	77,143	$39.32	$60.37	$1,624,238
	02/23/2012	37,526	$30.50	$61.10	$1,148,412
*
Options would have expired had they not been exercised before the ten-year anniversary of the grant date.
**
All of Mr. Neville's options would have been cancelled had he not exercised them within six months of his termination date.
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(2)
Amounts reflect the number of shares acquired on vesting multiplied by the fair market value of our common stock on the vesting date, and include the vesting of the following stock awards. Number of shares acquired on vesting for MSUs includes payout of accrued dividend equivalents at vesting.

NAME	AWARD TYPE	GRANT DATE	NUMBER OF UNITS SUBJECT TO VESTING (#)	PERFORMANCE MODIFIER (%)	NUMBER OF SHARES ACQUIRED ON VESTING (#)*	FAIR MARKET VALUE ON VESTING DATE ($)	VALUE REALIZED ON VESTING ($)
Mr. Scarborough	RSUs	02/23/2012	11,379	—	11,379	$53.13	$604,566
	MSUs	02/28/2013	12,410	154%	19,111	$54.26	$1,036,963
	MSUs	02/27/2014	12,229	108%	13,207	$54.26	$716,612
	PUs	02/23/2012	60,688	107%	64,936	$54.26	$3,523,427
Mr. Butier	RSUs	02/23/2012	2,931	—	2,931	$53.13	$155,724
	RSUs	03/02/2015	19,040	—	19,040	$53.63	$1,021,115
	MSUs	02/28/2013	3,007	154%	4,631	$54.26	$251,278
	MSUs	02/27/2014	3,826	108%	4,132	$54.26	$224,202
	PUs	02/23/2012	15,631	107%	16,725	$54.26	$907,499
Mr. Gravanis	RSUs	02/24/2011	844	—	844	$53.13	$44,842
	RSUs	02/23/2012	1,266	—	1,266	$53.13	$67,262
	MSUs	02/28/2013	1,403	154%	2,161	$54.26	$117,256
	MSUs	02/27/2014	1,562	108%	1,687	$54.26	$91,537
	PUs	02/23/2012	6,754	107%	7,227	$54.26	$392,137
Ms. Hill	RSUs	02/23/2012	2,298	—	2,298	$53.13	$122,093
	MSUs	02/28/2013	2,301	154%	3,544	$54.26	$192,298
	MSUs	02/27/2014	2,615	108%	2,824	$54.26	$153,230
	PUs	02/23/2012	12,259	107%	13,117	$54.26	$711,728
Mr. Neville	RSUs	02/23/2012	3,106	—	3,106	$53.13	$165,022
	MSUs	02/28/2013	2,997	154%	4,616	$54.26	$250,464
	MSUs	02/27/2014	3,694	108%	3,989	$54.26	$216,443
	PUs	02/23/2012	16,568	107%	17,728	$54.26	$961,921

2015 PENSION BENEFITS

        The pension benefit values set forth in the table below have been calculated based on the same assumptions we use to calculate pension benefit obligations for our audited financial statements. Since the accrual of additional amounts under all of these plans has been frozen since December 31, 2010, the significant fluctuations in pension values from year to year are based primarily on changes in the assumptions used to determine the present value of participants' accumulated benefits and secondarily on the passage of time. For example, we are required to calculate the present value of future pension liabilities using a discount rate based on corporate bond yields. As discount rates decrease, the present values of accumulated benefits can increase significantly, which occurred in 2014. The present value of accumulated benefits for our NEOs under these plans is shown below; Ms. Bramman and Messrs. Gravanis and Neville have not been included in the table because they have no accrued benefits under any of our pension plans.

NAME		PLAN NAME	NUMBER OF YEARS OF CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT(1) ($)
Mr. Scarborough		Pension Plan	26.83	$1,163,864
		Benefit Restoration Plan	16.08	$3,956,891
		Supplemental Executive Retirement Plan	8.67	$13,716,836

	Total			$18,837,591
Mr. Butier		Pension Plan	9.33	$215,289
		Benefit Restoration Plan	9.33	$199,532

	Total			$414,821
Ms. Hill		Pension Plan	5.50	$138,465
		Benefit Restoration Plan	5.50	$185,629

	Total			$324,094

(1)
Amounts reflect the lump-sum value of the applicable pension benefit accrued as of December 31, 2015. While the Benefit Restoration Plan and Supplemental Executive Retirement Plan allow for lump-sum payment, except in special circumstances, the Pension Plan requires that distributions take the form of a monthly annuity. For information regarding the assumptions we use to determine the present value of accumulated benefits for our pension plans, see Note 6, "Pension and Other Postretirement Benefits," to the consolidated financial statements contained in our 2015 Annual Report.
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PENSION PLAN

        We provide qualified retirement benefits for eligible U.S. employees under the Avery Dennison Pension Plan (the "Pension Plan"). All NEOs — except (i) Ms. Bramman and Mr. Neville, who joined our company after the Pension Plan was closed to new employees, and (ii) Mr. Gravanis, who has not been employed in the U.S. — are eligible to receive benefits under the Pension Plan, including reduced benefits in the event of early retirement. The accrual of additional benefits under the Pension Plan was frozen as of December 31, 2010; as a result, no additional accruals were made under the Pension Plan during 2015.

        Compensation covered by the Pension Plan includes base salary and AIP awards, up to the applicable statutory limitations each plan year. Employees vest in the Pension Plan after five years of service, or at age 55 upon termination of employment. The annual pension benefit payable as of January 2, 2016 was limited to $210,000 under the Code.

        Benefits under the Pension Plan are based on pensionable earnings, length of service, when benefits commence and how they are paid. Benefits are calculated separately for each year of applicable service using a formula equal to 1.25% times compensation up to the breakpoint (which for each year prior to our freezing the accrual of additional benefits was the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity benefit under the Pension Plan for an employee at normal retirement (age 65), which is not subject to reduction for Social Security payments.

        Eligible participants may elect to receive their benefits in one of several payment forms that are all payable in monthly installments. Benefits are generally paid in annuity form over the lifetime of the participant and/or a beneficiary. By default, single participants are eligible for a single life annuity, and they can choose from alternate payment forms that may include benefits payable to a beneficiary. By default, married participants are eligible for a joint and survivor annuity that is payable over the participant's lifetime, and, if survived by a spouse, over the spouse's lifetime. Married participants can choose alternate payment forms, with the consent of the spouse. The monthly benefit each eligible participant may receive is adjusted based on the plan's definition of actuarial equivalence.

        Benefits are generally payable without reduction after participants reach age 65; however, certain participants may be eligible to receive an unreduced benefit at age 62. Prior to age 62, a participant's benefits are reduced by 15% for commencement of benefits at age 61, and an additional 5% for each additional year early the participant elects to receive benefits, provided that no benefit may commence before a participant reaches age 55.

BENEFIT RESTORATION PLAN

        Our Benefit Restoration Plan (BRP) is a nonqualified excess benefit plan that provides for the payment of supplemental retirement benefits to eligible participants in an amount equal to the amount by which their benefits otherwise payable under the Pension Plan would be reduced under the Code. All NEOs — except for (i) Ms. Bramman and Mr. Neville, who joined our company after the BRP was closed to new employees, and (ii) Mr. Gravanis, who is not employed in the U.S. — are eligible to receive benefits under the BRP. The accrual of additional benefits under the BRP was frozen as of December 31, 2010; as a result, no additional accruals were made under the BRP during 2015.

        Because the BRP is designed to mirror the Pension Plan, the information concerning the compensation covered, benefit formula, early retirement provisions, and payment forms is similar to that of the Pension Plan except that (i) the BRP provides for payment in the form of a lump-sum distribution, unless a timely election is made for monthly payments over the lifetime of the participant and a designated beneficiary, and (ii) BRP benefits are generally payable upon the later of separation from service and age 55.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        Our Supplemental Executive Retirement Plan (SERP) provides designated key executives with additional retirement benefits to induce them to remain with our company and further our long-term growth. The SERP, a nonqualified plan, is an unfunded obligation of our company. The accrual of additional benefits under the SERP was frozen as of December 31, 2010; as a result, no additional accruals were made under the SERP during 2015.

        The vesting age for a designated participant is determined based on the target retention date for the executive. Benefits under the SERP would commence at the same time, and in the same form of payment, as the BRP, at a benefit level which — when added to the benefits to which a designated participant would be entitled from the Pension Plan and the BRP at the time of retirement, certain company contributions (plus interest) to the Employee Savings Plan, fixed amounts representative of his contributions to the deferred compensation plans and estimated Social Security benefits — would equal a specified percentage of the participant's average compensation as of December 31, 2010 (average of the highest 36 months of the last 60 months of

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base salary and annual bonuses earned or paid by December 31, 2010). No benefits would be provided under the SERP to a participant who voluntarily terminates employment before reaching the specified vesting age. Survivor and disability benefits are payable under the SERP under certain circumstances.

        Mr. Scarborough is the only NEO designated as a participant under the SERP. He vested at age 60 and the specified percentage of his average compensation is 62.5%. If Mr. Scarborough elects to retire and begins receiving benefits before reaching age 62, his SERP benefit would be reduced in the same manner as it would be under the Pension Plan.

2015 NONQUALIFIED DEFERRED COMPENSATION(1)

        The following table provides information regarding NEO and company contributions to nonqualified deferred compensation plans in fiscal year 2015. Mr. Gravanis has not been included in the table because, as a non-U.S. employee, he is not eligible to participate in the only plan currently open for deferrals.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS IN LAST FY ($)(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)(4)
Mr. Scarborough	—	$182,160	$(62,275)	—	$4,942,941
Mr. Butier	—	$75,300	$(6,328)	—	$935,952
Ms. Bramman	$48,125	—	$(365)	—	$47,760
Ms. Hill	—	$41,997	$2,639	—	$661,826
Mr. Neville	$18,627	$61,159	$(29,982)	—	$276,456

(1)
Except for Mr. Scarborough, amounts reflect only the NEOs' participation in the Executive Variable Deferred Retirement Plan (EVDRP). Under the EVDRP, participants may choose from a group of funds ranging from money market and bond funds to index and other equity/mutual funds. The rate of return depends on the funds selected by the participant, who may make changes via an online database provided by the plan administrator. The funds available for investment under the EVDRP during 2015, and their respective rate of return for the year or such shorter portion of the year during which the fund was available, are set forth below.

NAME OF FUND	2015 RATE OF RETURN	NAME OF FUND	2015 RATE OF RETURN
Advisor Managed Portfolio, Conservative Allocation	(1.69)%	M Large Cap Growth	8.13%
Advisor Managed Portfolio, Moderate Allocation	(3.12)%	American Century VP Mid Cap Value, Class 2	(1.19)%
Advisor Managed Portfolio, Moderate Growth Allocation	(3.33)%	Fidelity VIP Mid Cap, Service Class 2	(4.12)%
Advisor Managed Portfolio, Growth Allocation	(3.26)%	AllianceBernstein NFJ Small Cap Value	(3.96)%
Advisor Managed Portfolio, Aggressive Allocation	(3.47)%	BlackRock Small Cap Index	(4.55)%
Avery Fixed Account EVDRP	3.68%	M Capital Appreciation	(6.21)%
Fidelity VIP Money Market Service Class	0.40%	Templeton Foreign VIP Class 2	(6.13)%
PIMCO Inflation Managed	(2.68)%	M International Equity	(3.56)%
Western Asset Diversified Bond	1.45%	Invesco V.I. International Growth Series II Shares	(2.23)%
BlackRock VIF Basic Value, Class 3	(5.78)%	Oppenheimer Emerging Markets	(13.71)%
BlackRock Equity Index	1.54%	MFS VIT Utilities, Service Class	(14.42)%
Fidelity VIP Contrafund, Service Class 2	0.81%	Ivy Technology	(2.66)%
American Funds Growth	(0.92)%	Van Eck VIP Global Hard Assets	(33.18)%
Janus Growth LT	7.88%

  Amounts for Mr. Scarborough also reflect his participation in the Capital Accumulation Plan (CAP) and the Executive Deferred Retirement Plan (EDRP). The CAP and EDRP have fixed rates of return; as a result, Mr. Scarborough cannot make any changes to impact his rates of return thereunder. The fixed rate of return for the CAP is designated by Pacific Life Insurance Company and subject to enhancement by our company in accordance with the terms of the CAP; the annual rate of return for 2015 was 4.41%. The fixed rate of return for the EDRP was 4.19% from January 3, 2015 to November 30, 2015 and 3.93% from December 1, 2015 to January 2, 2016.

(2)
Company contributions to the EVDRP are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)
Above-market earnings of $4,732 credited to Mr. Scarborough's EDRP account are included under the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table. The other NEOs only participate in the EVDRP, which does not offer above-market interest rates.

(4)
Amounts reflect EVDRP vested account balances as of January 2, 2016, the last day of our 2015 fiscal year. The following amounts were reported under the "All Other Compensation" column of the Summary Compensation Table in previous proxy statements:

NAME	AGGREGATE COMPANY CONTRIBUTIONS PREVIOUSLY REPORTED ($)
Mr. Scarborough	$685,008
Mr. Butier	$154,776
Ms. Bramman	—
Ms. Hill	$38,569
Mr. Neville	$141,851
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EXECUTIVE VARIABLE DEFERRED RETIREMENT PLAN

        Our Executive Variable Deferred Retirement Plan (EVDRP) is our only active deferred compensation plan available to U.S. employees. Earnings are based on a fixed rate and/or the performance of variable bond and equity funds selected by the participant from available options. The EVDRP does not offer investment options that provide above-market interest rates.

        Eligible employees are able to defer U.S. taxes until their investment is withdrawn, providing an opportunity for them to accumulate savings on a pre-tax basis. We also benefit from this arrangement because we do not have to expend cash to pay individuals who elect to defer receipt of these amounts. As a result, we can use this cash for other purposes until a deferred compensation account is paid to the participant after termination of employment.

        All deferred compensation amounts are unfunded obligations of our company and subject to the same risks as any of our general debts and obligations. As a result, these accounts help incent executives to avoid risk-taking behavior that could be detrimental to the long-term health of our company.

Employee Contributions

        Under the EVDRP, eligible employees can defer up to 75% of their salary and 90% of their AIP award. Of our NEOs, Ms. Bramman elected to defer 15% of her 2015 salary and Mr. Neville elected to defer 3% of his 2015 salary.

Company Contributions

        In the beginning of 2015, we made a contribution to the deferred compensation accounts of eligible employees of up to 6% of an eligible employee's annual 401(k) eligible earnings in excess of the Code compensation limit. Our contribution was added to the deferred compensation accounts of eligible employees, including our NEOs, who were employed at year-end 2014 and who in 2014 contributed into our Employee Savings Plan (i) at least 6% of their pre-tax eligible compensation or (ii) up to the Code pre-tax limit.

CAPITAL ACCUMULATION PLAN

        The Capital Accumulation Plan (CAP) is a legacy deferred compensation plan that last received deferrals in 2005. Of our NEOs, only Mr. Scarborough is a participant in the CAP.

        The CAP has a fixed rate of return designated by Pacific Life Insurance Company (4.00% for 2015) and is subject to enhancement by our company in accordance with the terms of the CAP. The CAP's enhanced annual rate of return for 2015 was 4.41%.

EXECUTIVE DEFERRED RETIREMENT PLAN

        The Executive Deferred Retirement Plan (EDRP) is a legacy deferred compensation plan that last received deferrals in 2000. Of our NEOs, only Mr. Scarborough is a participant in the EDRP.

        The EDRP has a fixed rate of return determined by multiplying the rolling 10-year average of the September 10-year Treasury note rate by 1.25. The EDRP's annual rate of return was 4.19% from January 3, 2015 to November 30, 2015 and 3.93% from December 1, 2015 to January 2, 2016.

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PAYMENTS UPON TERMINATION AS OF JANUARY 2, 2016

        The following table provides information regarding potential benefits that would have been payable to our Current NEOs in the event of termination on January 2, 2016, the last day of our 2015 fiscal year. Amounts paid or distributed upon actual termination may differ from amounts shown due to timing and any future changes to our benefit plans. Because he was no longer employed at our fiscal year-end, Mr. Neville has not been included in the table. The severance payments and benefits Mr. Neville received in connection with his actual termination during 2015 are discussed under Executive Severance Plan below.

		TERMINATION SCENARIOS AS OF THE END OF FISCAL YEAR 2015

NAME	BENEFIT	DEATH	QUALIFYING DISABILITY	QUALIFYING RETIREMENT(2)	INVOLUNTARY TERMINATION NOT FOR CAUSE	TERMINATION WITHIN 24 MOS. OF CHANGE OF CONTROL
Mr. Scarborough	Severance Payment	—	—	—	$6,688,681	$10,033,021
	Unvested Stock Options(1)	—	—	$1,473,539	$1,473,539	$1,473,539
	Unvested RSUs(1)	$713,008	$713,008	$713,008	$713,008	$713,008
	Unvested PUs(1)	$3,065,745	$3,065,745	$3,065,745	$3,065,745	$6,079,085
	Unvested MSUs(1)	$2,398,938	$2,398,938	$3,179,818	$3,179,818	$4,818,491
	Outplacement	—	—	—	$25,000	$25,000

Total		$6,177,691	$6,177,691	$8,432,110	$15,145,791	$23,142,144

	Value of Forfeited Equity(1)	$(6,906,433)	$(6,906,433)	$(5,894,815)	$(5,894,815)	—
Mr. Butier	Severance Payment	—	—	—	$1,678,744	$3,357,488
	Unvested Stock Options(1)	—	—	—	—	$379,552
	Unvested RSUs(1)	$1,376,766	$1,376,766	—	—	$1,376,766
	Unvested PUs(1)	$1,138,073	$1,138,073	—	—	$2,438,602
	Unvested MSUs(1)	$868,817	$868,817	—	—	$1,895,528
	Outplacement	—	—	—	$25,000	$25,000

Total		$3,383,656	$3,383,656	—	$1,703,744	$9,472,936

	Value of Forfeited Equity(1)	$(2,706,792)	$(2,706,792)	$(6,090,447)	$(6,090,447)	—
Ms. Bramman	Severance Payment	—	—	—	$887,844	$1,775,688
	Unvested Stock Options(1)	—	—	—	—	—
	Unvested RSUs(1)	$406,789	$406,789	—	—	$406,789
	Unvested PUs(1)	$167,803	$167,803	—	—	$503,410
	Unvested MSUs(1)	$109,848	$109,848	—	—	$304,214
	Outplacement	—	—	—	$25,000	$25,000

Total		$684,440	$684,440	—	$912,844	$3,015,101

	Value of Forfeited Equity(1)	$(529,973)	$(529,973)	$(1,214,413)	$(1,214,413)	—
Mr. Gravanis	Severance Payment	—	—	—	$1,250,551	$1,450,705
	Unvested Stock Options(1)	—	—	$164,016	$164,016	$164,016
	Unvested RSUs(1)	$842,056	$842,056	$842,056	$842,056	$842,056
	Unvested PUs(1)	$400,627	$400,627	$400,627	$400,627	$803,364
	Unvested MSUs(1)	$305,645	$305,645	$399,189	$399,189	$625,911
	Outplacement	—	—	—	—	$25,000

Total		$1,548,328	$1,548,328	$1,805,888	$3,056,439	$3,911,052

	Value of Forfeited Equity(1)	$(887,018)	$(887,018)	$(781,021)	$(781,021)	—
Ms. Hill	Severance Payment	—	—	—	$992,139	$1,984,277
	Unvested Stock Options(1)	—	—	—	—	$297,673
	Unvested RSUs(1)	$144,055	$144,055	—	—	$144,055
	Unvested PUs(1)	$673,470	$673,470	—	—	$1,353,393
	Unvested MSUs(1)	$511,969	$511,969	—	—	$1,051,873
	Outplacement	—	—	—	$25,000	$25,000

Total		$1,329,494	$1,329,494	—	$1,017,139	$4,856,271

	Value of Forfeited Equity(1)	$(1,517,501)	$(1,517,501)	$(2,846,995)	$(2,846,995)	—

(1)
Values for equity awards as of January 2, 2016 were determined as follows: (i) for stock options, the number of shares that would have been exercisable multiplied by the difference between the fair market value of our common stock on December 31, 2015, the last trading day of our 2015 fiscal year, and the applicable exercise price; (ii) for RSUs, PUs and MSUs, the number of shares that would have been forfeited or acquired on vesting multiplied by the fair market value of our common stock on December 31, 2015.

(2)
Only Messrs. Scarborough and Gravanis qualified as retirement eligible because they had reached the age of 55 and had over ten years of service with our company as of January 2, 2016. As a result, in every termination scenario, all of their unvested equity awards would vest, with unvested PUs and MSUs vesting on a prorated basis after the end of their respective performance period based on our actual performance.
Avery Dennison Corporation | 2016 Proxy Statement | 64

        In addition to the amounts shown in the table, our Current NEOs would be entitled to receive their accrued and vested benefits under any pension and deferred compensation plans in which they participate. These amounts would be determined and paid in accordance with the terms and conditions of the applicable plans, and are not included in the table. See 2015 Pension Benefits and 2015 Nonqualified Deferred Compensation for information on these benefits.

        None of our Current NEOs has an employment agreement; if an NEO is no longer performing at the expected level, he or she can be terminated for cause immediately without receiving a contractually-guaranteed payment. The other potential payments upon termination or a change of control are described below.

EXECUTIVE SEVERANCE PLAN

        Each of our Current NEOs, except for Mr. Gravanis, is a participant in the Severance Plan. Upon involuntary termination not for cause, they would be entitled to the following benefits:

        Benefits Not Subject to Gross up.    Benefits are subject to withholding for all applicable taxes and not grossed-up for taxes.

        Trigger for Benefits.    Involuntary termination, which excludes termination for cause; due to disability; due to death; due to voluntary resignation; or due to an executive declining simultaneous or continuing employment in a comparable position.

        Definition of Cause.    Cause is defined as commission of a crime or other act that could materially damage our reputation; theft, misappropriation, or embezzlement of company property; falsification of company records; substantial failure to comply with written policies and procedures; misconduct; or substantial failure to perform material job duties not cured within 30 days after written notice.

        Mr. Gravanis' severance benefits would be based on applicable French labor laws and regulations in effect at the time of his separation.

        In connection with his separation from our company in 2015, Mr. Neville received severance benefits of $1,358,797 in accordance with the terms and conditions of the Severance Plan, which reflected (i) his annual base salary of $580,030 as of his termination date; (ii) $758,989, the highest of his last three AIP awards; and (iii) $19,778, the cash value of 12 months of insurance premiums for the qualified medical and dental plans in which he participated as of his termination date. In consideration of his receipt of these benefits, Mr. Neville agreed to a waiver and release of any claims against our company and to non-competition, non-solicitation and non-disclosure covenants in favor of our company.

KEY EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

        Each of our Current NEOs is also a participant in the COC Severance Plan, which is designed to retain certain key executives during a period in which a change of control transaction is being negotiated or a hostile takeover is being attempted. Participants are only entitled to benefits if they are terminated not for "cause" or terminate employment for "good reason" within 24 months of the change of control (a "double trigger"). In such circumstances, our NEOs would be entitled to the following benefits:

        Benefits Not Subject to Gross-up.    Benefits are subject to withholding for all applicable taxes and not grossed-up for excise or other taxes. However, if the payment would trigger an excise tax for a particular NEO, the NEO can elect to receive

Avery Dennison Corporation | 2016 Proxy Statement | 65

(i) his or her full benefits, with him or her responsible for paying any applicable excise taxes or (ii) reduced benefits to an amount sufficient to eliminate any excise tax liability.

        Definition of Change of Control.    Change of control is defined as (i) replacement of a majority of our Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board; or (ii) acquisition by any person, group or corporation that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with our company, of (A) together with any of our company's stock previously held, more than 50% of the total fair market value or the total voting power of our company's stock; (B) 30% or more of the total voting power of our company's stock during any 12-month period; or (C) assets of our company having a total gross fair market value of 40% or more of the total gross fair market value of all of our company's assets during any 12-month period.

        Definition of cause.    Cause is defined as it is under the Severance Plan.

        Definition of good reason.    Good reason is defined as material diminution in base compensation; material diminution in authority, duties, or responsibilities or supervisor's authority, duties, or responsibilities; material change in geographic job location; or any other action or inaction that constitutes a material breach by our company.

AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

        Under the Equity Plan, unvested equity awards held by our Current NEOs on the date of termination would be treated as set forth in the following table. Messrs. Scarborough and Gravanis are the only NEOs who qualified as retirement eligible under the Equity Plan because they had reached the age of 55 and had over ten years of service with our company at the end of our 2015 fiscal year.

VESTING OF EQUITY AWARDS ON TERMINATION EVENTS

	PUs	MSUs	RSUs	Stock Options
Resignation/Involuntary Termination, whether For or Not for Cause	Cancelled	Cancelled	Cancelled	Cancelled
Death	Vest at time of event on a prorated basis based on target performance	Vest at time of event on a prorated basis based on target performance for each tranche	Vest	Cancelled
Qualifying Disability	Same as death	Same as death	Vest	Cancelled
Qualifying Retirement	Vest after the end of the performance period on a prorated basis based on actual performance	Vest after the end of the performance period on a prorated basis based on actual performance	Vest	Vest and exercisable by our CEO for the full term of the option and by our other NEOs for the lesser of five years and the full term of the option
Change of Control	Vest only in the event of termination of service within 24 months after change of control based on target performance	Vest only in the event of termination of service within 24 months of the change of control based on target performance	Vest only in the event of termination of service within 24 months after change of control if granted after April 26, 2012; vest on change of control if granted before April 26, 2012	Vest only in the event of termination of service within 24 months after change of control if granted after April 26, 2012; vest on change of control if granted before April 26, 2012

        All unvested stock options and full-value awards held by Mr. Neville on the date of his termination of employment were cancelled in accordance with the provisions described above. He had six months from his date of termination to exercise any of his vested stock options and no such options were outstanding at the end of fiscal year 2015.

Avery Dennison Corporation | 2016 Proxy Statement | 66

EQUITY COMPENSATION PLAN INFORMATION AS OF JANUARY 2, 2016

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders
Amended and Restated Stock Option and Incentive Plan(1)	4,677,931	$45.21	9,246,808
Amended and Restated Director Equity Plan(2)	43,000	$50.02	—

Total	4,720,931	$45.30	9,246,808

(1)
The Amended and Restated Stock Option and Incentive Plan was last approved by stockholders in April 2012. Under the plan, shares issuable under outstanding equity awards granted prior to January 2, 2016 include (i) stock options, RSUs and DSUs for non-employee directors; and (ii) stock options, RSUs, PUs and MSUs for officers and other eligible employees. Amounts in column (A) include 2,369,877 stock options; 214,605 RSUs; 132,298 DSUs; 1,139,732 MSUs (including accrued dividend equivalents and reflecting the unvested tranches of the MSUs granted in 2013, 2014 and 2015 at the maximum level of performance as our actual performance would result in above-target payouts and the vested tranches at 179%, 125% and 109%, respectively, reflecting the payout based on actual performance); 864,419 PUs (reflecting the 2013-2015 MTIP at the actual level of performance, with corporate participants at the maximum level of performance for both relative TSR and cumulative EVA and business group participants at the maximum level of performance for relative TSR and weighted-average of 190% for cumulative EVA), the 2014-2016 and 2015-2017 MTIPs at the maximum level of performance as our actual performance would result in above-target payouts for relative TSR and a weighted-average of 149% and 174%, respectively, for cumulative EVA. Prices in column (B) do not include RSUs, DSUs, MSUs, PUs or dividend equivalents.

(2)
Under the Amended and Restated Director Equity Plan, equity awards included stock options and stock units. We last issued awards under the Director Equity Plan in April 2009 and thereafter began issuing our non-employee directors awards under the Equity Plan. Amounts in column (A) include only stock options.
Avery Dennison Corporation | 2016 Proxy Statement | 67

ITEM 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee — which is directly responsible for the appointment, compensation (including approval of audit and non-audit fees) and evaluation of the independent registered public accounting firm that audits our financial statements and internal control over financial reporting — has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for fiscal year 2016, and our Board is seeking stockholder ratification of the appointment. Stockholder ratification is not required by our Bylaws or applicable laws and regulations. However, our Board annually submits this appointment for stockholder ratification as a matter of good corporate governance. If stockholders were not to ratify the appointment, the Audit Committee would reconsider whether or not to retain PwC, but could determine to do so in the committee's discretion. In addition, even if the appointment is ratified, the Audit Committee could subsequently appoint a different independent registered public accounting firm without stockholder approval if the committee were to determine that doing so would be in the best interests of our company and stockholders.

        Although no formal statement from PwC is planned, representatives of the firm will be present at the Annual Meeting to answer questions from stockholders.

AUDIT COMMITTEE EVALUATION

        In determining whether to reappoint PwC, the Audit Committee considered the qualifications, performance, and independence of the firm and the audit engagement team, the quality of its discussions with PwC, and the fees charged by PwC for the level and quality of services provided. In connection with the 2016 appointment, the Audit Committee considered, among other things:

  •
  Audit Quality — The quality of PwC's audit and non-audit work, based on its discussion with management in executive session without PwC present and its discussion with PwC in executive session without management present;

  •
  Prior Performance — PwC's reports on its quality controls and performance during our company's 2015 and prior year audits;

  •
  Qualitative Review — The results of the worldwide survey of members of management and the Audit Committee evaluating PwC's (i) expertise and resources, (ii) audit planning, (iii) communication and interaction, (iv) independence, objectivity and professional skepticism and (v) value for fees;

  •
  Self-Assessment — PwC's annual self-assessment of its accomplishments in connection with its audit, its satisfaction of the client service needs and expectations of the Audit Committee and management, and areas for continued focus and improvement opportunities;

  •
  Regulatory Reviews — External data on the firm's audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on PwC and its peer firms;

  •
  Reasonableness of Fees — The appropriateness of PwC's fees for audit and non-audit services, on both an absolute basis and relative to comparable firms;

  •
  Independence — Written disclosures from the firm and the independence letter required by the PCAOB; and

  •
  Tenure — PwC's tenure as our independent auditor, including the benefits of having a long-tenured auditor and the controls in place to mitigate any potential independence risk.

        The Audit Committee determined that the appointment of PwC as our independent registered public accounting firm for fiscal year 2016 is in the best interest of our company and its stockholders. The Audit Committee has appointed, subject to stockholder ratification, PwC in such capacity and recommends that stockholders ratify the appointment at the Annual Meeting.

RECOMMENDATION OF BOARD OF DIRECTORS

        Our Board of Directors recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2016. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

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AUDIT MATTERS

AUDITOR TENURE

        PwC has been our independent registered public accounting firm since 1998 and served in that capacity during fiscal year 2015. PwC is knowledgeable about our operations and accounting practices, and is well qualified to act as our independent registered public accounting firm. Some governance stakeholders have suggested that long tenure poses a risk to auditor independence. The Audit Committee believes, however, that PwC's tenure confers significant benefits, including:

  •
  Higher Audit Quality — Having performed nearly 20 years of annual audits and quarterly reviews of our financial statements, PwC has deep institutional knowledge regarding our operations, businesses, and accounting policies and practices;

  •
  Economies of Scale — PwC has a global presence, including employees in virtually all of the countries in which we do business, giving them the capacity to perform statutory audit work on our subsidiary accounts in a cost-effective manner; and

  •
  Cost Efficiency — Having familiarity with our business allows PwC to ensure audit quality in the performance of its services on a more cost-competitive basis than other firms.

        In addition, in conducting its periodic review of whether to appoint a new independent registered public accounting firm, the Audit Committee considers the fact that onboarding a new firm would require a significant time commitment on the part of management, potentially distracting from the paramount focus on financial reporting and internal controls without necessarily increasing audit quality.

        The Audit Committee has several controls in place to mitigate any potential independence risk, including the following:

  •
  Limits on Non-Audit Services — The Audit Committee assesses the impact providing non-audit services may have on PwC's independence each time it approves the firm's provision of such services, as well as during its annual assessment of the firm's independence;

  •
  Periodic Consideration of Auditor Rotation — The Audit Committee periodically considers whether to change the independent registered public accounting firm based on its assessment of PwC's audit quality, performance, compensation and independence;

  •
  Executive Sessions — The Audit Committee meets regularly both with PwC without management present and with management without PwC present; and

  •
  Lead Audit Partner Selection — The Audit Committee selects any new lead audit partner, in consultation with members of senior management and representatives of PwC.

        In order to regularly bring a fresh perspective to the audit engagement, a new lead audit partner is designated at least every five years, and a new partner was so designated for the 2014 audit. The Audit Committee Chair and two other members of the committee interviewed the partner prior to his designation, and the Audit Committee as a whole was directly responsible for making the selection, in consultation with members of senior management and representatives from PwC.

AUDITOR INDEPENDENCE

        PwC has advised us that neither the firm nor any member thereof has any financial interest, direct or indirect, in any capacity in our company or its subsidiaries. As a result, PwC has confirmed to the Audit Committee that it is in compliance with all rules, standards and policies of the PCAOB and the regulations of the SEC governing auditor independence.

        The Audit Committee considers the impact providing non-audit services may have on PwC's independence each time it approves the firm's provision of such services, as well as during its annual assessment of the firm's independence. In February 2016, the Audit Committee reviewed the non-audit services approved by the Committee and provided by PwC in 2015, including the related fees, and determined that the firm's provision of these services did not impair PwC's independence.

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AUDITOR COMPENSATION

        In negotiating and approving PwC's fees and services, the Audit Committee considers whether PwC is best positioned to provide the services effectively and efficiently due to its familiarity with our businesses, accounting policies and practices, internal controls, and financial and information technology systems, as well as whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee monitors the services rendered and fees paid to PwC to ensure that the services are within the parameters approved by the Audit Committee.

COMMITTEE APPROVAL OF FEES

        The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, and the fees paid to PwC in 2015 were pre-approved. The Audit Committee pre-approved 2015 audit fees in February of that year, received a mid-year update in July and reviewed the final fees in connection with its review of the audited financial statements in February 2016. These procedures include reviewing and approving a plan for audit and permitted non-audit services, which includes a description of, and estimated fees for, audit services and non-audit services. Additional Audit Committee approval is required for non-audit services not included in the initial budget or substantially in excess of the budgeted amount for the particular category of services. The Audit Committee has delegated interim pre-approval authority to its Chair for services not included in the audit plan; these services are reviewed with the entire Audit Committee at its next regular meeting.

AUDIT FEES

        For fiscal years 2015 and 2014, PwC provided the following services for our company — all of which were approved by the Audit Committee in conformity with the procedures described above — for which we paid the firm the following fees. While the Audit Committee's general practice is not to approve PwC to perform services other than for audit, audit-related and tax matters, in 2014, the Audit Committee approved a limited engagement of PwC's strategy consulting group for a market segment study for our Vancive Medical Technologies segment due to the firm's expertise in emerging technologies in the digital health care industry.

(in millions)	2015	2014
Audit Fees(1)	$5.8	$6.5
Audit-Related Fees(2)	0.3	0.2
Tax Fees:
Tax Compliance(3)	2.0	2.2
Tax Planning(4)	1.5	2.0
All Other Fees(5)	—	0.1

Total Fees	$9.6	$11.0

(1)
Includes fees for services performed to comply with the standards established by the PCAOB, including the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting; audits in connection with statutory filings; or for other services that generally only the principal independent registered public accounting firm reasonably can provide, such as procedures related to audits of income tax provisions and related reserves, consents and review of our SEC filings.

(2)
Includes fees associated with assurance and related services traditionally performed by the independent registered public accounting firm and reasonably related to the performance of the audit or review of our financial statements, including assistance in financial due diligence related to mergers, acquisitions and divestitures; accounting consultations; consultations concerning financial accounting and reporting standards; general advice on implementation of SEC and Sarbanes-Oxley Act of 2002 requirements; and audit services not required by statute or regulation. This category also may include audits of pension and other employee benefit plans, as well as the review of financial or information technology systems and internal controls unrelated to the audit of the financial statements.

(3)
Includes fees associated with tax compliance such as preparation of tax returns, tax audits and transfer pricing.

(4)
Includes fees for domestic and international tax planning, and tax planning for restructurings, mergers, acquisitions and divestitures.

(5)
Includes fees for services not captured in any of the above categories. Fees for fiscal year 2014 related to the engagement of PwC's strategy consulting group for a discrete project, as described above.
Avery Dennison Corporation | 2016 Proxy Statement | 70

AUDIT AND FINANCE COMMITTEE REPORT

COMPOSITION AND QUALIFICATIONS

        The Audit and Finance Committee (referred to in this report as the "Committee") of the Board of Directors is comprised of the directors named below, each of whom meets the enhanced independence and experience standards for audit committee members set forth in Securities and Exchange Commission (SEC) rules and New York Stock Exchange (NYSE) listing standards. Our Board of Directors has determined all members to be financially literate and designated each of Messrs. Anderson and Barker as an "audit committee financial expert" under applicable SEC regulations for 2015. Members of the Committee are prohibited from sitting on the audit committee of more than two other public companies, and all members are in compliance with this restriction.

PRIMARY RESPONSIBILITIES

        The Committee has a written charter adopted by the Board of Directors, which is available on our website at www.averydennison.com/auditcharter. The Committee annually reviews the charter and recommends changes to the Board for approval. The charter was last amended on December 3, 2015.

        During fiscal year 2015, the Committee primarily performed the following activities on behalf of our Board of Directors:

  •
  reviewed and discussed with management and the independent registered public accounting firm our quarterly and annual financial results, earnings release documentation and the related reports filed with the SEC;

  •
  reviewed and discussed with management, the Vice President of Internal Audit and the independent registered public accounting firm our internal controls report and the independent registered public accounting firm's attestation thereof;

  •
  evaluated the qualifications, performance and independence of the independent registered public accounting firm and met with representatives of the firm to discuss the scope, budget, staffing and progress of the firm's audit;

  •
  supervised the Vice President of Internal Audit with respect to the scope, budget, staffing and progress of the internal audit; and

  •
  discussed with management our major financial risk exposures and the steps taken to monitor and control these exposures.

OVERSIGHT OF CONSOLIDATED FINANCIAL STATEMENTS

        Management is responsible for our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures. The Committee appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) to provide audit, audit-related and limited tax services. PwC was responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (GAAP). The Committee's responsibility is to monitor and oversee our accounting and financial reporting processes, the audit of our consolidated financial statements and internal control over financial reporting. The members of the Committee are not professionally engaged in the practice of auditing or accounting and rely without independent verification on the information provided to them and the representations made by management and PwC.

        The Committee reviewed and discussed the consolidated financial statements and related footnotes for the year ended January 2, 2016 — including our company's critical accounting policies and management's significant estimates and judgments — with management and PwC, as well as PwC's report on the audit. Management represented to the Committee that our consolidated financial statements were prepared in accordance with GAAP. PwC presented the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

        Based on the Committee's review and discussions with management and PwC, as well as the Committee's review of the representations of management and the audit report of PwC, the Committee recommended that our Board of Directors approve the inclusion of the audited consolidated financial statements for the year ended January 2, 2016 in our Annual Report on Form 10-K filed with the SEC.

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OVERSIGHT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Committee's responsibility is to appoint the independent registered public accounting firm, and monitor and oversee the firm's qualifications, compensation, performance and independence. In this capacity, the Committee reviewed with PwC the overall scope of and fees for its audit, and the Committee regularly monitored the progress of PwC's audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the firm's findings, required resources and progress.

        PwC provided to the Committee the written disclosures and independence letter required by the PCAOB. The Committee discussed with PwC its independence from our company and management and concluded that PwC was independent during fiscal year 2015. The Committee has a policy requiring pre-approval of fees for audit, audit-related, tax and other services and has concluded for 2015 that PwC's provision of non-audit services to our company was compatible with maintaining its independence.

        Under its charter, the Committee is required to periodically consider whether it is appropriate to change the independent registered public accounting firm, and the Committee had discussions with management and PwC regarding whether it may be appropriate to do so during 2015. The Committee has determined that the appointment of PwC as our independent registered public accounting firm for fiscal year 2016 is in the best interest of our company and its stockholders. The Committee has appointed, subject to stockholder ratification, PwC in such capacity and recommends that stockholders ratify such appointment at the Annual Meeting.

OVERSIGHT OF INTERNAL AUDIT

        The Committee's responsibility is to monitor and oversee our internal audit function, reviewing the significant issues reported to management and management's responses thereto. In this capacity, the Committee reviewed with the Vice President of Internal Audit the overall scope and budget for the internal audit function, and the Committee regularly monitors its progress in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Vice President of Internal Audit's findings, required resources and progress.

EXECUTIVE SESSIONS

        The Committee regularly meets separately, and without management present, with each of the Vice President of Internal Audit and PwC to review and discuss their evaluations of the overall quality of our accounting and financial reporting and internal control. The Committee also periodically meets, without PwC and the Vice President of Internal Audit present, with management, as well as occasionally with only our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and the General Counsel to discuss, among other things, significant risk exposures impacting our financial statements and accounting processes.

STOCKHOLDER FEEDBACK

        The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints regarding our accounting, internal controls and auditing matters. See "Complaint Procedures for Accounting and Auditing Matters" in the Corporate Governance, Sustainability and Corporate Social Responsibility section of this proxy statement. The Committee welcomes feedback regarding its oversight of our audit and finance programs. Stockholders may communicate with the Committee by writing to the Audit and Finance Committee Chair, c/o Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

Peter K. Barker, Chair
Anthony K. Anderson
Ken C. Hicks
Patrick T. Siewert

This Audit and Finance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act or the Exchange Act, unless specifically incorporated by reference therein.

Avery Dennison Corporation | 2016 Proxy Statement | 72

SECURITY OWNERSHIP INFORMATION

STOCK OWNERSHIP GUIDELINES

        To further align their interests with those of our stockholders, our stock ownership guidelines currently require that non-employee directors acquire and maintain a minimum equity interest in our company equal to the lesser of (A) $325,000 or (B) 6,500 shares; in connection with the increase in non-employee director compensation effective as of the Annual Meeting, these minimum requirements will increase to $500,000 and 7,500 shares, respectively. These guidelines also require that our CEO, President, and other NEOs acquire and maintain a minimum equity interest in our company equal to the lesser of (A) five, four and three times their annual base salary, respectively, or (B) 95,000, 60,000 and 27,000 shares of our common stock, respectively. If a director or NEO fails to comply with or make reasonable progress towards meeting his or her guideline level, he or she is required to retain all net shares acquired from the exercise of stock options or vesting of stock awards until such level is met.

        Consistent with market practices, the following shares/units and their related values are considered in measuring compliance with our stock ownership guidelines: shares beneficially owned or deemed to be beneficially owned, directly or indirectly, under federal securities laws; shares or units held in qualified and non-qualified employee benefit plans; unvested RSUs subject only to time-based vesting; 50% of the embedded value of any vested, unexercised stock options; and unvested MSUs at the target payout level. Unvested PUs are not considered in measuring compliance because they would be cancelled in the event the threshold level of performance is not achieved (which would result in no payout).

        The Governance Committee reviewed non-employee director stock ownership in February 2016, noting that all of our directors had exceeded the minimum ownership level required by the guidelines as of January 2, 2016 and that all of our directors own stock in our company. On average, the ownership level of non-employee directors was approximately five and seven times the 2015 shares and dollar guideline, respectively, aligning them with stockholders and incenting their focus on long-term stockholder value.

        The Compensation Committee reviewed NEO stock ownership in December 2015 and determined that all of our Current NEOs — except for Ms. Bramman who joined the company in March 2015 and has five years to reach her applicable guideline — had exceeded their respective guideline level required by the guidelines as of January 2, 2016. The Committee noted that, because Ms. Bramman had made reasonable progress towards meeting the applicable level, she was also in compliance with the guidelines.

COMPLIANCE WITH STOCK OWNERSHIP GUIDELINES

	SHARE GUIDELINE	SHARES AS OF 2015 FYE (#)	DOLLAR GUIDELINE	DOLLAR % AS OF 2015 FYE (%)	COMPLIANCE
NON-EMPLOYEE DIRECTORS	6,500		$325,000
Bradley A. Alford		27,852		537%
Anthony K. Anderson		13,932		269%
Peter K. Barker		51,578		994%
Ken C. Hicks		35,091		677%
David E. I. Pyott		62,383		1,203%
Patrick T. Siewert		26,327		508%
Julia A. Stewart		51,242		988%
Martha N. Sullivan		12,796		247%
CHAIRMAN & CEO	95,000		5x Base Salary
Dean A. Scarborough		502,597	($5,625,300)	564%
PRESIDENT & COO	60,000		4x Base Salary
Mitchell R. Butier		138,430	($3,060,000)	286%
OTHER CURRENT NEOS	27,000		3X Base Salary
Anne L. Bramman		12,963	($1,650,000)	50%
Georges Gravanis		28,250	($1,500,479)	119%
Anne Hill		66,191	($1,504,510)	278%

INSIDER TRADING POLICY; PROHIBITION ON HEDGING AND PLEDGING

        Our insider trading policy prohibits our directors, officers and employees from engaging in transactions in our company's stock while in the possession of material non-public information; engaging in transactions in the stock of other companies while in possession of material non-public information that they become aware of in performing their duties; and disclosing material non-public information to unauthorized persons outside our company. In addition, the policy restricts trading for

Avery Dennison Corporation | 2016 Proxy Statement | 73

directors and officers (including all NEOs) during blackout periods, which generally begin two weeks before the end of each fiscal quarter and end two business days after the release of earnings for the quarter.

        Our insider trading policy expressly prohibits our directors and executive officers from (i) purchasing financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of shares of our common stock held, directly or indirectly, by them or (ii) pledging any of their shares of common stock to secure personal loans or other obligations, including by holding such shares in a margin account. To our knowledge, based solely on our review of their written representations, none of our directors or executive officers has hedged or pledged our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND SIGNIFICANT STOCKHOLDERS

        The following table shows the number of shares of our common stock beneficially owned by our (i) current directors; (ii) NEOs; (iii) current directors and executive officers as a group; and (iv) greater-than-five-percent stockholders, in each case as of the February 29, 2016 record date for the Annual Meeting. "Beneficial ownership" means only that the individual, group or entity, directly or indirectly, has or shares with others the power to vote (or direct the voting of) or the power to dispose of (or direct the disposition of) the shares; the individual, group or entity may or may not have any economic interest in the shares. The reporting of information in the table does not constitute an admission that the individual, group or entity is, for the purpose of Section 13 or 16 of the Exchange Act, the beneficial owner of the shares shown.

NAME OF BENEFICIAL OWNER	COMMON STOCK(1)	NUMBER OF SHARES SUBJECT TO DSUS, OPTIONS EXERCISABLE, AND RSUS VESTING WITHIN 60 DAYS(2)	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF CLASS(3)
Dean A. Scarborough	278,026	1,163,273	1,441,299	1.6%
Bradley A. Alford	7,064	29,185	36,249	*
Anthony K. Anderson	3,577	8,181	11,758	*
Peter K. Barker	19,838	45,437	65,275	*
Ken C. Hicks	15,438	35,857	51,295	*
David E. I. Pyott	11,438	64,756	76,194	*
Patrick T. Siewert	17,180	22,009	39,189	*
Julia A. Stewart	11,517	53,385	64,902	*
Martha N. Sullivan	3,096	6,136	9,232	*
Mitchell R. Butier	96,312	139,827	236,139	*
Anne L. Bramman	1,108	—	1,108	*
Georges Gravanis	20,781	17,417	38,198	*
Anne Hill	50,495	67,021	117,516	*
R. Shawn Neville	—	—	—	*
All current directors and executive officers as a group (15 persons)	567,970	1,821,931	2,389,901	2.7%
The Vanguard Group(4)	9,908,100	—	9,908,100	11.1%
BlackRock, Inc.(5)	7,669,827	—	7,669,827	8.6%

(1)
Except as otherwise noted herein, each director and executive has sole voting and investment power with respect to the shares indicated and no shares have been pledged as security by any such person. Includes for the following beneficial owners the following amounts of shares held in various employee savings plans as of February 29, 2016: Mr. Scarborough — 41,138; Mr. Butier — 3,615; Ms. Hill — 2,648; and all current executive officers as a group — 48,535. For Mr. Scarborough, also includes 3,184 shares held in the CAP and 148 and 20 shares held by his wife and one of his children, respectively, as to which he disclaims beneficial ownership.

(2)
Numbers reported in this column are not entitled to vote at the Annual Meeting. Includes the following number of DSUs deferred through the DDECP for the following directors as of February 29, 2016, as to which they have no voting or investment power: Mr. Alford — 13,176; Mr. Anderson — 5,411; Mr. Barker — 23,428; Mr. Hicks — 10,848; Mr. Pyott — 42,747; Ms. Stewart — 31,376; and Ms. Sullivan — 5,312. DSUs are included as beneficially owned because, if any of these directors were to separate from our Board, their DDECP account would be valued as of the date of separation and the equivalent number of shares of our common stock would be issued to the individual.

(3)
Percent of class based on 89,324,230 shares of our common stock outstanding as of February 29, 2016. Individuals with an (*) beneficially own less than 1% of our outstanding common stock.

(4)
Number of shares beneficially owned based on information as of December 31, 2015 contained in Amendment No. 5 to Schedule 13G filed with the SEC on February 10, 2016. The Vanguard Group has sole voting power with respect to 165,375 shares; shared voting power with respect to 8,500 shares; sole dispositive power with respect to 9,731,535 shares; and shared dispositive power with respect to 176,565 shares. The Vanguard Group is an investment adviser, in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, with a business address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Number of shares beneficially owned based on information as of December 31, 2015 contained in Amendment No. 7 to Schedule 13G filed with the SEC on January 25, 2016. BlackRock, Inc. has sole voting power with respect to 6,850,151 shares and sole dispositive power with respect to all shares. BlackRock, Inc. is a parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, with a business address of 55 East 52nd Street, New York, New York 10055.
Avery Dennison Corporation | 2016 Proxy Statement | 74

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors, and owners of more than 10% our equity securities (collectively, our "Insiders") to timely file initial reports of ownership and reports of changes in ownership with the SEC. Due to the complexity of SEC reporting rules, we undertake to file these reports on behalf of our directors and executive officers and have instituted procedures to assist them with complying with their reporting obligations. Based solely on our review of our records, SEC filings and written representations from our directors and executive officers that no other reports were required to have been filed, we believe that all of our Insiders complied with the Section 16(a) filing requirements on a timely basis during 2015.

RELATED PERSON TRANSACTIONS

        Both our Code of Conduct and Conflict of Interest Policy (our "COI Policy") provide that conflicts of interest should be avoided. Under our Governance Guidelines, directors are expected to comply with the Code and avoid any action, position or interest that conflicts with the interests of our company, or gives the appearance of a conflict. Our COI Policy proscribes any of our officers (including executive officers) or employees, or any of their immediate family members, from directly or indirectly doing business, seeking to do business or owning an interest in an entity that does business or seeks to do business with our company without approval in writing from the Governance Committee. On an annual basis, all employees globally at the level of manager and above are required to complete a compliance certification in which they must (i) disclose, among other things, whether they or any of their immediate family members have a job, contract or other position with an entity that has commercial dealings with our company and (ii) certify their compliance with our COI Policy and Code of Conduct. Non-supervisory professionals in our sales, marketing, customer service and purchasing functions complete this certification in even years, and non-supervisory professionals in our technology, finance, supply chain, technical services, environmental, health and safety, legal and risk functions do so in odd years. All disclosures are reviewed by our compliance department in consultation with the law department and senior management to determine whether the activity has the potential to significantly influence our business. The Governance Committee receives a report from our Chief Compliance Officer on the disclosures elicited during the annual certification process and, in the event that a disclosure potentially gives rise to a conflict of interest, determines whether a conflict of interest exists or whether there is a reasonable likelihood that the activity, transaction or situation would influence the individual's judgment or actions in performing his or her duties for our company. Under our COI Policy, any officer or employee who has a question as to the interpretation of the policy or its application to a specific activity, transaction or situation may submit the question in writing to our Senior Vice President, General Counsel and Secretary for review by the Governance Committee.

        In addition, each of our directors and executive officers annually completes a questionnaire designed to solicit information about any potential related person transactions. Transactions involving directors are reviewed with the Governance Committee by the Senior Vice President, General Counsel and Secretary in connection with the annual assessment of director independence and review of related person transactions. Responses from executive officers are reviewed by the Office of the General Counsel with oversight by the Governance Committee in the event any transactions are identified.

        Senior management reviews internal financial records to identify transactions with security holders known by us from information contained in Schedules 13D or 13G filed with the SEC to be beneficial owners of more than five percent of our common stock to determine whether we have any relationships with the security holders that might constitute related person transactions under Item 404(a) of Regulation S-K. Findings are then discussed with the Governance Committee. During fiscal year 2015, we did not participate in any related person transactions requiring disclosure under Item 404 of Regulation S-K.

        To our knowledge, all related person transactions with any director, executive officer or greater-than-five-percent security holder were subject to review, approval or ratification under our policies and procedures, and there were no situations where the policies and procedures described above were not followed during fiscal year 2015.

Avery Dennison Corporation | 2016 Proxy Statement | 75

MEETING AND VOTING INFORMATION

        This proxy statement is being furnished to stockholders on behalf of our Board to solicit proxies for the Annual Meeting to be held on Thursday, April 28, 2016, at 1:30 p.m. Pacific Time at the Embassy Suites, 800 North Central Avenue, Glendale, California 91203 and at any adjournment or postponement thereof. The items of business to be acted upon at the meeting are set forth in the Notice of Annual Meeting of Stockholders appearing at the beginning of this proxy statement.

        All stockholders are urged to vote by telephone or on the internet by following the instructions on the Notice of Internet Availability of Proxy Materials (the "Notice"). If you have properly requested and received a paper copy of this proxy statement, you may vote your shares by (a) submitting a proxy by telephone or on the Internet by following the instructions on the proxy card or (b) completing, dating and signing the proxy card and promptly returning it in the preaddressed, postage paid envelope provided. Stockholders of record may obtain a copy of this proxy statement without charge by writing to our Corporate Secretary, Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

DELIVERY OF ANNUAL REPORT

        Our 2015 Annual Report to Stockholders will be mailed or made available to all stockholders of record on or before March 11, 2016.

DELIVERY OF PROXY MATERIALS

        We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending the Notice to our stockholders of record. Brokers, banks and other nominees (collectively, "nominees") who hold shares on behalf of beneficial owners (also called "street name" holders) will send a similar notice. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice. Instructions on how to request printed proxy materials by mail, including an option to receive paper copies in the future, may be found in the Notice and on the website referred to in the Notice.

        On or before March 11, 2016, we intend to make this proxy statement available on the Internet and mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to stockholders entitled to vote at the Annual Meeting who have previously requested paper copies on or about March 14, 2016. In addition, stockholders who properly request paper copies of these materials for the first time will be mailed them within three business days of request. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides to you.

HOUSEHOLDING

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and limits the volume of duplicative information received at your household. Householding affects only the delivery of proxy materials; it has no impact on the delivery of dividend checks.

        For certain holders who share a single address, we are sending only one annual report and proxy statement to that address unless we have received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement, or if you receive multiple copies of our annual report or proxy statement and wish to receive a single copy in the future, you may make such request by writing to our Corporate Secretary at Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

        If you are a street name holder and wish to revoke your consent to householding and receive separate copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 800.542.1061 or write to them c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

SHARES ENTITLED TO VOTE

        Stockholders of record as of the close of business on February 29, 2016 are entitled to notice of, and to vote at, the Annual Meeting. Our only class of shares outstanding is common stock and there were 89,324,230 shares of our common stock outstanding on February 29, 2016. A list of stockholders entitled to vote will be available for inspection at the Annual Meeting, as well as starting 10 days before the Annual Meeting during regular business hours at our company headquarters. Each stockholder of record is entitled to one vote for each share of common stock held on the record date.

Avery Dennison Corporation | 2016 Proxy Statement | 76

VOTING YOUR SHARES

        You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. If you hold your shares in street name, you may only vote in person at the meeting if you properly request and receive a legal proxy in your name from the nominee that holds your shares.

        The method of voting by proxy differs depending on whether you are viewing this proxy statement on the Internet or reviewing a paper copy, as follows:

    •
    if you are viewing this proxy statement on the Internet, you may vote your shares by (i) submitting a proxy on the Internet by following the instructions on the website or (ii) requesting a paper copy of the proxy materials and following one of the methods described below; and

    •
    if you are reviewing a paper copy of this proxy statement, you may vote your shares by (i) submitting a proxy by telephone or on the Internet by following the instructions on the proxy card or (ii) completing, dating and signing the proxy card included with the proxy statement and returning it in the preaddressed, postage paid envelope provided.

        We encourage you to vote by telephone or on the Internet since these methods immediately record your votes and allow you to confirm that your votes have been properly recorded. Telephone and Internet voting facilities close at 11:59 p.m. Eastern Time on April 27, 2016.

SHARES HELD IN OUR DIRECT SHARE PURCHASE AND SALE PROGRAM

        If you are a participant in our Direct Share Purchase and Sale Program, your shares acquired through the program may be voted by following the procedures described above.

SHARES HELD IN OUR EMPLOYEE SAVINGS PLAN

        If you are a participant in our Employee Savings (401(k)) Plan, your vote will serve as a voting instruction to Fidelity Management Trust Company, the trustee of the plan, on how to vote the shares you hold through the plan. Your voting instructions must be received by the trustee by 11:59 p.m. Eastern Time on April 25, 2016 for them to be followed.

        If your instructions are not timely received, the trustee will vote your shares in the same proportion as the shares voted by participants in the plan who timely furnish instructions. Shares of our common stock that have not been allocated to participant accounts will also be voted by the trustee in the same proportion as the shares voted by participants in the plan who timely furnish instructions.

REVOKING YOUR PROXY OR CHANGING YOUR VOTE

        A stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is acted upon at the Annual Meeting by (i) submitting another proxy by telephone or on the Internet (only your last voting instructions will be counted); (ii) sending a later dated paper proxy; (iii) delivering to our Corporate Secretary a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iv) voting in person at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy.

        If your shares are held in street name, you may change your vote by submitting new voting instructions to your nominee. You must contact your nominee to find out how you can change your vote. Shares held in our Employee Savings Plan cannot be changed or revoked after 11:59 p.m. Eastern Time on April 25, 2016, nor can they be voted in person at the Annual Meeting.

CONFIDENTIALITY OF YOUR VOTE

        Except in contested proxy solicitations, when required by law or as expressly authorized by you (such as by making a written comment on your proxy card, in which case the comment, but not your vote, will be shared with our company), your vote or voting instruction, irrespective of method of submission, is confidential and will not be disclosed to any other person other than the broker, trustee, agent or other person tabulating your vote. None of our directors, officers or employees will be able to learn how individual stockholders voted.

Avery Dennison Corporation | 2016 Proxy Statement | 77

QUORUM AND VOTES REQUIRED

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc., the independent agent appointed as inspector of election by our Board. The inspector of election will also determine whether or not a quorum is present. At the Annual Meeting, shares represented by proxies that reflect abstentions or "broker non-votes" (which are shares held by a nominee that are represented at the meeting, but with respect to which the nominee neither has non-discretionary authority to vote nor has been given actual authority to vote on a particular item) will be counted as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. All of the items scheduled to be considered at the Annual Meeting are "non-routine" under the rules of the NYSE, except for Item 3, ratification of the appointment of our independent registered public accounting firm. Nominees are prohibited from voting on non-routine items in the absence of instructions from the beneficial owners of the shares; as a result, if you hold your shares in street name and do not submit voting instructions to your nominee, your shares will not be voted on Item 1, election of directors; and Item 2, approval, on an advisory basis, of our executive compensation. We urge you to promptly provide voting instructions to your nominee so that your vote is counted.

        The vote required to approve each of the Items, as well as the impact of abstentions and broker non-votes, is summarized in the chart below.

	ITEM	VOTE REQUIRED	IMPACT OF ABSTENTIONS	IMPACT OF BROKER NON-VOTES
1.	Election of directors	Votes FOR a nominee must exceed votes AGAINST that nominee	Not counted as votes cast; no impact on outcome	Not counted as votes cast; no impact on outcome
2.	Advisory vote to approve executive compensation	Majority of shares represented and entitled to vote	Negative impact on outcome	Not counted as represented and entitled to vote; no impact on outcome
3.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2016	Majority of shares represented and entitled to vote	Negative impact on outcome	Not applicable

VOTING ON ADDITIONAL BUSINESS

        As of the date of this proxy statement, we know of no other business to be presented for consideration at the meeting. However, if any other business properly comes before the meeting, votes will be cast in respect of any such other business in accordance with the best judgment of the persons acting pursuant to the proxies.

VOTE RESULTS

        We intend to announce preliminary voting results at the conclusion of the Annual Meeting. We expect to report final voting results in a Current Report on Form 8-K filed with the SEC on or before May 4, 2016.

PROXY SOLICITATION

        We will bear all costs related to this solicitation of proxies. We have retained D. F. King & Co., Inc. to assist in soliciting proxies for a fee of $12,000, plus reimbursement of out-of-pocket expenses incident to the preparation and mailing of our proxy materials. Some of our employees may solicit proxies in person, by telephone or by email; these employees will not receive any additional compensation for their proxy solicitation efforts. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding our proxy materials to beneficial stockholders. You can help reduce these costs by electing to access proxy materials electronically.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

        Instead of receiving paper copies of proxy statements and annual reports by mail in the future, you can elect to receive an email message that will provide a link to these documents on the Internet. By opting to access proxy materials via the Internet, you will be able to access them more quickly, save us the cost of printing and mailing them to you, reduce the amount of mail you receive from us, and help us preserve environmental resources.

Avery Dennison Corporation | 2016 Proxy Statement | 78

        You may enroll to access proxy materials and annual reports electronically for future Annual Meetings by registering online at the following website: https://enroll.icsdelivery.com/avy. If you vote on the Internet, simply follow the prompts on the voting website to link to the electronic enrollment website.

TIME AND LOCATION OF ANNUAL MEETING

        The Annual Meeting will take place at 1:30 p.m. Pacific Time on April 28, 2016 at the Embassy Suites, 800 North Central Avenue, Glendale, California 91203.

ANNUAL MEETING PROCEDURES

ADMISSION

        If you attend the Annual Meeting, you will be asked to present personal photo identification. If you are a stockholder of record, you may bring the top half of your proxy card or your Notice to serve as your admission ticket. If you hold your shares in street name, you will be required to present proof of ownership to be admitted into the meeting. Acceptable documentation includes your Notice, a recent brokerage statement or a letter from your nominee evidencing your beneficial ownership of shares of our common stock as of February 29, 2016. If you would like to secure admission in advance, you may send a written request with proof of ownership to our Corporate Secretary at Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203.

        Stockholders will be admitted into the Annual Meeting beginning at 1:00 p.m. Pacific Time and seating will be on a first-come basis. For safety and security reasons, cameras, recording equipment, computers, or large bags, briefcases or other packages will not be permitted into the meeting.

CONDUCT PROCEDURES

        Our Chairman will conduct the Annual Meeting in an orderly and timely manner in accordance with our Bylaws and Delaware law. To assist the Chairman in fulfilling his responsibilities, we have established rules for stockholders wishing to address the meeting, which will be available at the meeting. Only stockholders as of the record date or their properly-appointed proxies may address the meeting, and they may do so only after recognized by our Chairman, who may limit the length of discussion on any particular matter.

        As a result of time constraints and other considerations, we cannot assure you that every stockholder wishing to address the meeting will have the opportunity to do so. However, all stockholders are invited to direct inquiries or comments regarding business matters to our Investor Relations team by email to investorcom@averydennison.com or by mail to Avery Dennison Corporation, 207 Goode Avenue, Glendale, California 91203. In addition, stockholders wishing to address matters to our Board or any of its members may do so as described under Contacting Our Board in the Our Board of Directors section of this proxy statement.

SUBMISSION OF STOCKHOLDER ITEMS FOR 2017 ANNUAL MEETING

        For potential consideration at the 2017 Annual Meeting, stockholder items must be received at our principal executive offices on or before November 9, 2016. Our Bylaws generally provide that stockholders wishing to nominate persons for election to our Board or bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary in writing 90 to 120 days prior to the first anniversary of the preceding year's annual meeting (with respect to the 2017 Annual Meeting, no earlier than December 29, 2016 and no later than January 28, 2017).

Avery Dennison Corporation | 2016 Proxy Statement | 79

        The notice must include, among other things, the following information:

    •
    as to each person whom the stockholder proposes to nominate for election or re-election as a director:

    •
    all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14 under the Exchange Act;

    •
    the person's written consent to be named in our proxy statement as a nominee and to serve as a director if elected; and

    •
    a description of any material relationships between the stockholder (and its associates and affiliates) and the nominee (and its associates and affiliates), as more particularly set forth in our Bylaws;

    •
    as to any other item of business the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business at the meeting and any material interest the stockholder has in the business being proposed; and

    •
    the stockholder's name and address, and class and number of shares owned beneficially and as of record, as well as information relating to the stockholder's security ownership in our company, as described in greater detail in Article II, Section 14 of our Bylaws, a copy of which is available on our website at www.averydennison.com/bylaws.

        We will not permit stockholder items that do not fully comply with the notice requirements contained in our Bylaws to be brought before the 2017 Annual Meeting.

Avery Dennison Corporation | 2016 Proxy Statement | 80

APPENDIX A RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP

ORGANIC SALES CHANGE

($ in millions)	2011	2012	2013	2014	2015	2-YR CAGR(1)	4-YR CAGR(1)

Net sales	$5,844.9	$5,863.5	$6,140.0	$6,330.3	$5,966.9
Organic sales change		3.8%	4.8%	3.1%	4.6%	3.8%	4.1%
Foreign currency translation		(3.4)%	0.1%	(1.1)%	(8.6)%
Impact of extra week				1.2%	(1.2)%
Product line divestiture		(0.1)%	(0.1)%		(0.6)%

Reported sales change(2)		0.3%	4.7%	3.1%	(5.7)%
(1)
Compound Annual Growth Rate
(2)
Totals may not sum due to rounding and other factors

ADJUSTED EARNINGS PER SHARE (EPS)

	2011	2012	2013	2014	2015	4-YR CAGR(1)	2015 Growth

As reported net income per common share from continuing operations, assuming dilution	$1.34	$1.54	$2.41	$2.58	$2.95
Adjustments(2)	(0.01)	(0.02)	0.03	0.04	—

Previously reported net income per common share from continuing operations, assuming dilution	$1.33	$1.52	$2.44	$2.62	$2.95		12.6%
Non-GAAP adjustments per common share, net of tax:
Restructuring costs and other items	$0.32	$0.44	$0.24	$0.49	$0.49

Adjusted non-GAAP net income per common share from continuing operations, assuming dilution	$1.65	$1.96	$2.68	$3.11	$3.44	20.2%	10.6%
(1)
Compound Annual Growth Rate
(2)
Certain prior period amounts have been revised to reflect the impact of adjustments made in the third quarter of 2015 to certain of our benefit plan balances and to correct the timing of previously recorded out-of-period adjustments.

FREE CASH FLOW

($ in millions)	2012	2013(1)	2014(1)	2015	4-YR Average

Net cash provided by operating activities	$513.4	$319.6	$354.9	$473.7
Purchases of property, plant and equipment	(99.2)	(129.2)	(147.9)	(135.8)
Purchases of software and other deferred charges	(59.1)	(52.2)	(27.1)	(15.7)
Proceeds from sales of property, plant and equipment	4.2	38.7	4.3	7.6
(Purchases) sales of investments, net	(6.7)	0.1	0.3	(0.5)
Plus: Charitable contributions to Avery Dennison Foundation utilizing proceeds from divestitures	—	10.0	—	—
Plus: Discretionary contributions to pension plans utilizing proceeds from divestitures	—	50.1	—	—
Plus (minus): Divestiture-related payments and free cash outflow (inflow) from discontinued operations	(49.7)	92.7	0.2	0.1

Free Cash Flow from Continuing Operations	$302.9	$329.8	$184.7	$329.4	$286.7
(1)
2013 and 2014 amounts have been reduced due to our reclassification of certain liquid short-term bank drafts with maturities greater than 90 days to other current assets.
Avery Dennison Corporation | 2016 Proxy Statement | A-1

RETURN ON TOTAL CAPITAL (ROTC)

($ in millions)	2013	2014	2015

As reported net income from continuing operations	$241.7	$247.3	$274.4
Adjustments(1)	2.6	3.8	(0.6)

Previously reported income from continuing operations	$244.3	$251.1	$273.8
Interest expense, net of tax benefit(1)	39.6	43.6	40.6
Effective tax rate(1)	32.8%	31.1%	32.9%
Previously reported net operating income after taxes from continuing operations	$283.9	$294.7	$314.4
Total debt	$1,021.5	$1,144.4	$1,058.9
Shareholders' equity(1)	$1,468.1	$1,047.7	$965.7

Return on Total Capital (ROTC)	10.8%	12.6%	14.9%
(1)
Certain prior period amounts have been revised to reflect the impact of adjustments made in the third quarter of 2015 to certain of our benefit plan balances and to correct the timing of previously recorded out-of-period adjustments. Interest expense, net of tax benefit, excludes the effect of these adjustments.

ADJUSTED EARNINGS BEFORE INTEREST AND TAXES (EBIT)

($ in millions)	2013	2014	2015

As reported income from continuing operations before taxes	$366.0	$360.8	$408.9
Adjustments(1)	(2.9)	3.6	(1.0)

Previously reported income from continuing operations before taxes	$363.1	$364.4	$407.9
Adjustments:
Non-cash restructuring costs	9.6	10.7	6.4
Other items(2)	(3.7)	2.1	8.8
Interest expense(1)	59.0	63.3	60.5

Adjusted operating income before interest expense, taxes, non-cash restructuring costs and other items	$428.0	$440.5	$483.6
(1)
Certain prior period amounts have been revised to reflect the impact of adjustments made in the third quarter of 2015 to certain of our benefit plan balances and to correct the timing of previously recorded out-of-period adjustments.
(2)
Includes loss on sale of product line and related exit costs, indefinite-lived intangible asset impairment charge, net loss from curtailment and settlement of pension obligations, charitable contribution to Avery Dennison Foundation, legal settlements, certain transaction costs, and gains on sales of assets.
Avery Dennison Corporation | 2016 Proxy Statement | A-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AVERY DENNISON CORPORATION C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M99693-P72740 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AVERY DENNISON CORPORATION The Board of Directors recommends you vote FOR the following nominees: For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1. Election of Directors ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Approval, on an advisory basis, of our executive compensation. 1a. Bradley Alford 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016. 1b. Anthony Anderson 1c. Peter Barker NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1d. Mitchell Butier 1e. Ken Hicks 1f. David Pyott 1g. Dean Scarborough 1h. Patrick Siewert 1i. Julia Stewart 1j. Martha Sullivan ! For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting. ! Yes ! No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M99694-P72740 AVERY DENNISON CORPORATION ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2016 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Susan Miller and Vikas Arora, or each of them, with full power of substitution, proxies for the undersigned to act and vote at the 2016 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment or postponement thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned, including those held under the Company's Direct Share Purchase and Sale Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company's Employee Savings Plan. IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3. Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, Fidelity Management Trust Company, as Trustee of the Avery Dennison Corporation Employee Savings Plan, will vote shares of Company stock for which timely instructions are not received and shares of Company stock that have not been allocated to the account of any participant in the same proportion in which allocated shares of Company stock are voted by participants who timely furnish voting instructions. The card must be received no later than 5:00 p.m. Eastern Time on April 25, 2016, and telephone and Internet votes must be completed by 11:59 p.m. on the same day. Your voting instructions are confidential and may not be revealed to anyone, except as required by law. (If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address change/comments: